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WHITTIER ENERGY CORPORATION CONSOLIDATED FINANCIAL STATEMENTS TABLE OF CONTENTS
WHITTIER ENERGY CORPORATION FINANCIAL STATEMENTS OF ASSETS ACQUIRED TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on November 22, 2004

Registration Statement No. 333-119048

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Whittier Energy Corporation
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	20-0539412 (I.R.S. Employer Identification No.)

Whittier Energy Corporation
333 Clay Street
Suite 1100
Houston, Texas 77002
(713) 850-1880
(Name, address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)
Bryce W. Rhodes
President and Chief Executive Officer
333 Clay Street, Suite 1100
Houston, Texas 77002
(713) 850-1880
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Dallas Parker, Esq.
Thompson & Knight LLP
333 Clay Street
Suite 3300
Houston, Texas 77002
(713) 654-8111

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, $.001 par value	1,896,992	$1.70(1)	$3,224,886	$408.60

Common stock, $.001 par value, issuable upon exercise of Warrants(2)	1,529,813	$2.50(2)	$3,824,533	$484.57

Common stock, $.001 par value, issuable upon conversion of Convertible Note(3)	893,665	$2.00(3)	$1,787,330	$226.45

Total	4,320,470	—	$8,836,749	$1,119.62

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the bid and asked price as reported on the Over-the-Counter Bulletin Board on September 10, 2004, which was $1.70 per share.

(2)
Represents shares of our common stock issuable upon the exercise of warrants, which entitle warrant holders to purchase shares of our common stock at an exercise price of $2.50 per share.

(3)
Represents shares of our common stock issuable upon the conversion of an unsecured convertible promissory note, which entitles the holder of the note to convert the $1,787,330 principal amount of the note into shares of our common stock at a conversion price of $2.00 per share.

In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

Whittier hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Whittier shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2004

Whittier Energy Corporation

4,320,470 SHARES OF
COMMON STOCK

        This prospectus relates to the sale by the selling stockholders of up to 4,320,470 shares of our common stock, including up to 1,529,813 shares issuable upon the exercise of common stock purchase warrants at an exercise price of $2.50 per share and 893,665 shares issuable upon the conversion of a $1,787,330 subordinated promissory note at a conversion price of $2.00 per share. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock that they are offering. We will pay the expenses of registering these shares.

        Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "WHIT.OB". The last reported sales price per share of our common stock as reported on the OTC Bulletin Board on November 19, 2004 was $1.80.

        INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this preliminary prospectus is November 22, 2004.

        The information in this prospectus is not complete and may be changed. This prospectus is included in the Registration Statement that was filed by Whittier Energy Corporation with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

        The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. All references to "we," "our," "ours," and "us," or "Whittier" in this prospectus are to Whittier Energy Corporation and its subsidiaries, unless otherwise indicated.

Our Company

        Whittier is an independent oil and gas exploration and production company primarily engaged in the acquisition, exploration and development of oil and gas properties in the continental United States. Our assets consist primarily of operated and non-operated working interests, royalty interests, partnership interests, and mineral acreage in various oil and gas properties, principally located in Texas, Louisiana, Oklahoma, and California. Our business strategy is to achieve continuous growth using a portfolio investment approach to our capital spending—the majority to acquire lower risk proved oil and gas properties and the remainder on moderate risk exploration and development drilling opportunities.

        Our principal executive offices are located at 333 Clay Street, Suite 1100, Houston, Texas 77002 and our telephone number is (713) 850-1880. We are a Nevada corporation.

The Offering

Common stock offered by selling stockholders	Up to 4,320,470 shares, including up to 1,529,813 shares issuable upon the exercise of common stock purchase warrants and 893,665 shares issuable upon the conversion of a subordinated promissory note, assuming full exercise or conversion of those instruments. This number represents 31% of the total number of shares of common stock to be outstanding following this offering assuming the exercise of all derivative securities for common stock.
Common stock to be outstanding after the offering
Up to 13,946,880 shares, consisting of 11,523,402 shares of common stock outstanding as of November 19, 2004, and assuming the subsequent issuance of 1,529,813 shares of common stock upon the exercise of warrants to acquire our common stock at an exercise price of $2.50 per share and issuance of 893,665 shares of common stock upon the conversion of a subordinated promissory note payable in the amount of $1,787,330 at a conversion price of $2.00 per share.
Use of Proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the exercise price of any common stock we sell to a selling stockholder upon exercise of the warrants. In addition, the conversion of all or part of the subordinated promissory note by its holder will reduce our overall long-term debt obligation. We expect to use the proceeds received from the exercise of their warrants, if any, for general working capital purposes.
OTC Bulletin Board symbol for our common stock	WHIT.OB

RISK FACTORS

        This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occurs, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related to Our Business and Industry

Estimates of oil and gas reserves depend on many assumptions that may be inaccurate. Any material inaccuracies could adversely affect the quantity and value of our oil and gas reserves.

        The proved oil and gas reserve data relating to our properties are only estimates. These estimates are based on reports prepared by independent petroleum engineers. The estimates were calculated using oil and gas prices in effect on the date indicated in the reports. Any significant price changes will have a material effect on the quantity and present value of our reserves.

        Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows depend upon a number of variable factors and assumptions, including:

  •
  historical production from the area compared with production from other analogous producing properties;

  •
  the assumed effects of regulations by governmental agencies;

  •
  assumptions concerning future oil and gas prices; and

  •
  assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

        Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

  •
  the quantities of oil and gas that are ultimately recovered;

  •
  the timing of the recovery of oil and gas reserves;

  •
  the production and operating costs incurred; and

  •
  the amount and timing of future development expenditures.

        Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

        The estimated discounted future net revenues included in this document should not be considered as the market value of the reserves attributable to our properties. As required by the U.S. Securities and Exchange Commission ("SEC"), the estimated discounted future net revenues from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net revenues will also be affected by factors such as:

  •
  the amount and timing of actual production;

  •
  supply and demand for oil and gas; and

  •
  changes in governmental regulations or taxation.

        In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net revenues for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.

If we are unable to replace the reserves that we have produced, our reserves and revenues will decline.

        Our future success depends on our ability to find, develop and acquire additional oil and gas reserves that are economically recoverable which, in itself, is dependent on oil and gas prices. Without continued successful exploitation, acquisition or exploration activities, our reserves and revenues will decline as a result of its current reserves being depleted by production. We may not be able to find or acquire additional reserves at acceptable costs.

Failure to attract and retain qualified management could limit Whittier's growth and negatively impact its operations.

        Successfully implementing our strategies will depend, in part, on our management team. Our exploitation success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced engineers, geoscientists and other professionals. Competition for experienced professionals is extremely intense. If we cannot attract or retain experienced technical personnel, our ability to compete could be harmed.

Our acquisition strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquisitions or realize anticipated benefits of those acquisitions.

        Our growth strategy includes acquiring oil and gas properties and businesses. We may not be able to identify suitable acquisition opportunities or successfully finance and complete identified acquisition opportunities. Furthermore, acquisitions involve a number of risks and challenges, including:

  •
  diversion of management's attention;

  •
  the need to integrate acquired operations;

  •
  potential loss of key employees of the acquired companies;

  •
  potential lack of operating experience in a geographic market of the acquired business; and

  •
  an increase in our expenses and working capital requirements.

        Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from our acquired businesses or assets, or realize other anticipated benefits of those acquisitions.

We may not be successful in acquiring, exploiting, developing or exploring for oil and gas properties.

        The successful acquisition, exploitation, development or exploration for oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities, and other factors. These assessments are necessarily inexact. As a result, we may not recover the purchase price of a property from the sale of production from the property, or may not recognize an acceptable return from properties we acquire. In addition, our exploitation and development operations may not result in any enhancement in reserves. Our operations may be curtailed, delayed or canceled as a result of:

  •
  inadequate capital or other factors, such as title problems;

  •
  weather;

  •
  compliance with governmental regulations or price controls;

  •
  mechanical difficulties; or

  •
  shortages or delays in the delivery of equipment.

        In addition, exploitation and development costs may greatly exceed initial estimates. In that case, we would be required to make unanticipated expenditures of additional funds to develop these projects, which could materially adversely affect our business, financial condition and results of operations.

Volatile oil and gas prices could adversely affect our financial condition and results of operations.

        Our future success is largely dependent on oil and gas prices, which are extremely volatile. Any substantial or extended decline in the price of oil and gas below current levels will have a material adverse effect on our business operations and future revenues. Moreover, oil and gas prices depend on factors that we cannot control, such as:

  •
  supply and demand for oil and gas and expectations regarding supply and demand;

  •
  weather;

  •
  actions by the Organization of Petroleum Exporting Countries, or OPEC;

  •
  political conditions in other oil-producing and gas-producing countries including the possibility of insurgency or war in such areas;

  •
  general economic conditions in the United States and worldwide; and

  •
  governmental regulations.

        With respect to our business, prices of oil and gas will affect:

  •
  our revenues, cash flows and earnings;

  •
  our ability to attract capital to finance its operations and the cost of such capital;

  •
  the amount that we are allowed to borrow; and

  •
  the value of our oil and gas properties.

Any prolonged, substantial reduction in the demand for oil and gas, or distribution problems in meeting this demand, could adversely affect our business.

        Our success is materially dependent upon the demand for oil and gas. The availability of a ready market for our oil and gas production depends on a number of factors beyond our control, including the demand for and supply of oil and gas, the availability of alternative energy sources, the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. If there is no market for the oil and gas that we produce, we will be unable to sell it. We may also have to shut-in some of our wells temporarily due to a lack of market or adverse weather conditions, including hurricanes. If the demand for oil and gas diminishes, our financial results would be negatively impacted.

        In addition, there are limited methods of transportation for our production. Substantially all of our oil and gas production is transported by pipelines, trucks and barges owned by third parties. The inability or unwillingness of these parties to provide transportation services to Whittier for a reasonable fee could result in management having to find transportation alternatives, increased transportation costs or involuntary curtailment of a significant portion of its oil and gas production, any of which could have a negative impact on our results of operation and cash flows.

We have hedged a portion of our production, which may prevent us from receiving the full benefit of increases in commodity prices for oil and gas or require us to make cash payments to settle future hedge liabilities.

        We have hedged a portion of our production to reduce our exposure to oil and gas price volatility, as well as to achieve more predictable cash flows from our oil and gas properties. Hedging will prevent us from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge agreement. In a typical hedge transaction, we have the right to receive from the hedge counterparty the excess of the fixed price specified in the hedge agreement over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we must pay the counterparty this difference multiplied by the quantity hedged even if we had insufficient production to cover the quantities specified in the hedge agreement. Accordingly, if we have less production than we have hedged when the floating price exceeds the fixed price, we must make payments against which there are no offsetting sales of production. If these payments become too large, the remainder of our business may be adversely affected.

The United States' activities in Iraq, recent terrorist activities and the potential for other global events could adversely affect our business.

        The United States is currently leading reconstruction efforts in Iraq. Additionally, on September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope, and the United States and other countries instituted military action in response. These conditions have caused instability in the world financial markets and may generate global economic instability. The continued threat of terrorism and the impact of military or other action have led to and will likely lead to increased volatility in prices for oil and gas and could affect the markets for our operations. Further, the United States government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. As a result such a terrorist attack or of terrorist activities in general, the ability to obtain insurance coverages and other coverages and endorsements at prices that we consider reasonable may not be made available. These developments have subjected our operations to increased risk and, depending on their ultimate magnitude, could have a material adverse affect on our business.

Operating hazards, natural disasters or other interruptions of our operations could result in potential liabilities, which may not be fully covered by insurance.

        The oil and gas business involves certain operating hazards such as:

  •
  well blowouts;

  •
  cratering;

  •
  explosions;

  •
  uncontrollable flows of oil, gas or well fluids;

  •
  fires;

  •
  pollution; and

  •
  releases of toxic gas.

        Any of these operating hazards could cause serious injuries, fatalities or property damage, which could expose Whittier to liabilities. The payment of any of these liabilities could reduce, or even eliminate, the funds available for exploration, development, and acquisition, or could result in a loss of our properties.

        We maintain insurance against many potential losses and liabilities arising from our operations in accordance with customary industry practices and in amounts that we believe to be prudent. However, our insurance does not protect us against all operational risks. The insurance market in general and the energy insurance market in particular has been a difficult market over the past several years. Insurance costs are expected to continue to increase over the next few years and we may decrease coverage and retain more risk to mitigate future cost increases. If we incur substantial liability and the damages are not covered by insurance or are in excess of policy limits, or if we incur liability at a time when we are not able to obtain liability insurance, then our business, results of operations and financial condition could be materially adversely affected.

We may incur increased costs as a result of recently enacted and proposed changes in laws and regulations.

        We are a public company subject to the rules and regulations of the SEC. Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC, could result in increased costs to us as we evaluate the implications of these new rules and respond to their requirements. The new rules could make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs.

We are subject to complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

        Our operations are subject to numerous laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

  •
  require that we acquire permits before commencing drilling;

  •
  restrict the substances that can be released into the environment in connection with drilling and production activities;

  •
  limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas; or

  •
  require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells.

        Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. These laws and regulations have been changed frequently in the past. In general, these changes have imposed more stringent requirements that increase operating costs or require capital expenditures in order to remain in compliance. It is also possible that unanticipated developments could cause us to make environmental expenditures that are significantly different from those we currently expect. Existing laws and regulations could be changed, and any changes could have an adverse effect on our business.

Environmental liabilities could adversely affect our financial condition.

        The oil and gas business is subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of petroleum products and hazardous substances, and historic disposal activities. These environmental hazards could expose us to material liabilities for property damages, personal injuries or other environmental harm, including costs of investigating and remediating contaminated properties. In addition, we also may be liable for environmental damages caused by the previous owners or operators of properties that we have purchased or are currently operating. A variety of stringent federal, state and local laws and regulations govern the environmental aspects of our business and impose strict requirements for, among other things:

  •
  well drilling or workover, operation and abandonment;

  •
  waste management;

  •
  land reclamation;

  •
  financial assurance under the Oil Pollution Act of 1990; and

  •
  controlling air, water and waste emissions.

        Any noncompliance with these laws and regulations could subject us to material administrative, civil or criminal penalties or other liabilities. Additionally, our compliance with these laws may, from time to time, result in increased costs to our operations or decreased production, and may affect our costs of acquisitions.

        In addition, environmental laws may, in the future, cause a decrease in our production or cause an increase in its costs of production, development or exploration. Pollution and similar environmental risks generally are not fully insurable.

Risks Related to Our Common Stock

There is no significant market float for our common stock.

        Our common stock is not eligible for trading on any national or regional securities exchange or the Nasdaq Stock Market. Furthermore, only a relatively small percentage of our outstanding shares of common stock currently are eligible for trading on the OTC Bulletin Board. The Bulletin Board tends to be substantially more illiquid than national securities exchanges or the Nasdaq Stock Market. There is not a substantial active trading market for our common stock. We are not certain that a more active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

        Prior to the effective date of this registration statement, approximately 1,300,000 shares of our common stock were eligible for sale in the public market. This represents approximately 11% of our outstanding shares of common stock. After the effective date of this registration statement, up to approximately 5,600,000 shares of our common stock will be eligible for resale in the public market. Sales of a significant number of shares of our common stock in the public market could result in a decline in the market price of our common stock, particularly in light of the illiquidity and low trading volume in our common stock.

Our directors, executive officers and principal stockholders own a significant percentage of our shares, which will limit your ability to influence corporate matters.

        Our directors, executive officers and other principal stockholders owned approximately 79% of our outstanding common stock as of November 19, 2004. Accordingly, these stockholders could have a significant influence over the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders.

The trading price of our common stock may be volatile.

        The trading price of our common stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth herein, as well as our operating results, financial condition, general conditions in the oil and gas exploration and development industry, market demand for our common stock, and various other events or factors both in and out of our control. In addition, the sale of our common stock into the public market upon the effectiveness of this registration statement could put downward pressure on the trading price of our common stock. In recent years broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

Applicable SEC rules governing the trading of "penny stocks" limit the liquidity of our common stock, which may affect the trading price of our common stock.

        Our common stock currently trades on the OTC Bulletin Board. Since our common stock continues to trade well below $5.00 per share, our common stock is considered a "penny stock" and is subject to SEC rules and regulations that impose limitations upon the manner in which our shares can be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination for the purchaser and receive the written purchaser's agreement to a transaction prior to purchase. These regulations have the effect of limiting the trading activity of our common stock and reducing the liquidity of an investment in our common stock.

Our stockholders may experience dilution of their ownership interests in Whittier upon the future issuance of additional shares of our common stock.

        We have options, warrants and a convertible promissory note currently outstanding. Exercise of these options and warrants, and conversion of the convertible promissory note will cause dilution to existing and new stockholders. As of November 19, 2004, we have options and warrants to purchase approximately 2,600,000 shares of our common stock outstanding in addition to a convertible promissory note in the principal amount of $1,787,330, which is convertible into approximately 893,665 shares of our common stock. The exercise of our options and warrants, and the conversion of the convertible promissory note, will cause additional shares of common stock to be issued, resulting in dilution to investors and our existing stockholders.

        We may in the future issue additional securities, which would result in the dilution of the ownership interests of our stockholders. We are currently authorized to issue a total of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock with such designations, preferences and rights as determined by our board of directors. As of November 19, 2004, we have outstanding 11,523,402 shares of common stock and no shares of preferred stock. Issuance of additional shares of common stock may substantially dilute the ownership interests of our existing stockholders. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional securities in connection with the hiring of personnel, future acquisitions, future public or private offerings of our securities for capital raising purposes, or for other business purposes. Any such transactions will further dilute the interests of our existing holders.

We do not intend to pay dividends in the foreseeable future.

        We have not paid a dividend on our common stock within the last two fiscal years or in the current interim period. We intend to retain earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

        Statements that are not historical facts included in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ from projected results. All statements other than statements of historical facts included in this prospectus that address activities, events or developments that Whittier expects or anticipates will or may occur in the future, including such things as estimated future net revenues from oil and gas reserves and the present value thereof, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Whittier's business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Whittier in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Whittier's expectations and predictions is subject to a number of risks and uncertainties, general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Whittier; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Whittier. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Whittier will be realized, or even if realized, that they will have the expected consequences to or effects on Whittier, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward looking statements, whether as a result of new information, future results or otherwise.

USE OF PROCEEDS

        This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we could receive up to $3,824,533 upon exercise of warrants and reduce our outstanding long-term debt by up to $1,787,330 from the conversion of a subordinated convertible promissory note issued in connection with the acquisition of certain oil and gas properties held by Texas Independent Exploration Limited. The warrants expire in June 2007 and the convertible note has a final maturity date of June 17, 2010. We expect to use the proceeds received from any exercise of the warrants for general working capital purposes.

BUSINESS

Description of Business

        Whittier is an independent oil and gas exploration and production company primarily engaged in the acquisition, exploration and development of oil and gas properties in the continental United States. Our assets consist of operated and non-operated working interests, royalty interests, partnership interests, and mineral acreage in various oil and gas properties, principally located in Texas, Louisiana, Oklahoma, and California, with additional property interests in Colorado, Utah, New Mexico, Wyoming, and Pennsylvania. As of the date of this prospectus, Whittier has three wholly owned subsidiaries: Whittier Energy Company ("WEC"), a Nevada corporation; Whittier Operating, Inc. ("Whittier Operating"), a Texas corporation; and Olympic Resources (Arizona) Ltd. ("Olympic Arizona"), an Arizona corporation.

Our Formation

        Whittier was originally incorporated in the Province of British Columbia, Canada, in 1986, under the name Global Data Systems Corp. Global Data Systems was later renamed Comtron Enterprises Inc. in November 1989. In October 1993, Comtron Enterprises changed its name to Olympic Resources Ltd. ("Olympic"). Olympic divested of most of its Canadian assets in 2000 and began focusing its attention on gas producing properties in the United States.

        Olympic reincorporated into the State of Wyoming from the Province of British Columbia on January 8, 2003. Our reincorporation into the United States was driven by the fact our principal business activities were and continue to be carried on in the continental United States, and because re-incorporation as a U.S. company would make available certain U.S. federal tax benefits in the event Olympic chose to enter into a future business combination or merger with another domestic corporation. No such reorganization was proposed at the time of the reincorporation, however.

        On September 10, 2003, Olympic's wholly owned subsidiary, WEC Acquisition, Inc., a Wyoming corporation, merged into WEC with WEC surviving the merger to replace WEC Acquisition as a wholly owned subsidiary of Olympic. In exchange for their WEC common stock, the WEC shareholders received shares of Olympic's voting common stock and non-voting Series A Convertible Preferred Stock. The business combination triggered a change in control of Olympic and resulted in a significant change in Olympic's management.

        At the time of the merger, WEC and Olympic were both engaged the exploration, acquisition and development of oil and gas properties located in the continental United States. The primary purpose for this merger was to improve the combined entity's access to capital markets and to acquire and develop oil and gas properties in the future, both of which we believe are necessary for long-term growth and enhancement of stockholder value.

        In December 2003, Olympic's stockholders approved a one-for-ten reverse stock split of Olympic's outstanding common stock and the merger of Olympic into a newly formed, wholly owned subsidiary, Whittier Energy Corporation, a Nevada corporation. On December 31, 2003, Olympic effected the one-for-ten reverse split of its common stock and consummated the merger of Olympic with and into Whittier Energy Corporation. As a result of the reverse split, the outstanding Series A Preferred Stock automatically converted into shares of the Whittier's split-adjusted common stock and WEC's former shareholders owned approximately 85% of the Whittier's outstanding voting common stock. As of the date of this prospectus, WEC's former shareholders now own approximately 79% of Whittier's outstanding common stock.

Business Strategy

        Our business strategy is focused on the following:

  •
  Pursuit of Strategic Acquisitions.  We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects. We seek to acquire operational control of properties that we believe have significant exploitation and exploration potential. We are especially focused on increasing our holdings in fields and basins in which we already own an interest. We have historically expended between 70%—80% of available capital on the acquisition of producing oil and gas properties.

  •
  Participation in Development, Exploitation, and Exploration Activities.  We continually review development, exploitation and exploration opportunities generated by industry partners. We have historically expended up to 30% of our available capital on these opportunities.

  •
  Further Development of Existing Properties.  We intend to further develop our properties that have proved reserves, as well as exploration opportunities. We seek to add proved reserves and increase production through detailed technical analysis of our properties, by drilling in-fill locations, selectively recompleting existing wells, and identifying and drilling low to medium risk exploration prospects. We also plan to drill step-out wells to expand known field limits where applicable. We intend to enhance the efficiency and quality control of these value-added activities by operating the majority of our properties with development potential.

  •
  Rationalization of Property Portfolio.  We intend to actively pursue opportunities to reduce and control operating costs of our existing properties and properties we may acquire in the future through the consolidation of overlapping operations and the sale of marginal properties.

  •
  Maintenance of Financial Flexibility.  We believe our base of internally generated cash flow and other financial resources, including our existing credit facility and the potential proceeds from the exercise of outstanding warrants, will provide us with the financial flexibility to pursue additional acquisitions of producing properties, develop project inventory, and participate in outside and internally generated exploration projects.

Marketing

        We have marketed the natural gas and oil produced from our properties through typical channels for these products. We generally sell our oil at local field prices paid by the principal purchasers of the oil produced. The majority of our natural gas production is sold at current market rates. Both natural gas and oil are purchased by marketing companies, pipelines, major oil companies, public utilities, industrial customers and other users and processors of petroleum products. We are not confined to, or dependent upon, any one purchaser or small group of purchasers. Accordingly, the loss of a single purchaser, or a few purchasers, would not have a long-term material effect on our business because there generally are numerous purchasers in the areas in which we sell our production. We currently hedge a portion of our natural gas and oil production to manage our exposure to commodity price volatility in the marketing of our production and we intend to do so in the future.

Competition

        We compete in the exploration and production segment of the oil and gas industry with a number of other companies. These companies include large multinational oil and gas companies and other independent operators with greater financial resources and more experience than Whittier. We do not hold a significant competitive position in the oil and gas industry. We compete both with major oil and gas companies and with independent producers for, among other things, rights to develop oil and gas properties, access to limited pipeline capacity, procurement of available materials and resources, and hiring qualified personnel. We have not experienced any significant difficulties in sourcing and acquiring the raw materials necessary to conduct our operations and do not have any suppliers that we are principally dependent upon with regards to providing such raw materials.

Federal and State Regulatory Requirements

        Our drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. State and federal statutes and regulations govern, among other matters, the amounts and types of substances and materials that may be released into the environment, the discharge and disposition of waste materials, the reclamation and abandonment of wells and facility sites and remediation of contaminated sites. They also require permits for drilling operations, drilling bonds and reports concerning operations. The states where we own properties and conduct exploration activities, and other states where we may acquire properties, may have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells and the regulation of the spacing, plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas we can produce from our wells, if any, and to limit the number of wells or the locations at which we can drill. Moreover, each state generally imposes an ad valorem, production or severance tax with respect to the production and sale of crude oil, natural gas and gas liquids within its jurisdiction.

Environmental Regulations

        Our exploration, production and marketing operations are regulated extensively at the federal, state and local levels. These regulations affect the costs, manner and feasibility of our operations. As an owner of oil and gas properties, we are subject to federal, state and local regulation of discharge of materials into, and protection of, the environment. We have no material outstanding site restoration or other environmental liabilities, and we do not anticipate that we will incur any material environmental liabilities with respect to our properties in the future. We believe we utilize operating practices that are environmentally responsible and meet, or exceed, regulatory requirements with respect to environmental and safety matters. We carry general liability insurance in amounts we believe are consistent with industry custom and practice. Notwithstanding the above, however, we may be required to make significant expenditures in our efforts to comply with the requirements of these environmental regulations, which may impose liability on us for the cost of pollution clean-up resulting from operations, subject us to liability for pollution damages and require suspension or cessation of operations in affected areas. Changes in or additions to regulations regarding the protection of the environment could increase our compliance costs and might hurt our business.

        We are subject to state and local regulations that impose permitting, reclamation, land use, conservation and other restrictions on our ability to drill and produce. These laws and regulations can require well and facility sites to be closed and reclaimed. We generally acquire and develop interests in oil and gas properties that have been operated in the past, and as a result of these transactions we may retain or assume clean-up or reclamation obligations for our own operations or those of third parties.

        We have not incurred any material costs relating to our compliance with federal, state or local laws during the year ended December 31, 2003 or during the subsequent interim period.

Employees

        As of the date of this prospectus, we have six full-time employees. We believe that our relationship with our employees is good. None of our employees is covered by a collective bargaining agreement. We use the services of independent consultants and contractors to perform various professional services, particularly in the areas of operational accounting, field level production, construction, design, well-site surveillance, permitting and environmental assessment.

Our Executive Offices and Website

        Our principal executive offices are located at 333 Clay Street, Suite 1100, Houston, Texas 77002 and our telephone number is (713) 850-1880. Our website is http://www.whittierenergy.com. We make available, free of charge through our website, our annual report on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

DESCRIPTION OF PROPERTIES

Oil and Gas Properties

        Our assets consist of operated and non-operated working interests, royalty interests, partnership interests, and mineral acreage in various oil and gas properties, principally located in Louisiana, Texas, Oklahoma, and California, with minor property interests in Colorado, Utah, New Mexico, Wyoming and Pennsylvania. Our material properties are described below:

Operated Properties

Beaver Dam Creek Unit

        This property, located 40 miles northeast Baton Rouge in St Helena Parish, Louisiana, was acquired by Whittier in April 2002. There are six producing oil wells and two saltwater disposal wells. We own an 89% working interest with a 69.5% revenue interest. The field produces from the upper and lower sands of the Tuscaloosa formation at approximately 14,500 feet. As of November 19, 2004, gross daily production was approximately 255 Bopd and 130 Mcfd and net production was 177 Bopd and 45 Mcfd, respectively. Subsequent to acquiring the field, Whittier took steps to improve operating efficiencies and economics by installing larger pumping units and downhole pumps to produce more liquids. We also took steps to resize compression and gas handling facilities to match current production levels. The corresponding reduction in fuel use resulted in an increase in gas and natural gas liquids sales. Beaver Dam Creek's proved reserves are 96% oil and accounted for approximately 40% of our total year-end proved reserves.

Big Wells Field

        Whittier acquired a 100% working interest (75% revenue interest) in this field in Dimmit County, Texas in July 2002. It has 15 active oil wells and is located 45 miles southwest of San Antonio. As of November 19, 2004, gross production averaged 170 Bopd and 20 Mcfd and net production averaged 128 Bopd and 20 Mcfd. The wells produce from the San Miguel and Lo East sands between 5,500' and 6,000'. Since acquiring the property, Whittier has successfully increased the value of this field by adding perforations and fracture treating previously non-producing Lo East sands in three wells. Big Wells underlying proved reserves were 94% oil and represent 25.4% of our total year-end proved reserves.

Bonnie View Field

        Whittier owns a 71.38% working interest (58.53% revenue interest) in this field located in Refugio County, Texas, 45 miles north of Corpus Christi. Whittier acquired a 61.38% working interest in November 2003 and an additional 10% working interest in February 2004. As of November 19, 2004, the field had gross production of approximately 125 Bopd and 500 Mcfd and net production of 73 Bopd and 290 Mcfd, from four producing wells. There are also a salt water disposal well and three shut-in wells. The field produces from depths of approximately 4700'-5600'. Bonnie View's proved reserves as of December 31, 2003, consisted of 61% gas and 39% oil and represented approximately 10.5% of our total proved reserves.

Cut Off Field

        Whittier acquired an 87% working interest (63% net revenue interest) in seven wells in the Cut Off Field, located in Lafourche Parish, Louisiana, in May and July 2004. The field is approximately 45 miles west of New Orleans. The purchase, which had an effective date of March 1, included four producing oil wells, one salt water disposal well and two shut-in wells. As of November19, 2004, gross production was approximately 180 Bopd and 150 Mcfd and net production was 112 Bopd and 31 Mcfd. Whittier's unaudited, internally estimated net proved reserves for the field are in excess of 400,000 barrels of oil equivalent. In addition to the producing reserves, we are also reviewing two potential behind pipe intervals in the field.

North Rincon Field

        In June 2004, we acquired a 98.5% working interest (73% net revenue interest) in the North Rincon Field (Cameron lease). The field is located in Starr County, Texas, approximately 45 miles north of McAllen. As of November 19, 2004, the 640-acre lease was producing 500 Mcfd gross and 366 Mcfd net from two wells in the Frio formations. Based on 3D seismic interpretation and well control, Whittier believes this field holds opportunities to add additional production and reserves.

        Whittier holds a 74% working interest (54.8% net revenue interest) in any future wells drilled in North Rincon, subject to a commitment to drill two wells in the field. The first well must be drilled on or before June 18, 2005, or Whittier must reassign the undeveloped acreage in the field to the seller. A subsequent well must be drilled by June 18, 2006, or Whittier will reassign 50% of its undeveloped acreage rights in the field to the sellers.

Rayne Field

        We hold a 33% working interest (26% net revenue interest) in this field located in Acadia Parish, Louisiana, near Lafayette. Gross daily production from the three operated active wells in the field was approximately 750 Mcfd and 35 Bopd as of November 19, 2004, and net production was 217 Mcfd and 11 Bopd. There are 14 inactive wells and one saltwater disposal well in this field. We believe that additional production may be gained in this field by testing previously bypassed potential pay sands and reopening shut-in wells to determine if they will produce at economic rates under compression. One such well was brought online in May 2004 and is producing 20 Bopd and 60 Mcfd, gross. The Rayne field accounts for less than 3% of our total year-end proved reserves and is approximately 84% gas.

Scott & Hopper Field

        In June 2004, Whittier acquired a 68.5% working interest (51% net revenue interest) in this field. The Scott & Hopper field is located near La Gloria in Brooks County, Texas. As of November 19, 2004, two wells from the field were producing a total of 550 Mcfd gross and 240 Mcfd net from the Vicksburg formation at 9,500'. Based on 3D seismic interpretation and well control, Whittier believes the Scott & Hopper field holds opportunities to add additional production and reserves.

        Whittier holds a 42.5% working interest (31.9% net revenue interest) in any future wells drilled in Scott & Hopper, subject to a commitment to drill two new wells in the field. The first well must be drilled on or before March 18, 2005, or Whittier must reassign the undeveloped acreage in the field back to the sellers. The next well must be drilled before December 18, 2005, or Whittier must reassign 50% of its undeveloped acreage rights in the field to the sellers.

Tom Lyne Field

        We acquired a 73% working interest (55% net revenue interest) in this field in June 2004. The Tom Lyne field is located in Live Oak County, Texas, approximately 50 miles west of Corpus Christi. As of November 19, 2004, the field had gross production from three wells of 700 Mcfd and 11 Bcpd and net production of 385 Mcfd and 6 Bcpd from the Frio and Wilcox sands from 8,000' to 10,600', respectively. Based on 3D seismic interpretation and well control, Whittier believes the Tom Lyne acreage holds opportunities to add additional production and reserves.

Non-Operated Properties

Hamel Field

        The Hamel Field in Colorado County, Texas is located about 60 miles southwest of Houston. As of November 19, 2004, six wells were producing approximately 170 Mcfd and 10 Bopd net from Wilcox sands between 8,500' and 9,800'. One additional well produces from the deeper Edwards sand at approximately 12,000'. Whittier first invested in this field in 1986, seeing an opportunity to explore for bypassed reserves in a field that had been abandoned by a major oil company. Since 1986, the operator has drilled or re-entered four wells and performed approximately a dozen recompletion procedures. Whittier's average working interest is 22% (18% net revenue interest). Hamel's reserves were 89% gas and represented 8.5% of Whittier's total proved reserves as of December 31, 2003.

Lost Dome Field

        The Lost Dome unit lies in Natrona County, Wyoming, about 40 miles northwest of Casper. The six well field currently produces 50 Bopd net from the Tensleep formation at about 5,600'. We participated in the discovery of this field in 1998 and own an 18.75% working interest (15% net revenue interest). No additional development in the field is currently planned. Lost Dome's underlying proved reserves are 100% oil and are approximately 4.1% of our total year-end proved reserves.

Greater Mayfield Area

        Whittier has small working interests (1% or less) in fifteen producing wells in Beckham County, Oklahoma. We participated in the drilling of these deep (18,500'-24,000'), geo-pressured gas wells over the last four years. Net production as of October 2004 is approximately 875 Mcfd per day. These wells produce from the Hunton, Morrow and Springer formations. In addition to the producing wells, Whittier has similar working interests in four additional wells, which are in various stages of drilling, completing, or testing. These Greater Mayfield Area wells accounted for approximately 2% of our end of year proved reserves.

Other Non-Operated Properties

        We own working interests and royalties directly and through partnerships in numerous wells and fields that individually are not significant, but in the aggregate contribute meaningfully to our cashflow and account for approximately 5% of Whittier's proved reserves as of December 31, 2003. The operators range from major oil companies to small private independents and the assets are located in California, Colorado, Utah, New Mexico, Oklahoma and Texas. In some cases there are opportunities to make incremental additional investments in developing certain properties or working over wells or to buy the interests of other owners. We are continually monitoring these assets and will add to them or dispose of them when favorable opportunities arise or they are found to be under-performing.

Oil and Gas Reserves

        The following table presents Whittier's net proved and proved developed reserves as of December 31, 2003, 2002 and 2001, respectively, and the net present values as of such dates (based on an annual discount rate of 10%) of the estimated future net revenues from the production and sale of those reserves. All of our oil and gas properties are located in the United States.

	As of the Year Ended December 31,
	2003	2002	2001
Total Proved Reserves:
Oil (Bbls)	1,462,770	1,568,404	145,915
Gas (Mcf)	2,988,550	1,406,188	937,610

Total Barrel of Oil Equivalent (Boe)	1,960,862	1,802,769	302,183

Present value of estimated future net revenues before income taxes, discounted at 10%	$21,250,000	$17,283,000	$1,785,000

Total Proved Developed Reserves:
Oil (Bbls)	1,462,770	1,559,029	145,915
Gas (Mcf)	2,676,060	1,397,800	937,610

Total Barrel of Oil Equivalent (Boe)	1,908,780	1,791,996	302,183

        Whittier's June 2004 acquisition of the Tom Lyne, Scott & Hopper, and North Rincon fields in South Texas for approximately $7.5 million is considered a material acquisition of a trade or business for SEC reporting purposes. The following table presents Whittier's net proved and proved developed reserves of the acquired South Texas properties as of June 1, 2004, and the net present value as of such date (based on an annual discount rate of 10%) of the estimated future net revenues from the production and sale of those reserves.

As of June 1, 2004
Total Proved Reserves:
Oil (Bbls)	32,130
Gas (Mcf)	2,643,000

Total Barrel of Oil Equivalent (Boe)	472,630

Present value of estimated future net revenues before income taxes, discounted at 10%	$7,679,000

Total Proved Developed Reserves:
Oil (Bbls)	20,450
Gas (Mcf)	1,541,000

Total Barrel of Oil Equivalent (Boe)	277,283

        The oil and gas reserve information of proved reserves set forth above for the years ended December 31, 2003 and 2002, respectively, and relating to Whittier's acquisition of three South Texas properties in June 2004, were taken from independent evaluations prepared by H.J. Gruy and Associates, Inc., in accordance with the requirements established by the SEC. Please see "Risks Related to Our Business and Industry" on page 4. No reserve estimates have been filed with any Federal authority or other agency since January 1, 2003.

Net Quantities of Oil and Gas Produced

        The following table summarized sales volumes, sales prices and production cost information for our net oil and gas production for each of the three years ended December 31, 2003:

	As of the Year Ended December 31,
	2003	2002	2001
Net sales volumes
Oil (bbls)	166,510	129,613	47,986
Gas (mcf)	446,760	160,508	112,348
Average sales price
Oil (per Bbl)	$24.36	$23.55	$22.59
Gas (per Mcf)	$4.72	$3.65	$6.10
Average production costs (per Boe):
Production taxes	$2.66	$2.34	$2.36
Lease Operating Expense	8.79	10.44	8.34

Total average production costs	$11.45	$12.78	$10.70

Productive Wells and Acreage

Productive Wells and Developed Acreage

        Whittier owns various working and royalty interests in productive oil and gas wells, as well as developed and undeveloped oil and gas acreage, all of which are located onshore in the United States. Productive wells are wells currently producing commercial quantities of crude oil or natural gas, or wells capable of producing commercial quantities, which do not require significant additional capital investment to bring onto production. Developed acreage consists of lease acres spaced or assignable to production, including leases held by production, where wells have been drilled to allow the production of commercial quantities of oil or natural gas.

        As of December 31, 2003, Whittier had interests in 207 gross productive wells (32 net wells), of which 156 gross (24 net) were oil wells and 51 gross (8 net) were gas wells. There was only 1 productive multiple completion well. Production was from approximately 29,943 gross developed acres (8,276 net acres).

Undeveloped Acreage

        As of December 31, 2003, we held interests in approximately 15,810 gross undeveloped acres (1,003 net undeveloped acres).

Drilling Activity

        During the three years ended December 31, 2003, our net interests in exploratory and development wells drilled were as follows:

	2003		2002		2001
	Productive	Dry	Productive	Dry	Productive	Dry
Gross Wells
Exploratory	3	—	2	1	—	3
Development	3	—	3	—	4	—

Total	6	—	5	1	4	3

Net Wells
Exploratory	.22	—	.11	.10	—	.68
Development	.07	—	.21	—	.61	—

Total	.29	—	.32	.10	.61	.68

        A well is considered productive when a determination is made during the drilling of the well that it is capable of producing commercial quantities of oil or natural gas and should therefore be completed. All of our wells are located in the United States.

Present Activities

        As of November 19, 2004, we were participating in the drilling of four deep gas wells (.4 net wells) in the Greater Mayfield Area, which are in various stages of drilling, completing, or testing.

Legal Proceedings

        Management is not aware of any legal proceedings contemplated by any governmental authority or any other party involving us or our properties. None of our directors, officers or affiliates (i) are a party adverse to us in any legal proceedings, or (ii) have an adverse interest to us in any legal proceedings. Management is not aware of any other legal proceedings pending or that have been threatened against us or our properties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        Our common stock has been traded on OTC Bulletin Board under the symbol "WHIT.OB" since January 2, 2004. From December 6, 2001 to January 2, 2004 our common stock was reported on the OTC Bulletin Board under our prior name "Olympic Resources, Ltd." under the symbol "OLYR". The table below sets forth, for the periods indicated, the high and low closing prices per share of the common stock as reported on the OTC Bulletin Board at http://www.otcbb.comhttp://www.otcbb.com/:

	Year Ended December 31, 2004
Quarter
	High Bid	Low Bid
First Quarter	$2.50	$1.00
Second Quarter	$2.30	$1.50
Third Quarter	$2.25	$1.50
Fourth Quarter(1)	$2.05	$1.40

(1)
Through November 19, 2004

	Year Ended December 31, 2003
Quarter
	High Bid	Low Bid
First Quarter	$2.10	$1.20
Second Quarter	$2.80	$1.40
Third Quarter	$3.20	$1.50
Fourth Quarter	$2.50	$1.30
	Year Ended December 31, 2002
Quarter
	High Bid	Low Bid
First Quarter	$5.00	$0.80
Second Quarter	$2.55	$1.20
Third Quarter	$2.80	$1.50
Fourth Quarter	$2.10	$1.30

        The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. Quotations prior to January 1, 2004 have been adjusted to reflect the one-for-ten reverse split of our outstanding common stock effective December 31, 2003.

Holders of Record

        At the close of business on November 19, 2004, there were 141 stockholders of record and approximately 1,100 non-registered stockholders of the 11,523,402 shares of our outstanding common stock.

Dividend Policy

        Whittier has not paid dividends on its common stock within the last two fiscal years or the subsequent interim period. We currently intend to retain all earnings to fund our operations and do not intend to pay any cash dividends in the foreseeable future. In addition, the terms of our existing credit facility with Compass Bank prohibit the payment of any dividends to the holders of our common stock without the consent of Compass.

Securities Authorized for Issuance Under Equity Compensation Plans

        As of December 31, 2003, the following equity securities were authorized for issuance under the Whittier's existing incentive compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Securities	Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders(1)	187,500	$1.95	37,888
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A

(1)
Reflects the Amended Fixed Number Stock Option Plan approved by Whittier's stockholders in August 2002. Whittier's Long Term Incentive Plan approved by our stockholders in July 2004 is described below.

        On December 16, 2003, our board of directors adopted the Whittier Energy Corporation Long-Term Incentive Plan for the purposes of attracting and retaining able persons and providing incentives and reward opportunities to employees, advisors, outside directors and consultants through the ownership and performance of our common stock. The Long Term Incentive Plan was approved by our shareholders on July 20, 2004.

        We have reserved 1,560,000 shares of common stock for issuance upon the exercise of options granted under the Long Term Incentive Plan. As of November 19, 2004, options for a total of 773,500 shares of common stock have been granted under the Option Plan, with a weighted average exercise price of $1.74 per share.

        The Long Term Incentive Plan provides for the discretionary grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, to employees, and for the grant of nonqualified stock options, stock appreciation rights, dividend equivalents, restricted stock and other incentive awards to employees, outside directors and consultants. The Long Term Incentive Plan provides that Whittier cannot issue incentive stock options pursuant to the plan after December 16, 2013.

        The Compensation Committee of our board of directors administers the Long Term Incentive Plan and thereby has the power to determine the terms of the options or other awards granted, including the exercise price of the options or other awards, the number of shares subject to each option or other award, the exercisability thereof and the form of consideration payable upon exercise. In addition, the Compensation Committee has the authority to amend, suspend or terminate the Long Term Incentive Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the Long Term Incentive Plan without the consent of the holder.

        The exercise price of all stock options granted under the Long Term Incentive Plan shall not be less than 100% of the fair market value of the common stock on the date of grant. The term of all options granted under the Long Term Incentive Plan may not exceed ten years. Each option and other award are exercisable during the lifetime of the optionee only by such optionee. Options granted under the Long Term Incentive Plan must generally be exercised within 90 days after the end of optionee's status as an employee, director or consultant, or within one year after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.

        The Long Term Incentive Plan provides that in the event of certain corporate transactions, the Compensation Committee may accelerate the vesting of outstanding options, cancel the outstanding options and pay qualified participants, adjust outstanding options and other awards pursuant to the terms of the corporate transaction, or provide a substitute option or award issued by the acquiring entity. Corporate transactions include: (1) a merger or consolidation in which Whittier is not the surviving entity or it survives only as a subsidiary of another unrelated entity, (2) a transfer of ownership of more than 50% of our voting stock occurs, or (3) the sale, lease, transfer or other disposition of all or substantially all of our assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Business Combination of WEC Acquisition, Inc. and Whittier Energy Company and Corporate Reorganization

        On September 10, 2003, our wholly owned subsidiary, WEC Acquisition, Inc., merged with and into Whittier Energy Company, a Nevada corporation ("WEC"), with WEC surviving the merger to become our wholly owned subsidiary. Although Whittier was the legal acquirer of WEC and continues as a publicly traded entity, WEC was deemed the acquirer for accounting purposes. As a result, Whittier has conformed to WEC's accounting methods on a prospective basis, including the use of a calendar year-end and reporting our oil and gas activities using the successful efforts method of accounting.

        On December 31, 2003, following approval by our common stockholders, we completed the corporate restructuring of Whittier, including a one-for-ten reverse split of our outstanding common stock, our reincorporation into the State of Nevada, and the change of our name from Olympic Resources Ltd. to Whittier Energy Corporation.

        The following management discussion relates to our financial condition and results of operations through September 30, 2004, including the historical financial condition and results of operations of WEC through September 10, 2003 and the combined financial results of Whittier from September 10, 2003 through September 30, 2004.

Company Background

        Whittier's principal business is the acquisition, exploration, and development of oil and gas properties in the continental United States. Our assets consist of operated and non-operated working interests, royalty interests, partnership interests, and mineral acreage in various oil and gas properties, principally located in Texas, Louisiana, Oklahoma, and California, with minor property interests in Colorado, Utah, New Mexico, Wyoming, and Pennsylvania.

        Prior to 2002, we invested in non-operated working interests, royalty interests, and various limited partnership interests in oil and gas properties, as well as other investments related to the oil and gas industry, such as drilling rig partnerships and private placements in marketable securities in public energy companies. Our historical investments were funded through internally generated cash flows from operations. During 2002, we expanded our investment strategy to include the acquisition of oil and gas properties we would operate directly and completed two significant operated property acquisitions. In April 2002, WEC acquired an 89% working interest in the Beaver Dam Creek Unit in St. Helena Parish, Louisiana for approximately $3.5 million. In July 2002, WEC acquired a 100% working interest in the Big Wells Field in Dimmit County, Texas, for approximately $1.65 million. We financed the purchase of the two properties using a combination of available working capital and debt provided by our revolving credit facility. Whittier had $3.55 million of net principal outstanding under our credit facility as of December 31, 2002, all of which was used to finance the acquisition of proved developed reserves in Beaver Dam Creek and Big Wells. The credit facility is discussed in more detail below.

        Throughout 2003, we continued to execute our strategy to invest in operated and non-operated oil and gas properties, including $400,000 to acquire an approximate 21% operated working interest in the Rayne Field in Acadia Parish, Louisiana in March 2003, the acquisition of our non-operated gas properties (principally in California) through the September 2003 business combination with Olympic Resources Ltd., and the $1.2 million acquisition of a 61.38% operated working interest in the Bonnie View Field in Refugio County, Texas in November 2003. We financed the purchase of the Rayne Field using available working capital and $360,000 in borrowings from the credit facility, while the Bonnie

View Field acquisition was financed using $600,000 in working capital and $600,000 in principal from our credit facility.

        In February and March 2004, we acquired an additional 10% working interest in the Bonnie View Field for approximately $195,000, utilizing proceeds from its February 2004 sale of its non-operating interest in the Cascade Unit for $525,000.

        In May 2004, we acquired an approximate 73% operated working interest in the Cut Off Field in Lafourche Parish, Louisiana for approximately $1.65 million. The field includes four producing oil wells, one salt water disposal well, and two shut-in wells. We funded the acquisition utilizing a combination of working capital and $1.0 million in additional principal borrowed under our credit facility. We acquired an additional 14% working interest in the Cut Off Field in July 2004 from two third party sellers for approximately $400,000, increasing our overall interest in the field to approximately 87%.

        In June 2004, we acquired various operated working interests in three gas fields in South Texas for approximately $7.5 million, of which approximately 50% is considered undeveloped. We acquired an average 78% working interest in the properties' existing wells and an average 61% working interest in any future undeveloped locations. The properties consist of working interests in the Tom Lyne Field in Live Oak County, the Scott & Hopper Field in Brooks County, and the North Rincon Field in Starr County.

        We financed the acquisition of the South Texas properties using a mixture of operating cash flow, equity financing, bank financing, and convertible subordinated debt. The consideration paid for the properties consisted of i) the payment of approximately $5.7 million in cash; ii) the issuance of a six-year, approximate $1.8 million subordinated note bearing an interest rate of 7%, which is convertible into our common stock at a conversion price of $2.00 per share; iii) a commitment to drill four wells over a 24-month period and pay certain drilling costs on behalf of the sellers' retained working interests in those wells; iv) certain future price sharing arrangements through June 30, 2008 in the event actual prices per Mcf we receive exceed agreed upon pricing levels; and v) the issuance of a warrant to purchase 300,000 shares of our common stock at an exercise price of $2.50 per share.

        The $5.7 million cash portion of the purchase price was funded through $3.05 million in additional borrowings under our credit facility, cash proceeds from the sale of equity in a private offering, and available working capital including our net revenues from the acquired properties from the March 1, 2004 effective date of the transaction. In June 2004, we closed the private placement, raising $2.4 million through the issuance of 1.38 million shares of our common stock and an accompanying warrant to purchase 1.38 million shares of common stock at an exercise price of $2.50 per share.

        The terms of the South Texas property acquisition are more fully described in Note 13 to our financial statements included in this prospectus.

        In November 2004, we borrowed an additional $180,000 from the Credit Facility, which was utilized to acquire an additional 11% working interest in the Rayne field for approximately $174,000 increasing our total working interest to approximately 33%.

        As of December 31, 2003, Whittier had total proved reserves of 1,960,862 barrels of oil equivalent ("Boe"), consisting of 1,462,770 barrels of oil and 2,989 million cubic feet of gas ("Mmcf"), of which 97% is considered proved developed producing. Comparatively, we had total proved reserves of 1,802,769 Boe and 302,183 Boe as of December 31, 2002 and December 31, 2001, respectively. This represents an 8.8% increase in proved reserves from 2002 and a 549% increase from 2001. We added an additional 472,630 Boe in proved reserves from our June 2004 acquisition of the South Texas' Properties, including 32,130 barrels of oil and 2,643 Mmcf of gas, of which 59% are proved developed reserves. We will update our reserve estimates for all of our properties as of year end December 31, 2004, including obtaining independent reserve estimates for the Cut Off Field.

Liquidity and Capital Resources

        During the nine months ended September 30, 2004, we generated approximately $3.1 million in net cash flows from operations and had a net working capital deficit of approximately $.8 million. Not considering the current portion of our Credit Facility, which includes anticipated principal payments through September 30, 2005, we had positive net working capital of approximately $.9 million as of September 30, 2004. We are currently producing, net to our interest, approximately 1,100 Boe per day, including 584 barrels of oil per day ("Bopd") and 3.1 million cubic feet of gas per day ("Mmcfd"), and are generating net positive cash flow from our operations.

        The Credit Facility provides for a total potential revolving credit line of $15 million, the availability of which is determined based on the value of our proved oil and gas reserves. During the nine months ended September 30, 2004, we borrowed a total of $4.05 million in principal from the Credit Facility in order to finance producing property acquisitions, as well as repaid $690,000 in principal. The Credit Facility is collateralized by substantially all of Whittier's assets and subjects us to various covenants, representations and warranties as established by the underlying credit agreement. The terms and conditions of the Credit Facility are more fully described in Note 6 to our financial statements included with this prospectus.

        As of September 30, 2004, we had $7.87 million in principal outstanding under the Credit Facility, of which $1.65 million was classified as a current liability payable on or before September 30, 2005. Whittier is required to repay principal at a rate of $150,000 per month beginning November 1, 2004, subject to adjustment at Whittier's next borrowing base review by the bank scheduled for March 2005. We expect to fully fund our future principal payments required on the Credit Facility and our future capital requirements for the exploration and development of our existing oil and gas properties using cash flows generated from operations. The Convertible Subordinated Note does not require any principal payments prior to June 2006 and will not have any significant impact on Whittier's short-term liquidity.

        Whittier's future liquidity, in both the short and long-term, is principally dependent upon the volume of our oil and gas production, as well as the market price we receive on future sales of that production. Our proved reserves primarily consist of proved developed producing reserves, which we believe provide a core basis of future production and internal cash flow necessary to fund our day-to-day business activities.

        We have hedged a portion of our production to manage our exposure to oil and gas price volatility, as well as to achieve more predictable cash flows from our oil and gas properties. We have also utilized hedges to support a higher borrowing base under the Credit Facility, allowing us to access additional debt financing for our producing oil and gas property acquisitions. Hedging will prevent us from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the underlying hedge agreement. Whittier's outstanding hedge positions as of September 30, 2004 are more fully described in Note 10 to the our financial statements included with this prospectus.

        Whittier's long-term growth depends on our ability to replace and extend our existing proved oil and gas reserve base, as well as to increase rates of production from new and existing properties in order to generate higher oil and gas revenues. We seek to accomplish steady and sustainable growth of our proved reserves and future production rates through the acquisition, exploration and development of additional oil and gas properties, as well as continued exploitation and development of existing properties. We presently intend to fund future growth using a combination of available working capital, third party debt financing, and the issuance of our equity and/or debt securities. We are also considering options to dispose of our investment in certain marketable securities in order to reinvest the proceeds into oil and gas properties.

Capital Commitments and Contingencies

        In connection with our acquisition of various operated working interests in three gas fields in South Texas in June 2004, we agreed to drill wells over a two-year period and pay certain drilling costs on behalf of the sellers' retained working interests in those wells. Under the terms of this drilling commitment, we must drill a total of four wells, including two wells in the Scott & Hopper Field and two wells in the North Rincon Field, or reassign a portion of the undeveloped acreage in the Scott & Hopper and North Rincon fields to the sellers of the South Texas properties. We must begin drilling the first two wells on or before March 2005 and June 2005, respectively, in order for Whittier to retain its undeveloped acreage rights in each field. We must begin drilling the next two wells on or before December 2005 and June 2006, respectively, or we will reassign 50% of our undeveloped acreage rights in each field. We have also agreed to carry the sellers' drilling costs for the four wells up to "casing election point" (i.e. the decision point on whether to complete the well or abandon it as a dry hole). The estimated capital costs to drill these wells, net to our interest and including the sellers' carried interests, is approximately $3.1 million, which we expect to fund using future cash flows from operations. In the event we do not drill the required wells, our interests in existing wells on the properties would be unaffected, as well as our undeveloped acreage in the Tom Lyne Field which is not subject to the Drilling Commitment. We are in the process of sourcing a suitable rig for the initial Scott & Hopper well under the Drilling Commitment, which must be spudded on or before March 17, 2005.

        In October and November 2004, Whittier acquired a 30% operated working interest in each of the Rachal and Amber prospects, respectively. We intend to drill a well in the Rachal prospect in December 2004 and the test well in the Amber prospect in the first quarter of 2005. Our estimated total net drilling and completion costs related to these two wells is approximately $390,000, which we intend to finance out of cash flow from operations.

Results of Operations

For the Year Ended December 31, 2003 compared with the Year Ended December 31, 2002

        We generated a net loss of approximately $222,000, or $0.02 per share, for the year ended December 31, 2003, compared to net income of $491,000, or $0.05 per share, for the comparable period ended December 31, 2002. The $713,000 variance primarily relates to two 2003 non-recurring items: the impairment of our investments in two drilling rig partnerships and significant general and administrative costs generated by our merger with WEC.

        We generated oil and gas revenues of approximately $6.15 million, or $25.54 per Boe, during 2003, compared to revenues of approximately $3.64 million, or $23.29 per Boe in 2002. Similarly, 2003 production taxes were approximately $642,000, or $2.66 per Boe, compared to $366,000, or $2.34 per Boe, in 2002. The increase in revenues and related production taxes was based primarily upon both higher production volumes and higher prices for oil and gas between the respective periods. We produced approximately 240,970 Boe for the year ended December 31, 2003, comprised of 166,510 Bbls of oil and 446,760 Mcf of gas, which was an increase of approximately 54% from the 156,364 Boe produced for the year ended December 31, 2002, comprised of 129,613 Bbls of oil and 160,508 Mcf of gas. Approximately 57% of the increase in oil and gas production resulted from our 2002 acquisitions of the Beaver Dam Creek and Big Wells Fields, which were on production for all of 2003 compared to only a partial year for 2002. The 2003 acquisitions of interests in the Rayne Field in March 2003, East Corning/Victor Ranch properties in September 2003, and the Bonnie View Field in November 2003, accounted for 10% of the 2003 production increase. Our non-operated working interests represented 33% of the increase in production from 2002, primarily driven by our participation in the deep gas well drilling program in the Greater Mayfield Area (76%) and enhanced production in the Hamel Field (20%), as well as miscellaneous other non-operated properties (4%).

        Although our lease operating costs ("LOE") increased from approximately $1.63 million to $2.12 million for the years ended December 31, 2002 and 2003, respectively, our LOE per unit of production decreased by 16% from $10.44 per Boe to $8.79 per Boe between the two periods. Depletion, depreciation, and amortization ("DD&A") increased from approximately $828,000, or $5.30 per Boe, for the year ended December 31, 2002, to $1,368,000, or $5.68 per Boe, for the year ended December 31, 2003. The increase in operating costs and DD&A is primarily related to our acquisition activity described above, but also includes non-recurring operating costs to workover and stimulate existing wells in the Beaver Dam Creek and Big Wells Fields to enhance production. Furthermore, production from the recent operated property acquisitions carries a higher effective DD&A rate per Boe than Whittier's non-operated properties.

        General and administrative expenses were approximately $1,316,000 for the year ended December 31, 2003, compared to $590,000 for the comparable period ended December 31, 2002. The increase of $726,000 reflects our enhanced operational activity from the prior year, including transitioning to an oil and gas operator and from a private to a public company. Non-recurring costs relating to the merger include approximately $215,000 in legal and professional expenses and approximately $115,000 in expenditures relating to the integration of the two companies, including maintaining an office in Vancouver for a period of six months after closing the merger, and holding a special meeting of our stockholders to approve the reverse stock split and reincorporation of Olympic Resources Ltd. into Whittier Energy Corporation.

        During the year ended December 31, 2003, we recognized a loss on impairment of partnership investments of approximately $733,000, due to the total impairment of our investments in the Odin Spirit and the Odin Neptune drilling rig partnerships. The general partner of the Odin Neptune partnership disposed of its principal asset, a semi-submersible rig, for nominal value in July 2003 and the partnership was fully liquidated. The Odin Spirit partnership's principal assets, two jack-up drilling rigs, were disposed of to satisfy its third party creditor, which had foreclosed on the rigs in May 2003. Consequently, we fully impaired both investments as of the quarter ended June 30, 2003.

        Whittier recognized a gain of approximately $873,000 on the sale of various non-operated oil and gas property interests during 2002 for approximately $1.51 million in net proceeds. Comparatively, we recognized a gain of approximately $24,000 on the sale of two non-operated oil and gas property interests for approximately $116,000 during the comparable period in 2003.

        For the Nine Months Ended September 30, 2004 compared with the Nine Months Ended September 30, 2003

        We generated net income of approximately $246,000, or $0.02 per share, for the nine months ended September 30, 2004, compared to a net loss of ($118,000), or ($0.01) per share, for the comparable period ended September 30, 2003. The net income generated during the period ended September 30, 2004 was driven by higher production and revenues during the period, partially offset by $742,000 in exploration expenses, as well as the $645,000 impairment of our investment in certain marketable securities. Whittier's net loss for the nine months ended September 30, 2003 was principally due to the $733,000 impairment of our investment in certain drilling rig partnerships.

        During the nine months ended September 30, 2004, we generated oil and gas revenues of approximately $6.9 million, or $31.49 per Boe, on production of approximately 220,468 Boe (130,699 Bbls oil and 539 Mmcf gas). For the comparable period in 2003, we generated revenues of approximately $4.4 million, or $26.93 per Boe, on production of approximately 163,871 Boe (120,630 Bbls oil and 259 Mmcf gas). The 57% increase in revenues was based primarily upon higher production volumes (35%), as well as higher prices obtained for oil and gas sold during the current period (17%). The increase in production in the current period resulted from Whittier's producing property acquisitions since June 2003, including the East Corning field (September 2003) the Bonnie View field ( November 2003 and February 2004), the Cut Off field ( May and July 2004), and the Tom Lyne,

Scott & Hopper and North Rincon fields in June 2004. We also experienced higher production from our investment in the Greater Mayfield area in Oklahoma.

        LOE increased by $370,000, or 23%, from $1,625,000 for the period ended September 30, 2003 to $1,995,000 for the period ended September 30, 2004, while LOE per unit of production decreased by 9% from $9.92 per Boe to $9.05 per Boe between the two periods. DD&A increased from approximately $865,000, or $5.28 per Boe, for the nine months ended September 30, 2003, to $1,696,000, or $7.69 per Boe, for the nine months ended September 30, 2004. The decrease in operating costs per unit of production relates to non-recurring workover and stimulation costs incurred during 2003 in the Beaver Dam Creek and Big Wells Fields in order to enhance production. The increase in DD&A is related to greater total production during the current period as a result of our acquisitions completed in late 2003 and 2004, as well as a higher DD&A rate per unit of production associated with our California and South Texas gas property acquisitions.

        We recognized approximately $742,000 in exploration expense during the nine months ended September 30, 2004, including $581,000 in dry hole costs and $161,000 in geological and geophysical costs of 3D seismic data and analysis for our recently acquired South Texas gas properties. We incurred approximately $118,000 in exploration expense as a result of our unsuccessful attempt to sidetrack the Cavenham Forest 5-1 well in the Beaver Dam Creek field due to mechanical problems. We also expensed $463,000 related to our non-operated interest in the Anvil Bar #75-26 well, drilled in the San Antonio prospect in Monterey County, California. Attempts to complete and stimulate the well in July 2004 were unsuccessful and we fully expensed our costs related to the project in the quarter ended June 30, 2004. All of the applicable costs associated with the Anvil Bar well had been previously accrued by Whittier as of December 31, 2003.

        General and administrative expenses were approximately $1,146,000 for the nine months ended September 30, 2004, compared to $689,000 for the comparable period ended September 30, 2003. The increase of $457,000 reflects our enhanced operational activity from the prior year, including establishing new corporate headquarters in Houston, Texas, transitioning from a private to a public company, and increasing Whittier's staff from one to six full-time employees.

        For the nine months ended September 30, 2004, we recognized a gain of approximately $242,000 on the sale of an approximate 5% working interest in the Cascade Unit in Los Angeles County, California, for $525,000. The comparable period in 2003, we recognized a loss of $31,000 on the sale of a non-operated oil and gas property interest for approximately $36,000.

        In the period ended September 30, 2004, we reclassified our unrealized loss in Chaparral as "other than temporary" and recognized an impairment of approximately $645,000. We are evaluating our options to dispose of the investment in Chaparral and intend to monetize our investment in order to utilize the proceeds for the acquisition, exploration and development of oil and gas properties.

        During the period ended September 30, 2003, we recognized a loss on impairment of partnership investments of approximately $733,000, due to the total impairment of our investments in the Odin Spirit and the Odin Neptune drilling rig partnerships. The general partner of the Odin Neptune partnership disposed of its principal asset, a semi-submersible rig, for nominal value in July 2003 and the partnership was fully liquidated. The Odin Spirit partnership's principal assets, two jack-up drilling rigs, were disposed of to satisfy its third party creditor, which had foreclosed on the rigs in May 2003. Consequently, we fully impaired both investments as of the quarter ended June 30, 2003.

Off-Balance Sheet Arrangements

        We are not a party to any off balance sheet arrangements.

MANAGEMENT

        The officers and directors of Whittier are as follows:

Name	Age	Position
James A. Jeffs	51	Chairman of the Board
Bryce W. Rhodes	51	Director, President & Chief Executive Officer
David A. Dahl	42	Director
Charles O. ("Chuck") Buckner	59	Director
Arlo G. Sorensen	61	Director
Daryl Pollock	52	Director
Daniel Silverman	41	Chief Operating Officer
Michael B. Young	36	Chief Financial Officer
Dallas Parker	57	Corporate Secretary

        JAMES A. JEFFS has been Chairman of the Board of Whittier since September 2003 and served as a director of Whittier Energy Company since 1997. Mr. Jeffs has served as Managing Director and Chief Investment Officer for The Whittier Trust Company, a company providing financial and fiduciary services to high net worth individuals, since 1994. Mr. Jeffs also served as the Co-Chairman of the Board of Chaparral Resources, Inc., an oil and gas exploration and production company, from May 1999 until May 2002, and as Chairman and Chief Executive Officer from May 2002 until October 2002. From 1993 to 1994, Mr. Jeffs was a Senior Vice President of Union Bank of California. Mr. Jeffs was the Chief Investment Officer of Northern Trust of California, N.A., a trust and investment management company, from 1992 to 1993. Mr. Jeffs was Chief Investment Officer and Senior Vice President of Trust Services of America, a trust and investment management company, from 1988 to 1992 and served as President and Chief Executive Officer of TSA Capital Management, an institutional investment management company, during that period.

        BRYCE W. RHODES has served on Whittier's Board of Directors and as President and Chief Executive Officer since September 2003. Mr. Rhodes was a Vice President of Whittier Energy Company since its incorporation in 1991 through September 2003. In that capacity, he managed all aspects of its acquisitions and exploration investments and its day to day activities. Since April 1999, he has served on the Board of Directors of PYR Energy Corporation, a public oil and gas exploration company. Mr. Rhodes also served as an investment analyst for the M.H. Whittier Corporation, an independent oil company, from 1985 until 1991.

        DAVID A. DAHL has been a director of Whittier since September 2003. Mr. Dahl served Whittier Energy Company as a director since 1997, as President from 1997 until September 2003, and as Secretary from August 1997 until May 1998. Since 1996, Mr. Dahl has served as the President of Whittier Ventures LLC, a private investment entity. Since 1993, Mr. Dahl has been a Vice President of The Whittier Trust Company, a company providing financial and fiduciary services to high net worth individuals. From 1990 to 1993, Mr. Dahl was a Vice President of Merus Capital management, an investment firm.

        CHARLES O. BUCKNER has served as a director of Whittier since September 2003. Mr. Buckner retired from Ernst & Young LLP, a public accounting firm, in 2002 after serving 35 years in a variety of direct client service and administrative roles while based in Houston, Texas, Cleveland, Ohio and Moscow, Russia. Mr. Buckner's client service roles were largely accounting and audit related, serving as the coordinating partner to a variety of clients, primarily in the energy business as producers, refiners, pipelines, and service companies. Mr. Buckner's administrative duties included co-chairmanship of Ernst & Young's global energy group and chairmanship of the US, Houston, and Russian energy, chemical and utility practices. Mr. Buckner has also served as a director of Horizon

Offshore, Inc., a provider of marine construction services to the oil and gas industry, since December 2003 and is presently active with personal investment projects and charitable activities.

        ARLO G. SORENSEN has been a director of Whittier since September 2003. Mr. Sorensen has served the Whittier family in many capacities over his career, as the Chief Executive Officer of the Whittier family office, as a trustee and consultant on various family initiatives and as an officer and director of several private foundations. Mr. Sorensen has been the Chairman of The Whittier Trust Company since its founding in 1989. Mr. Sorensen was the President of the M.H. Whittier Corporation, an independent oil company, from 1984 until 1996. Mr. Sorensen was also a Vice President and Chief Financial Officer of Belridge Oil Company, an independent oil company, from 1968 to 1979, when it was sold to Shell Oil. Mr. Sorensen serves on the Board of Directors of St. Martin's Land Company and several private start-up entities. He has served as a member on the President's National Petroleum Council, Director of the Western States Petroleum Association, and as a President and Director of the Independent Oil Producers Agency.

        DARYL POLLOCK has served as a director of Whittier since 1993 and as the President and Chief Executive Officer of Olympic Resources Ltd. from 1993 until September 2003. Mr. Pollock also serves as President of S&P Capital Corp. and PB Energy Partners Ltd., both private companies. He has been the sole owner of DWP Consultants, a private management consulting company, since 1986.

        DANIEL SILVERMAN has served as Whittier's Chief Operating Officer since September 2003 and was a consultant to Whittier Energy Company and a Vice President of Whittier Operating, Inc. since April 2002. Mr. Silverman served as a consultant for Regent Energy Corporation from September 2000 until April 2002 and as an Executive Vice President of Business Development and Chief Operating Officer of Petrominerals Corporation, a publicly traded oil company, from September 1999 until September 2000. From 1995 until March 1999, Mr. Silverman was the Managing Director of Acquisitions and Divestitures and a member of the Board of Directors of Torch Energy Advisors, an oil and gas acquisition and consulting company. From 1992 to 1995, Mr. Silverman was Manager of Acquisitions and Divestitures at Apache Corporation, an international oil and gas company.

        MICHAEL B. YOUNG has served as Whittier's Chief Financial Officer and Principal Accounting Officer since September 2003. Mr. Young was engaged as a financial consultant to various private clients, including Whittier Energy Company, from January 2003 through September 2003. Mr. Young was the Vice President and Chief Financial Officer of Chaparral Resources, Inc. from May 2002 until November 2002. Mr. Young also served as the Treasurer, Controller and Principal Financial and Accounting Officer of Chaparral from February 1998 until May 2002. From June 1991 until January 1998, Mr. Young worked in various capacities in the oil and gas tax practice of Arthur Andersen LLP, leaving the firm as a Tax Manager.

        DALLAS PARKER was appointed Corporate Secretary of Whittier in September 2003. Mr. Parker is a partner at the law firm of Thompson & Knight LLP in the corporate practice area, a position he has held for more than the past five years. He is a member and past Chairman of the Advisory Board of Directors of the Houston Technology Center, a technology accelerator. Mr. Parker is a Member of the American, Texas, and Houston Bar Associations.

EXECUTIVE COMPENSATION

        The following table sets forth the compensation information earned during 2003, 2002 and 2001 by the Chief Executive Officer and by the two other most highly compensated executive officers of

Whittier whose annual salary and bonus exceeded $100,000 (the "named executives"), in all capacities in which they served during that period.

			Annual Compensation					Long-Term Compensation
								Awards			Payouts
Name and Principal Position	Year		Salary ($)		Bonus ($)		Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)		LTIP Payouts ($)	All Other Compensation ($)
Bryce W. Rhodes President and Chief Executive Officer (9/03 to Present)	2003	(1)		$115,966		$20,000	None	None	None		None	None
Daryl Pollock President and Chief Executive Officer (1993 - 9/03)	2003 2002 2001	(2) (4)	$ $ $	78,966 63,687 58,104	$ $ $	17,000 15,995 40,119	None	None	15,000 50,000 25,000	(3) (4)	None	$212,445
Daniel Silverman Chief Operating Officer (9/03 to Present)	2003	(5)		$151,667		$20,000	None	None	None		None	None
Michael B. Young Chief Financial Officer, Treasurer, Controller and Assistant Secretary (9/03 to Present)	2003	(6)		$102,065		$20,000	None	None	None		None	None

(1)
Includes compensation paid by WEC to Mr. Rhodes as Vice President of WEC for the period January 1, 2003 through August 31, 2003 and as President and Chief Executive Officer of Whittier for the period September 1, 2003 through December 31, 2003.

(2)
Includes compensation paid by Whittier to Mr. Pollock in his capacity as President and Chief Executive Officer of Whittier prior to the September 2003 merger of Olympic and WEC, as well as compensation paid to Mr. Pollock under a consulting agreement entered into between Whittier and Mr. Pollock as a condition to the merger of Olympic's wholly owned subsidiary, WEC Acquisition, Inc., a newly formed Wyoming corporation, into WEC, a Nevada corporation, on September 10, 2003, which triggered a change in control of Olympic. The consulting agreement provided for Mr. Pollock to receive $10,217 Canadian dollars per month in consulting fees for the six months prior to April 10, 2004, as well as the grant of a fully vested warrant to purchase 45,000 shares of Whittier's common stock at an exercise price of $2.00 per share, which exercised automatically pursuant to its terms on September 10, 2004, resulting in the issuance of 45,000 shares of common stock to Mr. Pollock. The consulting agreement also provides for Mr. Pollock to receive severance payments of $5,108 Canadian dollars per month through March 2006, as well as $90,000 U.S. Dollars in accrued compensation, which was used to pay the aggregate exercise price of Mr. Pollock's warrant on September 10, 2004. The estimated value of the severance portion of Mr. Pollock's consulting agreement was recorded as "Other Compensation" during 2003, including the estimated fair value of the warrant on the date of grant of $32,445. Securities underlying options includes stock options granted to Mr. Pollock on February 7, 2003 to acquire 15,000 shares of Whittier's common stock at an exercise of $2.00 per share, which expire in September 2005.

(3)
Includes 50,000 stock options granted to Mr. Pollock during 2002, including options to acquire 10,000 shares of Whittier's common stock granted on April 9, 2002 with an exercise price of $1.93 per share and a total of 40,000 options granted to Mr. Pollock during fiscal years 2001 and 2002, which were amended on April 9, 2002, to reflect an exercise price of $1.93 per share. Of the total options granted and repriced on April 9, 2002, 20,000 expired on March 12, 2004 and 30,000 expire in September 2005.

(4)
Includes 25,000 stock options granted during fiscal year 2001, which were re-priced on April 9, 2002. See (3) above.

(5)
Includes compensation paid by WEC to Mr. Silverman as an independent consultant to WEC for the period January 1, 2003 through August 31, 2003 and as Chief Operating Officer of Whittier for the period September 1, 2003 through December 31, 2003.

(6)
Includes compensation paid by WEC to a Texas limited liability company wholly owned by Mr. Young for consulting services provided to WEC during the period from May 2003 through August 31, 2003, and as Chief Financial Officer of Whittier for the period September 1, 2003 through December 31, 2003.

Stock Options Granted in 2003

        During 2003, the named executive officer was granted an aggregate of 15,000 options to purchase shares of our common stock at an exercise price of $2.00 per share pursuant to Whittier's 2001 Amended and Restated Stock Option Plan as follows:

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2003	Exercise Price ($/Share)	Expiration Date
Daryl Pollock	15,000	25%	$2.00	September 10, 2005

Stock Options Granted in 2004

        During January 2004, the named executive officers below were granted an aggregate of 572,000 options to purchase shares of our common stock at an exercise price of $1.75 per share pursuant to the Whittier Long Term Incentive Plan as follows:

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Exercise Price ($/Share)	Expiration Date
Bryce W. Rhodes	229,000	30%	$1.75	January 8, 2009
Daniel Silverman	187,000	24%	$1.75	January 8, 2009
Michael B. Young	156,000	20%	$1.75	January 8, 2009

Fiscal Year-End Option Values and Stock Option Exercises

        The following tables contain information concerning the number and value of exercisable and unexercisable options as of December 31, 2003, as well as stock options exercised by the named executive officers during 2003.

			Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-The-Money Options at December 31, 2003
Shares Acquired on Exercise (#)
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Daryl Pollock	None	None	65,000	None	None	N/A

        Whittier did not grant any long-term incentive plan awards in 2003.

Compensation of Directors

        Whittier has no standard arrangement to provide cash compensation to its employee and non-employee directors for their service on the board or its committees and did not provide any cash compensation to its non-employee directors during 2003. Both employee and non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or its committees and for other reasonable expenses related to the performance of their duties as directors. In addition, each non-employee director is eligible to receive stock option grants under Whittier's Amended Stock Option Plan and Long-term Incentive Plan, subject to recommendation by Whittier's compensation committee and approval by Whittier's independent directors.

        During fiscal year 2003, Whittier awarded 45,000 options to acquire our common stock at an exercise price of $2.00 per share to it employee and non-employee directors, including 15,000 options granted to Mr. Pollock and 30,000 options granted to our various former employee and non-employee directors, including, 10,000 to Mr. Pierce, 2,500 to Mr. Forseille, 15,000 to Mr. Montano, and 2,500 to Mr. Friedman.

        During the subsequent interim period through November 19, 2004, Whittier has granted to non-employee directors a total of 157,000 options to acquire our common stock at an average exercise price of $1.76 per share, including 30,000 options granted each to Messrs. Jeffs, Dahl, and Sorensen, 52,000 options granted to Mr. Buckner, and 15,000 options granted to Mr. Pollock.

Employment Agreements

        As a condition to the merger of our subsidiary, WEC Acquisition, Inc., into WEC, Mr. Pollock's employment agreement was terminated and he resigned as our President and CEO. Concurrent with the merger, he entered into a new consulting agreement with Whittier and remains on our board of directors. The terms of the new consulting agreement provided for Mr. Pollock to receive $10,217 Canadian dollars per month through March 2004 and a warrant to purchase 45,000 shares of Whittier's common stock at an exercise price of $2.00 per share. The warrant exercised automatically pursuant to its terms, and 45,000 shares of common stock were issued to Mr. Pollock on September 10, 2004. The consulting agreement also provided for Mr. Pollock to receive $5,108 Canadian dollars per month until March 2006, as well as $90,000 in accrued compensation, which was applied toward the aggregate exercise price of the warrant on September 10, 2004.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Under Section 13(d) of the Exchange Act, a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. The following are the shareholdings of Whittier's directors and any stockholders who are known by Whittier to own beneficially more than 5% of any class of its voting shares of as of November 19, 2004:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Charles Oliver Buckner 333 Clay Street, Suite 1100 Houston, Texas 77002	82,000	[1]	0.7%
David A. Dahl 1600 Huntington Drive South Pasadena, California 91030	30,000	[2]	0.3%
James A. Jeffs 1600 Huntington Drive South Pasadena, California 91030	30,000	[3]	0.3%
Daryl Pollock 999 West Hastings Street, Suite 525 Vancouver, B.C. Canada V6C2W2	237,400	[4]	2.1%
Bryce W. Rhodes 333 Clay Street, Suite 1100 Houston, Texas 77002	609,106	[5]	5.1%
Daniel Silverman 333 Clay Street, Suite 1100 Houston, Texas 77002	217,000	[6]	1.9%
Arlo G. Sorensen 1600 Huntington Drive South Pasadena, California 91030	3,791,466	[7]	32.9%
Michael B. Young 333 Clay Street, Suite 1100 Houston, Texas 77002	186,000	[8]	1.6%
Arthur Richards Rule 7770 El Camino Real Carlsbad, California 92009	854,626	[9]	7.2%
Whittier Holdings, Inc. 100 W. Liberty Street, Suite 890 Reno, Nevada 89501-1952	3,459,802	[10]	30.1%
Whittier Trust Company 1600 Huntington Drive South Pasadena, California 91030	2,563,385	[11]	22.3%
The Whittier Trust Company of Nevada, Inc. 100 W. Liberty Street, Suite 890 Reno, Nevada 89501-1952	896,418	[12]	7.8%
Whittier Ventures LLC 1600 Huntington Drive South Pasadena, California 91030	3,761,466	[13]	31.8%
Laura-Lee W. Woods 1600 Huntington Drive South Pasadena, California 91030	841,253	[14]	7.3%
Robert J. Woods, Jr. 1600 Huntington Drive South Pasadena, California 91030	841,253	[15]	7.3%
Frederick W. Zimmerman 1600 Smith Street, Suite 3800 Houston, Texas 77002	1,193,665	[16]	9.42%
All Officers and Directors as a Group (9 persons)	5,182,506		40.9%

(1)
Represents (i) an option to purchase 52,000 shares of common stock granted to Mr. Buckner on January 8, 2004; and (ii) 15,000 shares of common stock and a three-year warrant to purchase up to 15,000 shares of common stock at an exercise price of $2.50 per share, purchased by

  Mr. Buckner on June 16, 2004. The option will vest in three equal installments beginning on January 8, 2005.

(2)
Represents an option to purchase 30,000 shares of common stock granted to Mr. Dahl on January 8, 2004. The option will vest in three equal installments beginning on January 8, 2005.

(3)
Represents an option to purchase 30,000 shares of common stock granted to Mr. Jeffs on January 8, 2004. The option will vest in three equal installments beginning on January 8, 2005.

(4)
As disclosed in a filing on Schedule 13G filed with the SEC on December 27, 2001 and in a Form 4 filed with the SEC on September 11, 2003, and adjusted to reflect the one-for-ten reverse split of our outstanding common stock effective December 31, 2003. Represents (i) 222,400 shares of common stock; and (ii) an option to purchase 15,000 shares of common stock, which vests in three equal installments beginning on July 20, 2005.

(5)
Represents (i) 245,106 shares of common stock owned by the Bryce W. Rhodes 1975 Trust, of which Mr. Rhodes is a trustee and the beneficiary, including 60,000 shares of common stock purchased on June 16, 2004; (ii) a three-year warrant to purchase up to 60,000 shares of common stock at $2.50 per share, purchased by the Bryce W. Rhodes 1975 Trust on June 16, 2004; and (iii) an option to purchase 229,000 shares of common stock, granted to the Mr. Rhodes on January 8, 2004. The option vests in three equal installments beginning on January 8, 2005.

(6)
Represents (i) 15,000 shares of common stock and a three-year warrant to purchase up to 15,000 shares of common stock purchased by Mr. Silverman on June 16, 2004; and (ii) an option to purchase 187,000 shares of common stock granted to Mr. Silverman on January 8, 2004, which vests in three equal installments beginning on January 8, 2005.

(7)
As disclosed in a joint filing on Schedule 13D filed with the SEC on September 22, 2003 and adjusted to reflect the one-for-ten reverse split of our outstanding common stock effective December 31, 2003. Represents shares owned by Whittier Ventures, LLC described in footnote 13 below, which Mr. Sorensen is deemed to share voting and dispositive power of such shares as co-trustee of seventeen trusts that are the sole members of Whittier Ventures, LLC. Also represents an option to purchase 30,000 shares of common stock granted to Mr. Sorensen on January 8, 2004, which will vest in three equal installments beginning on January 8, 2005.

(8)
Represents (i) 15,000 shares of common stock and a three-year warrant to purchase up to 15,000 shares of common stock purchased by Mr. Young on June 16, 2004 and (ii) an option to purchase 156,000 shares of common stock granted to Mr. Young on January 8, 2004, which vests in three equal installments beginning on January 8, 2005.

(9)
As disclosed in a joint filing on Schedule 13G filed with the SEC on August 9, 2004, represents (i) 397,500 shares of common stock and a three-year warrant to purchase up to 397,500 shares of common stock at $2.50 per share purchased by Exploration Capital Partners Limited Partnership on June 16, 2004; and (ii) 29,813 shares of common stock and a three-year warrant to purchase up to 29,813 shares of common stock at $2.50 per share issued to Global Resource Investments Ltd. as a brokerage fee in a private placement of Whittier's securities. Mr. Rule beneficially owns the shares by virtue of his beneficial voting and dispositive control of Exploration Capital Partners Limited Partnership and Global Resource Investments Ltd, respectively.

(10)
As disclosed in a joint filing on Schedule 13D filed with the SEC on September 22, 2003 and adjusted to reflect the one-for-ten reverse split of our outstanding common stock effective December 31, 2003. Represents shares beneficially owned by The Whittier Trust Company of Nevada, Inc, and Whittier Trust Company described in footnotes 11 and 12 below. As the sole stockholder of each of The Whittier Trust Company of Nevada, Inc, and Whittier Trust Company, Whittier Holdings, Inc. may be deemed to share voting and dispositive power with respect to the shares of common stock owned by each of The Whittier Trust Company of Nevada, Inc. and Whittier Trust Company.

(11)
As disclosed in a joint filing on Schedule 13D filed with the SEC on September 22, 2003 and adjusted to reflect the one-for-ten reverse split of our outstanding common stock effective December 31, 2003. Represents shares of common stock owned by various trusts of which Whittier Trust Company is the sole trustee or a co-trustee.

(12)
As disclosed in a joint filing on Schedule 13D filed with the SEC on September 22, 2003 and adjusted to reflect the one-for-ten reverse split of our outstanding common stock effective December 31, 2003. Represents shares of common stock owned by various trusts of which The Whittier Trust Company of Nevada, Inc. is the sole trustee or a co-trustee.

(13)
As disclosed in an amendment to Schedule 13D filed with the SEC on August 23, 2004, including 352,500 shares of common stock and a three-year warrant to purchase up to 352,500 shares of common stock purchased by Whittier Ventures on June 16, 2004.

(14)
As disclosed in a joint filing on Schedule 13D filed with the SEC on September 22, 2003 and adjusted to reflect the one-for-ten reverse split of our outstanding common stock effective December 31, 2003. Represents shares of common stock owned by Laura-Lee W. Woods 1992 Trust and Robert J. Woods, Jr. 1992 Trust. Ms. Woods is the co-trustee of Laura-Lee W. Woods 1992 Trust and is the spouse of Robert J. Woods, Jr., the co-trustee of Robert J. Woods, Jr. 1992 Trust.

(15)
As disclosed in a joint filing on Schedule 13D filed with the SEC on September 22, 2003 and adjusted to reflect the one-for-ten reverse split of our outstanding common stock effective December 31, 2003. Represents shares of common stock owned by Laura-Lee W. Woods 1992 Trust and Robert J. Woods, Jr. 1992 Trust. Mr. Woods is the co-trustee of Robert J. Woods, Jr. 1992 Trust and is the spouse of Laura-Lee W. Woods, the co-trustee of Laura-Lee W. Woods 1992 Trust.

(16)
Represents 893,665 shares of common stock underlying a $1,787,330 subordinated convertible promissory note beneficially owned by Mr. Zimmerman and convertible into Whittier common stock at a conversion price of $2.00 per share. Also represents 300,000 shares underlying a three-year warrant to purchase Whittier common stock at an exercise price of $2.50 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Dallas Parker, Corporate Secretary of Whittier, is a partner at the law firm of Thompson & Knight LLP, which provides legal services to Whittier and its subsidiaries. For the fiscal year ended December 31, 2003, the total legal fees paid by Whittier to Thompson & Knight LLP represented less than one percent of the gross revenue of the firm.

        Whittier paid CK Cooper & Company, Inc., an investment banking firm, approximately $140,000 in fees relating to advisory services provided in connection with the September 2003 merger of Olympic and Whittier Energy Company. Although CK Cooper & Company was not deemed to be an affiliate of the Company at that time, Mr. Montano is an officer and shareholder of CK Cooper and was a member of the Company's board of directors prior to the merger.

        Whittier's Chief Operating Officer, Daniel Silverman, received a 4.63% net profits interest ("NPI") in Whittier's investment in the Beaver Dam Creek Field upon completion of WEC's acquisition of that property in 2002. The NPI entitled Mr. Silverman to 4.63% of our net operational cash flow from the field (i.e., revenues less operating costs and capital investment) after deducting related principal and interest payments under Whittier's credit facility with Compass Bank. In March 2004, Whittier acquired the NPI from Mr. Silverman for $70,000.

        In June 2004, Whittier closed a private placement with accredited investors for 1.38 million shares of our common stock priced at $1.75 per share and warrants to purchase an additional 1.38 million shares of common stock at an exercise price of $2.50 per share. The private offering was fully subscribed and resulted in total gross proceeds to Whittier of $2,415,000. Certain directors and officers of Whittier participated in the private placement, including Messrs. Rhodes, Silverman, Young, Buckner, and Parker, who acquired a total of 180,000 shares of common stock and warrants to acquire an additional 180,000 shares of common stock. Whittier Ventures, LLC., an affiliate of Whittier, acquired 352,500 shares of common stock and warrants to acquire an additional 352,500 shares of common stock at $2.50 per share. Exploration Capital Partners Limited Partnership acquired 397,500 shares of common stock and warrants to acquire an additional 397,500 shares of common stock at $2.50 per share. All officers, directors and beneficial owners of Whittier who participated in the offering, participated on the same terms and conditions as the non-affiliated investors. We also issued 29,613 shares of common stock and a related warrant to purchase an additional 29,613 shares of common stock at an exercise price of $2.50 per share to a registered broker/dealer, Global Resource Investments Ltd., as payment for services rendered as a placement agent in connection with the private offering. Exploration Capital Partners Limited Partnership and Global Resource Investments, Ltd. are indirectly controlled by a greater than 5% beneficial owner of Whittier, after taking into account their ownership received in Whittier as a result of the private placement.

        In June 2004, we acquired various operated working interests in three gas fields in South Texas for approximately $7.5 million from Texas Independent Exploration Limited, GulfCoast Acquisitions Limited, Frederick W. Zimmerman, and Frederick W. Zimmerman d/b/a Island Resources. The consideration paid for the properties consisted of i) the payment of approximately $5.7 million in cash; ii) the issuance of a six-year, approximate $1.8 million subordinated note bearing interest at a rate of 7% per annum and convertible into our common stock at a conversion price of $2.00 per share; iii) a commitment to drill four wells over a 24-month period and pay certain drilling costs on behalf of the sellers' retained working interests in those wells; iv) certain future price sharing arrangements through June 30, 2008 in the event actual prices per Mcf we receive exceed agreed upon pricing levels; and v) the issuance of a warrant to purchase 300,000 shares of our common stock at an exercise price of $2.50 per share. Whittier's management determined the $7.5 million purchase price for the South Texas properties based upon several factors, including but not limited to oil and gas reserve data for the relevant fields and opportunities for additional exploration and exploitation of the fields. This transaction was approved by the unanimous vote of our board of directors. Whittier did not engage an independent appraiser in connection with this transaction.

        Texas Independent Exploration Limited and GulfCoast Acquisitions Limited are controlled by Mr. Zimmerman, who became a beneficial owner of greater than 5% of Whittier's common stock at the closing of this transaction. Neither Mr. Zimmerman nor any of the other sellers were affiliates of Whittier at any time prior to the acquisition of the South Texas properties, the terms of which were negotiated on an arm's-length basis.

DESCRIPTION OF SECURITIES BEING REGISTERED

        During June 2004, we sold an aggregate of 1.38 million shares of Whittier common stock and warrants to purchase an aggregate of 1.38 million of common stock for total gross proceeds to Whittier of $2,415,000 in cash. The securities sold by Whittier were not registered under any federal or state laws and were offered in reliance upon exemptions from registration under such laws. Under the terms of the placement, we agreed to use our best efforts to register the 1.38 million shares of common stock and the additional 1.38 million shares of common stock underlying the warrants with the SEC on or before December 31, 2004 for the purpose of permitting the public sale of these securities. Whittier's officers and directors who participated in the private placement have waived their rights to register 180,000 shares of common stock and 180,000 warrants to purchase Whittier common stock as part of this registration statement. In addition, we also agreed to register the shares of common stock underlying the warrant and $1,787,330 convertible note on behalf of Texas Independent Exploration Limited and its affiliates.

        Our registration of these securities has triggered certain piggyback registration rights currently available to the former WEC shareholders and Daryl Pollock, who presently hold approximately 79% of our outstanding common stock as of November 19, 2004. Pursuant to the terms of the Registration Rights Agreement among Whittier, certain of its stockholders and optionees, and all of the former shareholders of WEC, eligible shareholders can require us to include their shares of common stock in this prospectus. Those stockholders who have elected to exercise these "piggyback" registration rights are set forth in the section entitled "Selling Stockholders" on page 41 of this prospectus.

Common Stock

        We are authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share. As of November 19, 2004, there were 11,523,402 shares of common stock outstanding. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. A majority of the issued and outstanding shares of common stock constitutes a quorum at any meeting of our stockholders, and a vote by the holders of a majority of our outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our articles of incorporation. There is no right to cumulate votes for the election of directors.

        Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefore. Our common stockholders have no preemptive, subscription, redemption or conversion rights.

        We have engaged Pacific Corporate Trust Company of Vancouver, British Columbia, as our independent transfer agent and registrar.

Warrants

        On June 16, 2004 in connection with its acquisition of the South Texas properties, Whittier issued a warrant to Frederick W. Zimmerman, d/b/a Island Resources, exercisable for an aggregate of 300,000 shares of common stock at an exercise price of $2.50 per share for a period of three years.

        Between June 16, 2004 and June 30, 2004, Whittier issued warrants to purchase an aggregate of 1,409,613 shares of common stock at a price of $2.50 per share. These warrants entitle each holder to purchase shares of our common stock over a period of three years from the date of issuance.

        This prospectus covers the sale by the selling stockholders of the above-referenced common stock underlying the warrants.

Preferred Stock

        We are authorized to issue up to 1,000,000 shares of preferred stock. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by our board of directors. Our board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada. In the event that we issue shares of preferred stock, such issuance will be approved by a majority of our directors who do not have a personal interest in the transaction and who will, at our expense, have access to our corporate legal counsel.

Convertible Note

        On June 16, 2004, Whittier issued a convertible note to Texas Independent Exploration Limited, a Texas limited partnership, in the amount of $1,787,330 in connection with its acquisition of the South Texas properties. The outstanding principal on the convertible note, including any accrued interest thereon, is convertible at any time during the term of the convertible note at a conversion price of $2.00 per share. No principal payments are required on the convertible note during the first two years it is outstanding. In the event the note is not converted into Whittier's common stock during this two year period, we will repay the principal outstanding ratably over 48 months until either the convertible note has been fully repaid or the remaining principal outstanding on the note is converted into our common stock. We granted "piggyback" registration rights to the sellers with regard to the convertible note, which is fully subordinated to our existing credit facility and may be paid off at any time without penalty.

        This prospectus covers the sale by the holder of the above referenced convertible note for the common stock underlying the note.

Registration Rights

        Certain holders of registration rights, including each of our officers and directors, have elected not to exercise those rights in connection with this prospectus. These holders, however, retain certain "piggyback" registration rights and may require Whittier to include their common stock (including the common stock underlying any warrants held by them) in the event that Whittier files a subsequent registration statement registering additional Whittier securities. These rights are subject to the right of the underwriters of an offering to limit the number of shares included in that registration under certain circumstances.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our articles of incorporation limit the personal liability of Whittier's officers and directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Nevada Revised Statutes (the "NRS"). Our bylaws also provide for Whittier to indemnify directors and officers to the fullest extent permitted by the Nevada Revised Statutes. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors or officers.

        Under Nevada law, a corporation may indemnify a director or officer if (i) he or she is not liable pursuant to Section 78.138 of the NRS for breaching fiduciary duties as an officer or director or where breach of duties involved intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Whittier pursuant to our articles of incorporation, bylaws, the Nevada Revised Statutes, or otherwise, Whittier has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately-negotiated transactions;

  •
  short sales that are not violations of the laws and regulations of any state or the United States;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing of options on the shares or a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

        The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act, the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

        The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

        The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

        We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

        If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

SELLING STOCKHOLDERS

        The table below sets forth information concerning the sale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the sale of the common stock by the selling stockholders. We may receive up to $3,824,533 from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. Because these shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the issuance of those shares was not registered with the SEC, the selling shareholders currently hold "restricted stock."

        The following table also sets forth the name of each person who is offering the sale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Number of Shares Owned Before Offering
Selling Stockholders	Number of Shares	Percent of Class
Adam J. Rhodes 1981 Trust†(1)	60,000	1.39%
Beachstone Joint Venture LTD†(2)	120,000	2.78%
David Cury†	30,000	0.69%
Louis Davis†	15,000	0.35%
Exploration Capital Partners Limited Partnership†(3)	795,000	18.40%
G K Holt MPPP & PST FBO Phillip Morgan†(4)	30,000	0.69%
Bruce E. Gerhardt†	30,000	0.69%
The Stanley and Linda Gerlach Family Trust†(5)	60,000	1.39%
Global Resource Investments Ltd.†(6)	59,626	1.38%
J. Curtis Henderson†	30,000	0.69%
Holcomb Oil and Gas, Inc.†(7)	30,000	0.69%
Gerhard C.J. Jansen†	15,000	0.35%
Laddia A. Whittier 1966 Trust(8)	127,151	2.94%
Laddia A. Whittier 1981 Trust(9)	421,843	9.76%
Mercaldo Family Trust†(10)	60,000	1.39%
MDW & Associates, LLC†(11)	30,000	0.69%
Ronin Resources, LLC†(12)	60,000	1.39%
Van Simmons†	30,000	0.69%
Smoke Holdings, Ltd.†(13)	120,000	2.78%
Raymond D. Sphire, Jr.†	30,000	0.69%
Terry Rhodes Joyner 1975 Trust(14)	118,185	2.74%
Texas Independent Exploration Limited(15)	893,665	20.68%
Lieven J. Van Riet†	90,000	2.08%
Whittier Ventures, LLC†(16)	705,000	16.32%
Eric F. Yuhl 2002 Revocable Trust(17)†	60,000	1.39%
Frederick W. Zimmerman(18)	300,000	6.94%
TOTAL	4,320,470	100.00%

†
These stockholders participated in a private placement of Whittier's equity securities that closed on June 30, 2004. Each investor purchased units, which contained 15,000 shares of common stock and a warrant to purchase 15,000 shares of common stock, except Global Resource

  Investments Ltd., which received slightly less than two units as part of its placement fee. The warrants have an exercise price of $2.50 per share.

(1)
Adam J. Rhodes, as co-trustee of the Adam J. Rhodes 1981 Trust, may be deemed to have voting and investment control with respect to the common stock held by the trust.

(2)
The Graziadio Family Trust holds ownership control of Beachstone Joint Venture LTD. As co-trustees of the Graziadio Family Trust, Phil Bardack and William Lang may be deemed to have voting and investment control with respect to the Whittier securities held by Beachstone Joint Venture Ltd.

(3)
Arthur Richards Rule and Bonnie Rule are co-trustees of the Rule Family Trust udt 12/17/98, which owns 90% of the general partner of Exploration Capital Partners Limited Partnership, and therefore may be deemed to have voting and investment control with respect to the Whittier securities held by Exploration Capital Partners Limited Partnership.

(4)
As the sole trustee of G K Holt MPPP & PST FBO Phillip Morgan, Phillip Morgan has voting and investment control of the Whittier securities held by G K Holt MPPP & PST FBO Phillip Morgan.

(5)
As co-trustees of the Stanley and Linda Gerlach Family Trust, Stanley W. Gerlach, Jr. and Linda B. Gerlach have voting and investment control of the Whittier Securities held by the trust.

(6)
Arthur Richards Rule and Bonnie Rule are co-trustees of the Rule Family Trust udt 12/17/98, which owns 100% of the general partner of Global Resource Investments Ltd., and therefore may be deemed to have voting and investment control with respect to the Whittier securities held by Global Resource Investments Ltd.

(7)
Jeff Holcomb is the sole owner and director of Holcomb Oil and Gas Company.

(8)
Capital Guardian Trust Company is the sole trustee of the Laddia A. Whittier 1966 Trust.

(9)
As a co-trustee of the Laddia A. Whittier 1981 Trust, Laddia A. Whittier is deemed to have voting and investment control of the shares of common stock held by the trust. Capital Guardian Trust Company is the other co-trustee.

(10)
As co-trustees of the Mercaldo Family Trust, Edward L. Mercaldo and Karen A. Mercaldo may be deemed to have voting and investment control of the Whittier securities held by that trust.

(11)
Michael D. Winn is the sole manager and controlling member of MDW & Associates, LLC, and therefore has voting and investment control of the Whittier securities held by that company.

(12)
Michael Lance is the controlling member of Ronin Resources LLC and therefore has voting and investment control of the Whittier securities held by that company.

(13)
Greg H. Kubicek has voting and investment control of the Whittier securities held by Smoke Holdings, Ltd.

(14)
Terry Whittier is the sole trustee of the Terry Rhodes Joyner 1975 Trust and therefore has voting and investment control of the Whittier common stock held by the trust.

(15)
Represents shares of common stock underlying a $1,787,330 convertible promissory note with a conversion price of $2.00 per share. Frederick W. Zimmerman is the sole owner of Texas Independent Exploration Limited. See Note 18.

(16)
Arlo Sorensen is the co-trustee of seventeen trusts that are members of Whittier Ventures LLC. The seventeen trusts constitute a majority of the outstanding membership interests of Whittier Ventures LLC, therefore Mr. Sorensen is deemed to have voting and investment control of the Whittier securities held by Whittier Ventures LLC.

(17)
Eric F. Yuhl is the sole trustee of the Eric F. Yuhl 2002 Revocable Trust and therefore has voting and investment control of the Whittier securities owned by the trust.

(18)
Represents shares of common stock underlying that certain warrant issued to Mr. Zimmerman on June 16, 2004, which is exercisable for $2.50 per share. Mr. Zimmerman is also the sole owner of Texas Independent Exploration Limited. See Note 15.

LEGAL MATTERS

        The validity of the subscription rights and the shares of common stock offered pursuant to this offering will be passed upon for us by Thompson & Knight LLP.

EXPERTS

        We have not hired any experts on a contingent basis in relation to this registration statement.

GLOSSARY OF OIL AND GAS TERMS

        The following are abbreviations and definitions of terms commonly used in the oil and gas industry:

        "BBL" means a barrel of 42 U.S. gallons.

        "BOE" means barrels of oil equivalent; converting volumes of natural gas to oil equivalent volumes using a ratio of six Mcf of natural gas to one Bbl of oil.

        "Completion" means the installation of permanent equipment for the production of oil or gas.

        "Development Well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

        "Dry Hole" or "Dry Well" means a well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

        "Exploratory Well" means a well drilled to find and produce oil or gas reserves not classified as proved, to find a new production reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

        "Farm-Out" means an agreement pursuant to which the owner of a working interest in an oil and gas lease assigns the working interest or a portion thereof to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" and the assignor issues a "farm-out."

        "Farm-In" see "Farm-Out" above.

        "Gas" means natural gas.

        "Gross" when used with respect to acres or wells, refers to the total acres or wells in which we have a working interest.

        "Infill Drilling" means drilling of an additional well or wells provided for by an existing spacing order to more adequately drain a reservoir.

        "MCF" means thousand cubic feet.

        "BTU" means British Thermal Units. British Thermal Unit means the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

        "Net" when used with respect to acres or wells, refers to gross acres or wells multiplied, in each case, by the percentage working interest owned by us.

        "Net Production" means production that is owned by us less royalties and production due others.

        "Operator" means the individual or company responsible for the exploration, development and production of an oil or gas well or lease.

        "Present Value" ("PV") when used with respect to oil and gas reserves, means the estimated future gross revenues to be generated from the production of proved reserves calculated in accordance with the guidelines of the SEC, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation (except to the extent a contract specifically provides otherwise), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

        "Productive Wells" or "Producing Wells" consist of producing wells and wells capable of production, including wells waiting on pipeline connections.

        "Proved Developed Reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

        "Proved Reserves" means the estimated quantities of crude oil and natural gas which upon analysis of geological and engineering data appear with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

            (i)  Reservoirs are considered proved if either actual production or conclusive formation tests support economic producibility. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

           (ii)  Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          (iii)  Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) crude oil and natural gas, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics or economic factors; (C) crude oil and natural gas that may occur in undrilled prospects; and (D) crude oil and natural gas that may be recovered from oil shales, coal, gilsonite and other such resources.

        "Proved Undeveloped Reserves" means reserves that are recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for completion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

        "Recompletion" means the completion for production of an existing well bore in another formation from that in which the well has been previously completed.

        "Reserves" means proved reserves.

        "Reservoir" means a porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

        "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

        "3-D Seismic" means an advanced technology method by which a three dimensional image of the earth's subsurface is created through the interpretation of reflection seismic data collected over a surface grid. 3-D seismic surveys allow for a more detailed understanding of the subsurface than do conventional surveys and contribute significantly to field appraisal, development and production.

        "Working Interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties.

        "Workover" means operations on a producing well to restore or increase production.

WHERE YOU CAN FIND MORE INFORMATION

        We file information statements and annual, quarterly and special reports with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's public reference room in Washington, D.C. located at 450 Fifth Street N.W., Washington, D.C. 20549. You may also call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including us. Our Securities and Exchange Commission filings are also available to you free of charge at the Securities and Exchange Commission's web site at www.sec.gov.

        This prospectus is part of a registration statement on Form SB-2 we have filed with the Securities and Exchange Commission under the Securities Act of 1933.

        You may request a copy of our filings, at no cost, by writing or telephoning us at:

Whittier Energy Corporation
333 Clay Street
Suite 1100
Houston, Texas 77002
(713) 850-1880

FINANCIAL STATEMENTS
WITH
INDEPENDENT AUDITOR'S REPORT

YEARS ENDED DECEMBER 31, 2003 AND 2002

AND

FOR THE INTERIM PERIODS ENDED SEPTEMBER 30, 2004 and 2003

FOR

WHITTIER ENERGY CORPORATION

WHITTIER ENERGY CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Whittier Energy Corporation
Houston, Texas

        We have audited the accompanying consolidated balance sheets of Whittier Energy Corporation and its subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. We have also audited the balance sheet of Whittier Energy Corporation and its subsidiary as of December 31, 2002, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the 2003 consolidated financial statements referred to above present fairly in all material respects the financial position of Whittier Energy Corporation and its subsidiaries at December 31, 2003, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the 2002 financial statements present fairly, in all material respects, the financial position of Whittier Energy Corporation and its subsidiary as of December 31, 2002, and the results of operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

BROWN ARMSTRONG PAULDEN McCOWN STARBUCK & KEETER ACCOUNTANCY CORPORATION

Bakersfield, California
March 5, 2003

WHITTIER ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

		December 31,
	September 30, 2004	2003	2002
	(Unaudited)	(Audited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$1,353	$1,037	$302
Accounts receivable	2,294	1,199	631
Income tax receivable (Note 5)	38	38	246
Prepaid assets	129	76	—

Total current assets	3,814	2,350	1,179
Restricted cash and cash equivalents	—	—	25
Deferred income tax assets (Note 5)	1,695	883	661
Investments in partnerships (Note 3)	256	240	1,035
Investments in marketable securities (Note 2)	892	775	598
Oil and gas properties (successful efforts method), furniture and equipment, net (Note 4)	18,980	10,369	7,724

Total assets	$25,637	$14,617	$11,222

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,815	$1,304	$393
Taxes payable	105	19	16
Note payable, current portion (Note 6)	1,650	560	—

Total current liabilities	4,570	1,883	409
Deferred income tax liability (Note 5)	1,732	1,513	1,260
Note payable (Note 6)	6,215	3,945	3,550
Subordinated note payable (Note 6)	1,787	—	—
Asset retirement obligation	100	69	—
Commodity price hedging contracts (Note 10)	2,761	574	434

Total liabilities	17,165	7,984	5,653
Stockholders' equity (Note 7):
Common stock, no par value, 100,000,000 shares authorized and 11,523,402, 10,046,296, and 10,046,296 shares issued and outstanding as of September 30, 2004, December 31, 2003 and December 31, 2002, respectively	12	10	10
Additional paid-in capital	5,202	2,694	1,412
Accumulated other comprehensive income (loss), unrealized gain (loss) on marketable securities, net of taxes of $1,080, $270,882 and $321,782, for the periods ended September 30, 2004, December 31, 2003, and December 31, 2002, respectively (Note 2)	2	(503)	(598)
Accumulated other comprehensive loss, hedging contracts, net of taxes of $966,491, $200,912 and $151,948 for the periods ended September 30, 2004, December 31, 2003 and December 31, 2002, respectively (Note 10)	(1,795)	(373)	(282)
Retained earnings	5,051	4,805	5,027

Total stockholders' equity	8,472	6,633	5,569

Total liabilities and stockholders' equity	$25,637	$14,617	$11,222

See accompanying notes.

WHITTIER ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share Data)

			Year Ended December 31,
	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003
			2003	2002
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Oil and gas revenues	$6,942	$4,413	$6,154	$3,641
Costs and expenses:
Lease operating expenses	1,995	1,625	2,117	1,632
Production taxes	633	443	642	366
Depreciation, depletion, and amortization	1,696	865	1,368	828
Exploration expense	742	—	156	247
General and administrative expenses	1,146	689	1,316	590

Total costs and expenses	6,212	3,622	5,599	3,663

Income/(loss) from operations	730	791	555	(22)
Other income/(expense):
Interest and dividend income	2	2	3	59
Interest expense	(253)	(149)	(204)	(160)
Gain from property sales	244	(31)	24	873
Partnership income	168	8	19	5
Impairment of partnership investments	—	(733)	(733)	—
Impairment of marketable securities	(645)	—	—	—

Other income/(expense)	(484)	(903)	(891)	777

Income/(loss) before income taxes and cumulative effect of change in accounting principle	246	(112)	(336)	755
Provision for income tax benefit/(provision)	—	—	120	(264)

Income/(loss) before cumulative effect of change in accounting principle	246	(112)	(216)	491
Cumulative effect of change in accounting principle	—	(6)	(6)	—

Net income/(loss)	$246	$(118)	$(222)	$491

Basic earnings per share:
Income/(loss) per share before cumulative effect of change in accounting principle	$.02	$(.01)	$(.02)	$.05
Cumulative effect of change in accounting principle	—	(.00)	(.00)	—

Net income/(loss) per share	$.02	$(.01)	$(.02)	$.05

Weighted average number of shares outstanding (basic)	10,607,409	10,046,296	10,046,296	10,046,296

Dilutive earnings (loss) per share:
Earnings (loss) per share before cumulative effect of change in accounting principle	$.02	$(.01)	$(.02)	$.05
Cumulative effect of change in accounting principle	—	(.00)	(.00)	—

Net income (loss) per share	$.02	$(.01)	$(.02)	$.05

Weighted average number of shares outstanding (diluted)	11,321,537	10,046,296	10,046,296	10,046,296

Basic shares outstanding	10,607,409	10,046,296	10,046,296	10,046,296
Dilutive securities outstanding:
Stock options and warrants	714,128	—	—	—

Diluted shares outstanding, assuming conversion of dilutive securities	11,321,537	10,046,296	10,046,296	10,046,296

See accompanying notes.

WHITTIER ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003	Year Ended December 31,
			2003	2002
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Cash flows from operating activities
Net income/(loss)	$246	$(118)	$(222)	$491
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation, depletion, and amortization	1,696	865	1,368	828
Deferred income taxes	—	—	30	567
(Gain)/loss on the sale of oil and gas properties	(246)	31	(24)	(873)
Loss on the sale of marketable securities	2	—	—	—
Exploration expense	463	—	156	247
Partnership income	(168)	(8)	(19)	(5)
Impairment of marketable securities	645	—	—	—
Impairment of partnership investments	—	733	733	—
Cumulative effect of change in accounting principal	—	6	6	—
(Increase)/decrease in restricted cash	—	25	25	(25)
(Increase) in accounts receivable	(1,095)	(543)	(568)	(385)
(Increase)/decrease in prepaids and other receivables	(53)	(88)	132	(176)
Increase in accounts payable	1,511	916	911	244
Increase in taxes payable	86	96	3	5
Net current liabilities acquired in acquisition of Olympic Resources Ltd.	—	(245)	(359)	—

Net cash provided from operating activities	3,087	1,670	2,172	918

Cash flows from investing activities
Investment in oil and gas properties	(10,934)	(1,433)	(3,299)	(6,673)
Proceeds from sale of oil and gas properties	525	36	30	1,511
Net proceeds from private placement	2,331	—	—	—
Investments in partnerships	(64)	(104)	(141)	(286)
Distributions from partnerships	217	160	222	140
Repayment on note receivable	—	—	—	1,160
Investment in marketable securities	—	—	—	(902)
Proceeds from the sale of marketable securities	7	20	31	—

Net cash used in investing activities	(7,918)	(1,321)	(3,157)	(5,050)

WHITTIER ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

			Year Ended December 31,
	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003	2003	2002
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Cash flows from financing activities
Cash acquired in merger with Olympic	—	765	765	—
Loan payments	(690)	(70)	(205)	(2,768)
Proceeds from senior credit facility	4,050	560	1,160	6,318
Proceeds from subordinated convertible note	1,787	—	—	—

Net cash provided from financing activities	5,147	1,255	1,720	3,550

Net increase (decrease) in cash and cash equivalents	$316	$1,604	$735	$(582)

Cash and cash equivalents at beginning of period	1,037	302	302	884

Cash and cash equivalents at end of period	$1,353	$1,906	$1,037	$302

Supplemental cash flow disclosure
Interest paid	253	149	204	160

Supplemental schedule of non-cash investing and financing activities
Marketable securities received as repayment of note receivable	—	—	—	902
Non-cash impairment of marketable securities	645	—	—	—

Book value of oil and gas properties exchanged	—	—	—	334

Unrealized (gain)/loss on marketable securities	(2)	(168)	(95)	428

Unrealized loss on hedge contracts	1,795	(12)	91	282

Value of stock warrants issued for purchase of South Texas Properties	135	—	—	—

See accompanying notes.

WHITTIER ENERGY CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(In Thousands)

	Common Stock
						Accumulated Other Comprehensive Income (Loss)
	Shares Outstanding	Amount	Series A Preferred Stock	Paid in Capital	Retained Earnings		Total
Balance at December 31, 2001	10,046,296	10	—	1,412	4,536	(170)	5,788
Unrealized holding loss on available for sale marketable securities, net of deferred taxes	—	—	—	—	—	(428)	(428)
Unrealized loss on fair value of hedging contracts, net of deferred taxes	—	—	—	—	—	(282)	(282)
Net income	—	—	—	—	491	—	491

Balance at December 31, 2002	10,046,296	10	—	1,412	5,027	(880)	5,569
Unrealized holding gain on available for sale marketable securities, net of deferred taxes	—	—	—	—	—	95	95
Unrealized loss on fair value of hedging contracts, net of deferred taxes	—	—	—	—	—	(91)	(91)
Paid-in-capital from the acquisition of Olympic Resources Ltd.	—	—	—	1,282	—	—	1,282
Issuance of Series A Preferred Stock	—	—	83	—	—	—	83
Conversion of Series A Preferred Stock	—	—	(83)	—	—	—	(83)
Net income	—	—	—	—	(222)	—	(222)

Balance at December 31, 2003	10,046,296	10	—	2,694	4,805	(876)	6,633
Common stock issuance in private placement	1,409,813	2	—	2,312	—	—	2,314
Issuance of common stock warrants in property acquisition	—	—	—	135	—	—	135
Issuance of common stock in exchange for settlement of outstanding investment banking fees	22,293	—	—	40	—	—	40
Purchase price adjustment on acquisition of Olympic Resources	—	—	—	(69)	—	—	(69)
Exercise of common stock warrant	45,000	—	—	90	—	—	90
Unrealized holding loss on available for sale marketable securities, net of deferred taxes	—	—	—	—	—	(140)	(140)
Impairment of marketable securities	—	—	—	—	—	645	645
Unrealized loss on fair value of hedging contracts, net of deferred taxes	—	—	—	—	—	(1,422)	(1,422)
Net income	—	—	—	—	246	—	246

Balance at September 30, 2004	11,523,402	12	—	5,202	5,051	(1,793)	8,472

See accompanying notes.

WHITTIER ENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Whittier Energy Corporation, formerly Olympic Resources Ltd, a Nevada corporation ("Whittier"), is an independent oil and gas exploration and production company engaged in the acquisition, exploration and development of oil and gas properties in the continental United States. As of September 30, 2004, Whittier had three wholly owned subsidiaries, including Whittier Energy Company ("Whittier Energy"), a Nevada corporation, Whittier Operating, Inc. ("Whittier Operating"), a Texas Corporation, and Olympic Resources (Arizona) Ltd. ("Olympic Arizona"), an Arizona corporation. Whittier Operating is a direct subsidiary of Whittier Energy. References to the "Company" refer to Whittier and its subsidiaries.

        Whittier was originally incorporated in the Province of British Columbia, Canada, in 1986, under the name Global Data Systems Corp., a Canadian corporation. Global Data Systems was later renamed Comtron Enterprises Inc. in November 1989. In October 1993, Comtron Enterprises changed its name to Olympic Resources Ltd. ("Olympic").

        In January 2003, Olympic re-incorporated into the State of Wyoming from the Province of British Columbia, as the Company's principal activities were carried on in the U.S. and re-incorporation as a U.S. company would provide various U.S. tax benefits in the event Olympic was to enter into a future business combination or merger with another U.S. corporation. No such reorganization was proposed at the time of the re-incorporation, however.

        On September 10, 2003, Olympic's wholly owned subsidiary, WEC Acquisition, Inc. ("WEC"), a Wyoming corporation, merged into Whittier Energy, triggering a change in control of the Company (the "Merger"). WEC was formed by Olympic during the quarter ended September 30, 2003, solely for the Merger, whereby WEC merged with and into Whittier Energy with Whittier Energy surviving the Merger to become the wholly owned subsidiary of the Company. In exchange for their Whittier Energy common stock, the Whittier Energy shareholders received shares of the Company's voting common stock and Series A Convertible Preferred Stock ("Series A Preferred Stock"). The Merger is more fully discussed in Note 12.

        As part of the corporate restructuring of the Company, in December 2003 the Company's stockholders approved a one-for-ten reverse stock split of the Company's common stock and the merger of Olympic into a newly formed, wholly owned subsidiary, "Whittier Energy Corporation," a Nevada corporation. On December 31, 2003, Olympic affected the one-for-ten reverse split of its common stock and consummated the merger of Olympic with and into Whittier Energy Corporation. As a result of the reverse split, the Company's Series A Preferred Stock automatically converted into shares of the Company's split-adjusted common stock and Whittier Energy's former shareholders owned approximately 85% of the Company's outstanding voting common stock. In June 2004, the Company issued warrants and 1.38 million shares of common stock in a private offering. As a result, Whittier Energy's former stockholders presently own approximately 79% of the Company's outstanding common (see Note 7).

        The information furnished herein for the interim periods ended September 30, 2004 and September 30, 2003, was taken from the books and records of the Company without audit. However, the information reflects all adjustments, which are, in the opinion of management, normal recurring adjustments necessary for the fair statement of the results for the interim period presented. The results of operations for the interim period are not necessarily indicative of the results to be expected for any future interim period or for the year.

        This summary of significant accounting policies of the Company are presented to assist in understanding its financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements.

Nature of Operations and Organization

        The Company's assets consist primarily of operated and non-operated working interests, royalty interests, partnership interests, and mineral acreage in nine states. In March 2002, Whittier Energy formed Whittier Operating to manage the Company's operated oil and gas properties, including two oil and gas properties acquired by Whittier Energy during 2002, two additional operated properties acquired during 2003, and four operated properties acquired in the interim period ended September 30, 2004.

Principles of Consolidation and Combination

        Although the Company was the legal acquirer of Whittier Energy and continues as a publicly traded entity, Whittier Energy was the acquirer for accounting purposes. As a result, the Company has conformed to Whittier Energy's accounting methods on a prospective basis, including the use of a calendar year-end and reporting its oil and gas activities using the successful efforts method of accounting. For SEC reporting purposes, the Company presents Whittier Energy's historical financial statements up to the effective date of the Merger and combined financial results thereafter. Accordingly, the consolidated financial statements for the year ended December 31, 2003 include the financial results of Whittier and Olympic Arizona, from the effective date of the Merger through December 31, 2003, as well as the accounts of Whittier Energy and Whittier Operating for the entire calendar year 2003. The Company's consolidated financial statements for the year ended December 31, 2002, only include the accounts of Whittier Energy and Whittier Operating. All material intercompany transactions have been eliminated.

        The Company accounts for its investments in oil and gas partnerships and joint ventures using the proportionate consolidation method, whereby our proportionate share of each entity's assets, liabilities, revenues, and expenses are included in the appropriate classification in the consolidated financial statements. Investment interests in partnerships less than 20%, where the Company has limited liability and no significant influence over the investee, are accounted for using the cost method, whereby the investment is recorded at the lower of cost or fair market value and cash distributions are treated as return of capital and are only recognized in income when cumulative distributions exceed the Company's cost basis in the investment.

Use of Estimates in the Preparation of Financial Statements

        The preparation of these financial statements requires the use of estimates by management in determining the Company's assets, liabilities, revenues and expenses. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the estimate of the Company's proved oil and gas reserves prepared by an independent engineering consultant. Such estimates are subject to various uncertainties inherent in the estimation of quantities of proved reserves. Estimated reserves are used in the calculation of depletion, depreciation and amortization as well as the Company's assessment of proved oil and gas properties for impairment.

Cash and Cash Equivalents

        Cash equivalents include cash on hand and on deposit, and highly liquid debt instruments with original maturities of three months or less. The Company classified amounts as restricted cash as of December 31, 2002 to provide a bond to the State of Louisiana for oil and gas properties held by the Company within Louisiana. The bond was later collateralized using the Company's excess borrowing base under its existing credit agreement, and the cash bond was refunded to the Company.

Accounts Receivable

        The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

Marketable Securities

        The Company classifies its investments in marketable securities as available for sale. Such investments are carried in the financial statements at fair value. Realized gains and losses, determined using the first-in, first-out (FIFO) method, are included in earnings, and unrealized holding gains and losses are excluded from net income (loss) and reported in other comprehensive income (loss). The Company periodically reviews its investments in marketable securities to determine if a permanent impairment exists, recognizing any resulting permanent impairment in earnings in the period such a determination is made.

Oil and Gas Property and Equipment (Successful Efforts)

        Oil and gas properties are accounted for using the successful efforts method. Under this method, exploration costs (drilling costs of unsuccessful exploration wells, geological and geophysical costs, and non-producing leasehold amortization and delay rentals) are charged to expense when incurred. Costs to develop producing properties, including drilling costs and applicable leasehold acquisition costs, are capitalized. Costs to drill exploratory wells that result in additions to reserves are also capitalized.

        Depreciation, depletion and amortization of producing properties, including depreciation of well and support equipment and amortization of related lease costs, are determined by using a unit-of-production method based upon estimated proved reserves. Acquisition costs of unproved properties are carried at cost until exploration activities commence.

        The Financial Accounting Standards Board ("FASB"), in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable." The provisions of SFAS 144 are applicable to proved properties and costs of wells and related equipment. Periodically, if there is a large decrease in oil and gas reserves or production on a property, or if a dry hole is drilled on or near one of its properties, the Company will review the properties for impairment. SFAS 144 also established guidelines for determining recoverability based on future net cash flows from the use of the asset and for the measurement of the impairment loss. Impairment loss under SFAS 144 is calculated as the difference between the carrying amount of the asset and its fair value. If the carrying amount exceeds the discounted future net revenues, an impairment is recognized equal to the difference between the carrying value and the discounted estimated future net revenues of that property, which closely reflects fair market value. Any impairment loss is recorded in the current period in which the recognition criteria are first applied and met.

        Under the successful efforts method of accounting for oil and gas properties, the Company periodically assesses its proved properties for impairments by comparing the aggregate net book value of its proved properties with their aggregate undiscounted future net cash flows. The Company performs a periodic review for impairment of proved properties on a field by field basis. Unamortized capital costs are measured on a field basis and are reduced to fair value if it is determined that the sum of expected undiscounted future net cash flows is less than the net book value. The Company determines if an impairment has occurred through either adverse changes or as a result of its periodic review for impairment. Impairment is measured on discounted cash flows utilizing a discount rate appropriate for risks associated with the related properties or based on fair market values.

        Sales of proved and unproved oil and gas properties are recognized in income as gain or loss on property sales, equal to the difference between the proceeds received less the net remaining book basis of the properties transferred. The Company determines net book basis as the difference between the gross cost basis of the property less accumulated depletion, depreciation and amortization through the date of sale.

Equipment and Fixtures

        Equipment and fixtures are stated at cost and depreciated over the estimated useful lives of the assets, which range from three to seven years, using the straight-line method. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gains or losses are included in income.

        Maintenance and repairs, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. Gains or losses on the dispositions of property and equipment, other than oil and gas, are reflected in the Company's results from operations.

Deferred Income Taxes

        Under SFAS No. 109, "Accounting for Income Taxes," deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities, given the provision of the applicable tax laws in effect at that time. Deferred taxes are reduced by a valuation allowance for the amount of any deferred tax benefit the Company does not expect to be realized. See "Note 5—Income Taxes."

Revenue Recognition

        Crude oil and natural gas revenues are recognized after production takes place, when the sale is completed and the risk of loss transfers to a third party purchaser. The Company utilizes the entitlement method to account for its revenues from sales of its oil and gas production. The Company does not have any significant gas imbalances relating to its oil and gas properties. Undistributed oil and gas revenues due to third parties from the properties the Company operates are included in current accounts payable on the Company's balance sheet.

Management of Commodity Price Risk

        The Company from time to time enters into commodity price hedging contracts with respect to its oil and gas production to achieve a more predictable cash flow, as well as reduce its exposure to price volatility. The Company accounts for its hedging contracts in accordance with SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities."

        SFAS 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value regardless of the purpose or intent for holding the instrument. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. Based on the nature of the Company's derivative instruments currently outstanding and the historical volatility of oil and gas commodity prices, the Company expects that SFAS 133 could increase volatility in the Company's earnings and other comprehensive income for future periods. SFAS 133 provides that the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow hedge be reported as a component of other comprehensive income, net of deferred taxes. The effective gain or loss will be reclassified from other comprehensive income into earnings in the period in which the sales of the applicable oil and gas production the hedge relates to are recognized in the Company's income statement.

        The Company accounts for its derivatives as cash flow hedging instruments, and recognizes gains or losses on settlement of its hedging instruments in oil and gas revenues, and changes in their fair value as a component of other comprehensive income, net of deferred taxes. The Company considers the ineffective portion of its hedging instruments to be immaterial. The Company recognized pre-tax losses in oil and gas revenues of $970,370, $524,296, $703,252 and $109,079, for the periods ended September 30, 2004, September 30, 2003, December 31, 2003 and December 31, 2002, respectively, due to realized settlements of its price hedge contracts during the respective periods. The Company recorded unrealized losses on cash flow hedging contracts of $1,794,912, net of deferred taxes of $966,491, for the period ended September 30, 2004. The Company recorded unrealized losses of $373,128, net of deferred taxes of $200,912, for the year ended December 31, 2003, and unrealized losses of $282,190, net of deferred taxes of $151,948, for the year ended December 31, 2002.

Earnings (Loss) per Common Share

        Basic earnings/(loss) per common share is calculated by dividing net income or loss by the aggregate weighted average number of shares outstanding during the period. Diluted earnings/(loss) per share considers the dilutive effect of the average number of common stock equivalents, consisting of the Company's common stock options and warrants, that were outstanding during the period. Common stock and common stock equivalents outstanding for the year ended December 31, 2002 reflect the Company's common stock outstanding as of the date of the Merger. Whittier Energy did not have any common stock equivalents outstanding as of December 31, 2002 and all stock options and warrants acquired from the Company as part of the Merger are reflected on a prospective basis from the date of the Merger.

        All share amounts have been adjusted to reflect the Company's one-for-ten reverse stock split and conversion of its Series A Preferred Stock into common stock on December 31, 2003. See Note 7.

Accounting for Stock Based Compensation

        The Company accounts for stock based compensation using the intrinsic value method under APB 25 "Accounting for Stock Issued to Employees." SFAS 123 requires that pro forma information regarding net income and earnings per share be determined as if the Company had accounted for its employee stock options under the fair value method as defined in SFAS 123. We estimate the fair value for options issued during the period, if any, as of the date of grant using the Black-Scholes option pricing model by using weighted average assumptions, volatility factors of the expected market price of the Company's common stock, and the weighted average life expectancy of the options. The Company did not issue any options during 2003 and did not have any options outstanding as of December 31, 2002. The Company acquired 187,500 options previously issued by Olympic as part of the Merger, all of which were fully vested as of the date of the Merger. Therefore, the Company has no reconcilable difference between net income (loss) determined using APB 25 versus pro-forma results calculated under SFAS 123 for the years ended December 31, 2003 and 2002, respectively.

        In December 2003, the Company's Board of Directors approved a Long Term Incentive Plan (the "Plan"), which was ratified by the Company's stockholders in July 2004. The Plan sets aside a total of 1.56 million shares of the Company's common stock for issuance to the Company's officers, directors, employees, and consultants. During January 2004, the Company granted a total of 729,000 options to purchase the Company's common stock at an average exercise price of $1.75 per share to certain directors, officers, and employees of the Company, of which 15,000 options were cancelled in May 2004. The options vest ratably over a three-year period from the date of grant and have a term of five years. The fair market value of the net options outstanding on the date of grant was estimated to be $1,088,611 using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 4%, dividend yield of 0%, volatility factors of the expected market price of the Company's common stock of 1.58, and a weighted average life expectancy of the options of 3.5 years. The Company issued an additional 59,500 options to various employees of the Company during the nine months ended September 30, 2004, with an average exercise price of $1.64 per share, also subject to three year ratable vesting with a term of five years. The fair market value of the options on the date of grant was estimated to be approximately $51,000 using the Black Scholes option pricing model using weighted average assumptions applicable on the date of grant.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation, an Amendment of SFAS No. 123" ("SFAS 123") in an effort to encourage the recognition of compensation expense for the issuance of stock options. The Company has elected to continue accounting for stock-based compensation under APB Opinion No. 25 and disclose pro forma net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 and 148 had been applied.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information, in thousands, is as follows:

			Year Ended December 31,
	Nine Months Ended September 30, 2004	Nine Months Ended September 30, 2003
			2003	2002
Net income/(loss) under APB 25	$560	$270	$(222)	$491
Effect of SFAS 123	(96)	—	—	—

Pro forma net income (loss)	$464	$270	$(222)	$491

Pro forma basic earnings (loss) per share	$.04	$.03	$(.02)	$.05

Pro forma diluted earnings (loss) per share	$.04	$.03	$(.02)	$.05

Prior Year Reclassifications

        Certain prior year amounts have been reclassified to conform with the current year presentation, including reclassification of certain lease operating expenses as general and administrative expenses to reflect inter-company allocations for overhead charges related to the Company's operated properties. Such reclassifications had no effect on the Company's operating income, net income or shareholders' equity.

New Accounting Standards

        In June 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations." The Statement requires entities to record the fair value of a liability for legal obligations associated with the retirement obligations of tangible long-lived assets in the period in which it is incurred. When the liability is initially recorded, the entity increases the carrying amount of the related long-lived asset. Over time, accretion of the liability is recognized each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for fiscal years beginning after June 15, 2002. The Company adopted SFAS 143 for the calendar year beginning January 1, 2003. As a result of the adoption, the Company recorded an asset retirement obligation of approximately $35,546, an increase to oil and gas properties of $32,156 and a non-cash charge of $6,361, which was recorded as a Cumulative Effect of Change in Accounting Principle at January 1, 2003. The pro-forma effect of the Company's adoption of SFAS 143 as of December 31, 2002 was insignificant to the Company's financial results and has not been presented.

        As of September 30, 2004, the Company's future abandonment obligation was estimated to be $100,390, including $86,199 in costs capitalized to oil and gas properties subject to depletion and $14,191 in cumulative accretion expense. The Company incurred $5,980 in accretion expense for the nine months ended September 30, 2004. Comparatively, the Company had a total future abandonment obligation outstanding as of December 31, 2003, of $68,698 including $60,168 in costs capitalized to oil and gas properties and $8,530 in cumulative accretion expense. The Company incurred $3,512 in accretion expense for the nine months ended September 30, 2003.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." SFAS 145, which is effective for fiscal years beginning after May 15, 2002, provides guidance for income statement classification of gains and losses on extinguishment of debt and accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS 146 nullifies the guidance of the Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 also establishes that fair value is the objective for the initial measurement of the liability. The provisions of SFAS 146 are required for exit or disposal activities that are initiated after December 31, 2002. The adoption of this statement did not impact the Company's financial position, results of operations, or cash flows.

        In January 2003, the FASB issued Interpretation 46 "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" ("FIN 46") (revised December 2003). FIN 46 will significantly change whether certain variable interest entities ("VIEs") are consolidated with their sponsors, transferors, or investors. FIN 46 introduces a new variable interest consolidation model, which determines control (and consolidation) based on potential variability in gains and losses of the entity being evaluated for consolidation. These provisions apply immediately to variable interests in VIEs created after January 15, 2003 and are effective for periods ending after December 15, 2003 for VIEs in which the Company holds a variable interest that it acquired prior to February 1, 2003. The Company does not believe it has any ownership interests in applicable VIEs and, therefore, application of the Interpretation will not have any material impact on the Company's financial statements.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 requires that contracts with comparable characteristics be accounted for similarly. In addition, SFAS 149 also clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and clarifies when a derivative contains a financing component. This statement became effective for contracts entered into or modified after June 30, 2003. The adoption of this statement did not have any material impact on the Company's financial position, results of operations, or cash flows.

        In May 2003, the FASB issued SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement sets standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. This statement was effective for financial instruments entered into after May 31, 2003. The adoption of SFAS 150 had no effect on the Company's financial statements.

        In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which requires that all business combinations after June 30, 2001 be accounted for using the purchase method of accounting and intangible assets be reported separately from goodwill. The FASB also issued SFAS No. 142, "Goodwill and Intangible Assets," which established that goodwill and other indefinite lived intangible assets should be reviewed annually for impairment and not amortized ratably over a given time period. An issue has arisen regarding the application of SFAS 141 and SFAS 142 to the upstream oil and gas industry, among other extractive industries, whether acquisition costs relating to underlying oil and gas reserves should be reclassified as "intangible costs" other than capitalized oil and gas property costs. In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus that mineral rights are tangible assets. The FASB, ratifying the EITF's consensus, issued FASB Staff Position 141-1 and 142-1in April 2004, amending SFAS No. 141 and SFAS No. 142 to define mineral rights as tangible assets. In September 2004, the FASB staff issued an additional FASB Staff Position affirming that oil and gas mineral rights held under lease and other contractual arrangements representing the right to extract reserves for both undeveloped and developed leaseholds need not be classified separately from oil and gas properties. Therefore, the Company will continue to include amounts related to undeveloped and developed leaseholds in oil and gas properties on its consolidated financial statements.

        In March 2004, an exposure draft was issued by the FASB that would amend SFAS No. 123 "Accounting for Stock Based Compensation" and SFAS No. 95 "Statement of Cash Flows." This exposure draft is effective for interim or annual periods beginning after June 15, 2005 and was issued to provide more complete and higher quality information for investors on employee stock compensation matters than the current accounting rules offer. As part of this proposal, share-based payments to employees, including stock options, would be treated the same as other forms of compensation by recognizing the related expense in the income statement. The expense of the share-based payment would generally be measured at fair value on the date of grant. The current accounting guidance allows that the expense related to employee stock options be only disclosed in the footnotes to the financial statements. The Company is currently evaluating the potential impact of the exposure draft in the event the amendment should be adopted.

NOTE 2—MARKETABLE SECURITIES

        The Company's investments in marketable securities are classified as "available-for-sale" in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." As a result, these investments are carried at fair market value as of the relevant balance sheet dates. Unrealized gains and losses are excluded from net income and reported in a separate component of stockholder's equity as cumulative other comprehensive income (loss).

        The carrying amount and estimated market value of the investments as of September 30, 2004, December 31, 2003 and December 31, 2002 are as follows:

	As of September 30, 2004
	Cost	Fair Value
Chaparral Resources, Inc., 543,850 Shares	$543,850	$679,812
PYR Energy, Inc., 173,625 Shares	327,723	199,669
Vangold Resources, Inc., 54,000 Shares	17,153	12,332

Total	$888,726	$891,813

	As of December 31, 2003
	Cost	Fair Value
Chaparral Resources, Inc., 543,850 Shares	$1,189,326	$549,288
PYR Energy, Inc., 173,625 Shares	327,723	168,416
Vangold Resources, Inc., 100,000 Shares	31,765	57,160

Total	$1,548,814	$774,864

	As of December 31, 2002
	Cost	Fair Value
Chaparral Resources, Inc., 543,850 Shares	$1,189,326	$543,850
PYR Energy, Inc.173,625 Shares	327,723	53,823

Total	$1,517,049	$597,673

        The Company recognizes any unrealized gain or loss on its marketable securities when the securities are sold or when the Company determines that a permanent impairment has occurred. As of March 31, 2004, the Company reclassified its unrealized loss in Chaparral Resources, Inc. ("Chaparral") as "other than temporary" and recognized an impairment of $645,476, reducing the Company's book basis in the securities to $543,850. The Company is evaluating its options to dispose of its investment in Chaparral in order to utilize the proceeds for the acquisition, exploration and development of oil and gas properties.

        After considering the write-down of the Chaparral common stock, the Company has classified the remaining unrealized gains and losses in its marketable securities as temporary in nature. The Company recorded unrealized losses as a component of other comprehensive income (loss) of $2,007, net of deferred taxes of $1,080, for the period ended September 30, 2004. The Company recorded an unrealized loss as a component of other comprehensive income (loss) of $503,068, net of deferred tax of $270,882, as of December 31, 2003 and an unrealized loss of $597,594, net of deferred taxes of $321,782 for the period ended December 31, 2002.

        The Company is also subject to certain trading restrictions for both Chaparral and PYR due to SEC regulations regarding stock traded by affiliates of public companies, which may limit or prohibit the Company's ability to dispose of either investment in the future. The Company's President and Chief Executive Officer, Bryce Rhodes, currently serves as an independent director on PYR's Board of Directors, which classifies Mr. Rhodes as an insider of the company. Furthermore, Whittier Ventures, LLC, an affiliate of the Company, owns approximately 10% of the outstanding common stock of Chaparral.

NOTE 3—INVESTMENTS IN PARTNERSHIPS

        The original cost basis, cumulative distributions and book value of the Company's partnership investments as of September 30, 2004, December 31, 2003, and December 31, 2002, were as follows:

	Investment Cost Basis	Cumulative Distributions	September 30, 2004 Net Book Value
KAB Acquisition L.P.—II, 8.0% Limited Partnership Interest	$150,000	$(245,716)	$—
KAB Acquisition L.P.—III, 6.4286% Limited Partnership Interest	150,000	(168,690)	—
KAB Acquisition L.L.L.P.—IV, 7.2% Limited Partnership Interest	150,000	(201,702)	—
KAB Acquisition L.L.L.P.—V, 7.5% Limited Partnership Interest	150,000	(128,481)	21,519
KAB Acquisition L.L.L.P.—VI, 2.1825% Limited Partnership Interest	150,000	(46,277)	103,723
Avalanche Royalty Partners LLC, 8.925% Membership Interest	341,000	(407,946)	—
Rincon Energy Partners, LLC, 10% Membership Interest	130,282	—	130,282

Total	$1,221,282	$(1,198,812)	$255,524

	Investment Cost Basis	Cumulative Distributions	December 31, 2003 Net Book Value
KAB Acquisition L.P.—II, 8.0% Limited Partnership Interest	$150,000	$(198,781)	$—
KAB Acquisition L.P.—III, 6.4286% Limited Partnership Interest	150,000	(150,258)	—
KAB Acquisition L.L.L.P.—IV, 7.2% Limited Partnership Interest	150,000	(165,735)	—
KAB Acquisition L.L.L.P.—V, 7.5% Limited Partnership Interest	150,000	(108,860)	41,140
KAB Acquisition L.L.L.P.—VI, 2.1825% Limited Partnership Interest	150,000	(20,085)	129,915
Avalanche Royalty Partners LLC, 8.925% Membership Interest	341,000	(338,027)	2,973
Rincon Energy Partners, LLC, 10% Membership Interest	66,000	—	66,000

Total	$1,157,000	$(981,746)	$240,028

	Investment Cost Basis	Cumulative Distributions	December 31, 2002 Net Book Value
KAB Acquisition L.P.—II, 8.0% Limited Partnership Interest	$150,000	$(195,205)	$—
KAB Acquisition L.P.—III, 6.4286% Limited Partnership Interest	150,000	(126,552)	23,448
KAB Acquisition L.L.L.P.—IV, 7.2% Limited Partnership Interest	150,000	(116,624)	33,376
KAB Acquisition L.L.L.P.—V, 7.5% Limited Partnership Interest	150,000	(70,498)	79,502
KAB Acquisition L.L.L.P.—VI, 2.1825% Limited Partnership Interest	75,000	(2,169)	72,831
Avalanche Royalty Partners LLC, 8.925% Membership Interest	341,000	(253,670)	87,330
Odin Spirit Partnership, Ltd., 3.7406% Class B Limited	504,108	—	504,108
Odin Neptune Partnership 1997, Ltd., 1.3107% Class B Limited	234,813	—	234,813

Total	$1,754,921	$(764,718)	$1,035,408

        The Company records its book value in partnership investments at the lower of cost or fair market value, less cumulative cash distributions from each investment. Cash distributions in excess of basis are recorded as partnership income and any impairment of partnership investment is recorded as a charge to income. The Company periodically reviews its partnership investments for impairment by comparing each investment's book value against its fair value. Management uses its best efforts to estimate fair value in its partnership investments, based on the historical and expected future performance of each investment, as well as consideration of any significant events affecting the underlying assets of each partnership, which may limit the Company's ability to recover its investment. Any resulting impairment is recorded in earnings in the period the Company determines that an impairment exists.

        The Company recognized partnership income of $168,279 for the nine months ended September 30, 2004, compared to partnership income of $7,925 for the nine months ended September 30, 2003. For the year ended December 31, 2003, the Company recognized partnership income of $19,469, compared to partnership income of $4,939 for the year ended December 31, 2002. The Company also recognized a loss from partnership investments of $733,244 for the year ended December 31, 2003, due to the total impairment of the Company's investments in the Odin Spirit and the Odin Neptune drilling partnerships. The general partner of the Odin Neptune partnership disposed of its principal asset, a semi-submersible rig, for nominal value in July 2003 and the partnership was fully liquidated. The Odin Spirit partnership's principal assets, two jack-up drilling rigs, were disposed of to satisfy its third party creditor, which had foreclosed on the rigs in May 2003. Consequently, the Company fully impaired both investments as of the quarter ended June 30, 2003.

NOTE 4—OIL AND GAS PROPERTIES, EQUIPMENT AND FIXTURES

        Oil and gas properties, equipment and fixtures consist of the following as of September 30, 2004, December 31, 2003, and December 31, 2002, respectively:

		As of December 31,
	As of September 30, 2004	2003	2002
Oil and Gas Properties
Proved oil and gas properties	$22,062,406	$13,455,275	$9,566,289
Unevaluated oil and gas properties	2,196,155	694,802	668,711
Asset retirement obligation	86,199	60,168	—

Total oil and gas assets	24,344,760	14,210,245	10,235,000
Accumulated depreciation, depletion and amortization	(5,423,952)	(3,863,081)	(2,512,827)

Net oil and gas properties	18,920,808	10,347,164	7,722,173
Corporate and Other
Furniture and equipment	86,587	35,680	9,768
Accumulated depreciation	(27,327)	(13,495)	(8,419)

Total corporate assets	59,260	22,185	1,349

Net oil and gas properties, furniture and equipment	$18,980,068	$10,369,349	$7,723,522

        The Company recognized depletion, depreciation and amortization expense of $1,695,524 and $864,752 for the nine months ended September 30, 2004 and September 30, 2003, respectively, and $1,368,484, and $828,159 for the years ended December 31, 2003 and 2002, respectively. The Company's unevaluated oil and gas properties include investments in ongoing exploratory drilling projects, which are reviewed quarterly to determine if there is an impairment of their carrying value or if they should be transferred into proved oil and gas properties. The Company recorded exploration expense of $741,500, $155,712 and $247,205, for the periods ended September 30, 2004, December 31, 2003 and December 31, 2002, respectively.

NOTE 5—INCOME TAXES

		As of December 31,
	As of September 30, 2004	2003	2002
The Provision for Income Taxes (Benefits) Consists of the Following:
Current Income Tax Benefit	$—	$(38,161)	$(245,592)
Deferred Income Taxes (Benefit)	—	(81,539)	509,860

Total Income Tax Provision (Benefit)	$—	$(119,700)	$264,268

Deferred Tax Assets
Unrealized Losses on Marketable Securities	$98,315	$270,882	$321,781
Unrealized Losses on Price Hedging Contracts	966,491	200,912	151,948
Temporary Difference in Book/Tax Basis of Partnership Investments	224,836	220,740	105,317
Net Operating Loss Carryforwards	286,725	148,021	—
Other	119,057	42,528	82,585

Total Deferred Tax Assets	1,695,424	883,083	661,631
Deferred Tax Liabilities:
Excess Book Basis over Tax Basis for Oil and Gas Properties	(1,731,941)	(1,513,469)	(1,259,707)

Total Deferred Tax Liabilities	(1,731,941)	(1,513,469)	(1,259,707)

Net Deferred Tax Liabilities	$(36,517)	$(630,386)	$(598,076)

        Deferred taxes have been provided for on the differences between the book and tax basis of oil and gas properties, principally generated by the current deductibility of intangible drilling costs allowed for income tax purposes. The Company also provided for deferred taxes on the unrealized gains and losses on marketable securities, unrealized gains and losses on its commodity pricing hedge instruments, and on the temporary differences between the book and tax basis of the Company's investment in partnerships accounted for using the cost method for financial statement purposes.

        Net operating loss carryforwards included in deferred tax assets in the current period all relate to expected tax losses for 2003, a portion of which is expected to be carried back to offset taxable income from 2001, generating a current income tax receivable of $38,161. The Company's remaining operating loss carryforwards generated during 2003 are fully expected to be recovered in future periods and are recorded as a deferred tax asset as of December 31, 2003.

        As a result of the Company's Merger in September 2003, the Company acquired approximately $2.5 million in net operating loss carryforwards from Olympic and Olympic Arizona, expiring between 2017 through 2020. These losses are partially restricted from offsetting the future taxable income of the Company due to §382 ownership change limitations. Therefore, the Company has placed a 67% valuation allowance on operating loss carryforwards generated by Olympic and Olympic Arizona for tax periods prior to the Merger and these amounts are not considered in the Company's deferred tax assets listed above.

        The Company applied a 100% valuation allowance for its loss from impairment of its investment in marketable securities during the period ended September 30, 2004, due to the potential limitations on the Company's ability to utilize the resulting capital losses within the allowable five year carryforward period.

		As of December 31,
	As of September 30, 2004	2003	2002
Effective Tax Rate Reconciliation:
Tax (Benefit) on Book Income Computed at 35%	$85,954	$(119,701)	$264,268
Increases (decreases) in Taxes Resulting From:
Valuation allowance on impairment of marketable securities	225,917	—	—
Reduction in valuation allowance related to net operating loss carryforwards	(311,871)	—	—

Income Tax (Benefit), as adjusted	$—	$(119,701)	$264,268

Effective Tax Rate	—	35.00%	35.00%

NOTE 6—NOTES PAYABLE

        On July 17, 2002, the Company signed a revolving credit agreement with a financial institution to borrow up to $15,000,000, based upon the amount of proved reserves attributable to the Company's oil and gas properties. Interest expense is payable monthly at an interest rate equal to 1/4% over prime, as published by the Wall Street Journal. The credit agreement was amended in April 2004 to extend its maturity date to March 1, 2006.

        The Company had net borrowings under the credit agreement of $7,865,000, $4,505,000 and $3,550,000 as of September 30, 2004, December 31, 2003 and December 31, 2002, respectively. The Company incurred interest expense of $215,724 and $149,377 for the interim periods ended September 30, 2004 and 2003, respectively, and $203,947 and $160,382 for the years ended December 31, 2003 and 2002, respectively, all of which was expensed as incurred.

        The Company utilized the proceeds to acquire producing oil and gas properties and to refinance a $2,500,000 loan, which was borrowed in March 2002 in order to partially finance a producing property acquisition at that time. As of September 30, 2004 and December 31, 2003, the Company utilized a total of $265,000 and $165,000, respectively, of its available borrowing base under the credit facility to provide letters of credit against required state bonds in Louisiana and Texas relating to the Company's operated oil and gas properties. The costs of maintaining the letters of credit, which are not reflected as principal draw downs under the credit facility, are included in interest expense.

        During the nine months ended September 30, 2004, the Company borrowed a total of $4.05 million under the credit agreement to finance its May 2004 acquisition of the Cut Off field ($1.0 million) and its June 2004 acquisition of three South Texas gas properties further described in Note 13 ($3.05 million). The Company also repaid $690,000 in principal for the nine months ended September 30, 2004, in accordance with the terms of the credit agreement.

        The credit agreement is collateralized by substantially all of the Company's assets and the Company is subject to various covenants, representations and warranties as established by the credit agreement. The primary covenants agreed to by the Company include the following:

  •
  The Company will maintain a total Tangible Net Worth of not less than $4,900,000, plus (a) fifty percent (50%) of net income (excluding losses), and (b) one hundred (100%) of any increases in shareholders' equity resulting from the sale or issuance of equity interests.

  •
  The Company will maintain a ratio of quarterly EBITDAX (net income before interest expenses, taxes, depreciation, depletion, amortization, exploration costs, and other non-cash expenses less non-cash income and capitalized expenses) to quarterly interest expense of not less than 3.00.

  •
  The Company will maintain a current ratio, determined quarterly, of Current Assets to Current Liabilities, not inclusive of any current portion of principal outstanding under the credit agreement, of at least one to one.

        The Company was in compliance with these covenants as of September 30, 2004, December 31, 2003 and December 31, 2002, respectively.

        As of September 30, 2004 and December 31, 2003, the Company classified $ 1,650,000 and $560,000, respectively, of the outstanding principal under the credit agreement as a current liability, based on monthly principal payments required as a result of the Company's latest applicable borrowing base review performed by the bank. The bank reviews the Company's borrowing base every six months or in conjunction with a material acquisition. The Company's next borrowing base review is scheduled for March 2005.

        Anticipated future maturities of the credit line, based on principal outstanding as of September 30, 2004, are as follows:

Year	Amount
2004	$300,000
2005	1,800,000
2006	1,800,000
2007	1,800,000
Thereafter	2,165,000

Total	$7,865,000

        In November 2004, the Company borrowed $180,000 under the revolving credit agreement for the purchase of an additional 11% working interest in the Rayne Field.

        As discussed in Note 13, the Company issued to the Sellers of the Properties a Convertible Subordinated Note in the amount of $1,787,330. The Convertible Subordinated Note, including any accrued interest thereon, is convertible at any time during its term at a conversion price of $2.00 per share, is fully subordinated to the Company's existing credit agreement and may be paid off at any time without penalty to the Company. No principal payments are required on the Convertible Subordinated Note during the first two years it is outstanding. In the event the Convertible Subordinated Note is not converted into the Company's common stock during this two year period, the Company will repay the principal outstanding ratably over 48 months until either the Convertible Subordinated Note has been fully repaid or the remaining principal outstanding on the Convertible Subordinated Note is converted into the Company's common stock. The Company granted "piggy back" registration rights for the shares of common stock underlying the Convertible Subordinate Note. The Company incurred $36,744 in interest expense on the convertible subordinated note for the nine months ended September 30, 2004.

NOTE 7—COMMON STOCK AND COMMON STOCK EQUIVALENTS

        In December 2003, the Company's stockholders approved a corporate reorganization of the Company, which included a one-for-ten reverse stock split, the reincorporation of the Company from Wyoming to Nevada, and the change of the Company's legal name from Olympic Resources Ltd. to Whittier Energy Corporation. All common stock and common stock equivalents have been retroactively adjusted to reflect the one-for-ten reverse split, which was consummated as of December 31, 2003.

        As discussed in Note 12, on September 10, 2003, the Company's wholly owned subsidiary, WEC, a Wyoming corporation, merged with and into Whittier Energy, effecting a change in control of the Company. As a result of the "reverse" merger, Whittier Energy became the wholly owned subsidiary of the Company. In exchange for their 100,000 shares of outstanding Whittier Energy common stock, the former Whittier Energy shareholders received 7,939,358 shares of the Company's voting common stock and 100,000 shares of the Company's Series A Preferred Stock, which was automatically convertible into 600,000 shares of the Company's common stock on the availability of enough additional authorized but unissued shares necessary to effect the conversion. The Series A Preferred Stock automatically converted into the Company's common stock upon completion of the reverse split on December 31, 2003. Whittier Energy's former shareholders owned approximately 85% of the Company's 10,046,296 shares of common stock outstanding as of December 31, 2003.

        As a condition to the Merger, the Company terminated its existing employment agreement with Mr. Pollock, the former President and CEO, and a current director, of the Company, and entered into a new consulting agreement with him for an initial term of six months from the closing date of the Merger. The terms of the new consulting agreement provide for Mr. Pollock to receive $10,217 Canadian dollars per month during the initial term and a warrant to purchase 45,000 shares of the Company's common stock at an exercise price of $2.00 per share (the "Warrant"). The consulting agreement also provides for Mr. Pollock to receive $5,108 Canadian dollars per month for 24 months following the initial term, as well as $90,000 in accrued compensation to be used to pay the aggregate exercise price of the Warrant on the one year anniversary date of the Merger. The costs of the Warrant and the $180,000 severance portion of Mr. Pollock's consulting agreement were recorded as part of Whittier Energy's purchase price of Olympic. The Company estimated the fair value of the Warrant on the date of grant to be $32,445, based on the following weighted average assumptions: risk free interest rate of 1.20%, dividend yield of 0%, volatility factors of the expected market price of the Company's common stock of 1.24, and a weighted average life expectancy of the Warrant of one year. In September 2004, a warrant to purchase 45,000 shares of the Company's common stock at an exercise price of $2.00 per share was fully exercised.

        Although the Company was considered the legal acquirer in the transaction, Whittier Energy acquired the Company for accounting purposes and the Company has conformed to Whittier Energy's accounting methods, including use of a calendar year-end and the successful efforts method of accounting for its oil and gas properties. Whittier Energy had 100,000 shares of common stock outstanding at the time of the Merger and has never issued any form of common stock equivalents. Olympic, however, had a total of 187,500 stock options and 290,000 common stock warrants outstanding at the time of the Merger, including the Warrant issued as part of the Merger, all of which were fully vested and exercisable. The details of the Company's options and warrants acquired as part of the merger are below.

        Prior to the Merger, the Company (i.e. Olympic) had repriced 88,000 options to reflect an exercise price of $1.93 per share, subjecting the options to variable accounting treatment for the recognition of compensation expense. The Company's stock price as of December 31, 2003 and September 30, 2004 was below the exercise price of the options and no additional compensation expense was recognized during the respective periods.

        In October 2003, 125,000 warrants to purchase the Company's common stock at an exercise price of $4.00 per share expired unexercised.

        In December 2003, the Company's Board of Directors approved a Long Term Incentive Plan (the "Plan"), which sets aside a total of 1.56 million shares of the Company's common stock for issuance to the Company's officers, directors, employees, and consultants. During the nine months ended September 30, 2004, the Company granted a total of 788,500 options to purchase the Company's common stock at an average exercise price of $1.74 per share to certain employees and directors of the

Company, of which 15,000 were cancelled in May 2004. The options vest ratably over a three year period from the date of grant and have a term of 5 years. The Plan was ratified by the Company's stockholders at the Company's annual meeting held in July 2004.

        In January 2004, the Company issued 22,293 shares of its common stock to CK Cooper & Company, an investment banking firm, as payment of approximately $40,127 in outstanding investment banking fees related to the merger of Olympic and Whittier Energy. Alex Montano, a former director of the Company, is also a managing director of CK Cooper.

        In March 2004, 35,000 options to acquire the Company's common stock at an exercise price of $1.93 per share expired unexercised. In July 2004, options to acquire 14,500 shares of the Company's common stock at an exercise price of $1.93 per share expired unexercised.

        In June 2004, warrants to purchase 120,000 shares of the Company's common stock at an exercise price of $2.70 per share expired unexercised.

        In June 2004, the Company closed a private placement with accredited investors for 1.38 million shares of the Company's common stock priced at $1.75 per share and three-year warrants to purchase an additional 1.38 million shares of common stock at an exercise price of $2.50 per share. The private offering was fully subscribed and resulted in total proceeds to the Company of $2,415,000. The Company also issued 29,813 shares of common stock and a related warrant to purchase an additional 29,813 shares of common stock at an exercise price of $2.50 per share to a registered broker/dealer as payment for services rendered as a placement agent in connection with the private placement. The Company used a significant portion of the net proceeds from the private placement to finance, in part, its June 2004 acquisition of various operated working interests in three gas fields in South Texas. See Note 13.

        The Company has filed a registration statement on Form SB-2 with the U.S. Securities and Exchange Commission to register a portion of (i) the common stock and (ii) common stock underlying the warrants, issued in the private offering, as well as the common stock underlying the warrant and Convertible Subordinated Note issued to the Sellers in connection with the Company's acquisition of the South Texas Properties. Pursuant to the terms of the private offering, if the registration statement is not declared effective on or before December 31, 2004, the Company will be obligated to issue an additional 345,000 shares of common stock and an additional 345,000 related common stock warrants to the participants in the offering.

        As discussed in Note 13, in June 2004, the Company issued to the sellers of certain gas properties a three-year warrant to purchase 300,000 shares of the Company's common stock at an exercise price of $2.50 per share. The fair market value of the warrant on the date of grant was estimated to be $135,000 using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rate of 3.26%, dividend yield of 0%, volatility factors of the expected market price of the Company's common stock of .71, and a weighted average life expectancy of the options of 1.5 years.

        A summary of the Company's stock option activity and related information for the periods ended is as follows:

	Shares Underlying Options	Weighted Average Exercise Price
Options Outstanding as of December 31, 2001	—	—
Options Issued	—	—
Options Exercised	—	—
Options Cancelled	—	—

Options Outstanding as of December 31, 2002	—	—
Options Acquired in Merger	187,500	$1.95
Options Issued	—	—
Options Exercised	—	—
Options Cancelled	—	—

Options Outstanding as of December 31, 2003	187,500	$1.95
Options Issued	788,500	$1.74
Options Exercised	—	—
Options Cancelled	(64,500)	$1.92

Options Outstanding as of September 30, 2004	911,500	$1.78
Price range $1.50 - 1.85
Price range $1.75	773,500	$1.74
Price range $1.93 ($2.50 Canadian) (Average life of 6 months)	78,000	$1.97
Price range $2.00 (Average life of 1.0 year)	60,000	$2.00
Exercisable options
December 31, 2002	—	—
December 31, 2003	187,500	$1.95
September 30, 2004	78,000	$1.97

        The weighted average fair value of all options acquired by the Company as a result of the Merger was $1.04 per share as of September 10, 2003.

        The following table summarizes all common stock warrants:

	Number of Stock Warrants	Exercise Price Range
Outstanding, December 31, 2001	—	—
Issued	—	—
Expired	—	—

Outstanding, December 31, 2002	—	—
Acquired in Merger	245,000	$2.70 - 4.63
Issued	45,000	$2.00
Expired	(125,000)	$4.63

Outstanding, December 31, 2003	165,000	$2.00 - 2.70
Issued	1,709,813	$2.50
Expired	(120,000)	$2.70
Exercised	(45,000)	$2.00

Outstanding, September 30, 2004	1,709,813	$2.50

        The following table summarizes the price ranges of all common stock warrants outstanding as of September 30, 2004, all of which were fully vested and exercisable:

Number of Warrants	Exercise Price	Expiration Date
1,709,813	$2.50	6/17/07 - 6/30/07

1,709,813	$2.50

NOTE 8—RELATED PARTY TRANSACTIONS

        The Company's Chief Operating Officer, Mr. Daniel Silverman, received a 4.63% net profits interest ("NPI") in the Company's investment in the Beaver Dam Creek Field upon completion of the transaction in 2002. The NPI entitled Mr. Silverman to 4.63% of the Company's net operational cash flow from the field (i.e. revenues less operating costs and capital investment) after deducting related principal and interest payments under the Company's credit facility described in Note 6. The Company did not make any distributions to Mr. Silverman for the NPI in 2003 and paid Mr. Silverman a total of $16,408 in net profits in 2002. In March 2004, the Company acquired the NPI from Mr. Silverman for $70,000.

NOTE 9—COMMODITY PRICE RISKS AND CONCENTRATIONS OF CREDIT RISK

        The Company's activities include the selling of oil and gas. Such commodities are subject to significant price volatility. Consequently, the Company's revenues will fluctuate based on the current prices of oil and gas.

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable.

        The Company places its excess cash investments with high quality financial institutions. The Company's receivables relate to customers in the oil and gas industry, and as such, the Company is directly affected by the economy of the industry. The credit risk associated with the receivables is minimized by the customer base and monitoring of the customer credit worthiness. The Company has not experienced any losses from its receivables or cash investments and does not believe it has any significant concentration of credit risk.

NOTE 10—FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

        The Company held various derivative instruments, including crude oil and natural gas option agreements known as "swaps" and "collars" during the periods ended September 30, 2004, December 31, 2003 and December 31, 2002, respectively. Swaps are designed to fix the price of anticipated sales of future production, while collars are designed to establish floor and ceiling prices on anticipated sales of future production. The Company entered into the contracts at the time it acquired certain operated oil and gas property interests as a means to reduce the future price volatility on its sales of oil and gas production, as well as to achieve a more predictable cash flow from its oil and gas properties. The Company has designated its price hedging instruments as cash flow hedges in accordance with SFAS 133.

        Further details relating to the Company's hedging activities are as follows:

        Hedging Contracts Held as of September 30, 2004:

		Nymex Contract Price
Contract Period and Type	Total Volume	Floor	Ceiling/Swap Price
Crude Oil Contracts (barrels)
Swap Contracts:
October 2004 - December 2004	3,750	N/A	$22.15
October 2004 - December 2004	3,000	N/A	$31.05
October 2004 - December 2004	6,000	N/A	$38.38
January 2005 - December 2005	36,000	N/A	$34.75
Collar Contracts:
October 2004 - December 2004	8,750	$18.00	$22.00
October 2004 - December 2004	6,000	$24.00	$29.25
January 2005 - April 2005	15,000	$19.75	$22.75
January 2005 - December 2005	12,000	$26.00	$29.20
April 2005 - December 2005	9,000	$26.00	$28.95
January 2005 - December 2005	18,000	$31.00	$36.95
January 2006 - December 2006	96,000	$30.00	$34.25
Natural Gas Contracts (mmbtu)
Swap Contracts
January 2005 - December 2005	120,000	N/A	$6.02
Collar Contracts:
October 2004 - December 2004	6,000	$4.07	$8.00
October 2004 - December 2004	15,000	$4.00	$6.70
January 2005 - December 2005	120,000	$4.00	$7.20
October 2004 - December 2004	90,000	$6.30	$7.50
January 2005 - March 2005	72,000	$6.20	$8.40
April 2005 - September 2005	144,000	$5.75	$6.05
October 2005 - December 2005	72,000	$5.75	$6.75
January 2006 - December 2006	120,000	$5.00	$6.45

        Hedging Contracts Held as of December 31, 2003:

		Nymex Contract Price
Contract Period and Type	Total Volume	Floor	Ceiling/Swap Price
Crude Oil Contracts (barrels)
Swap Contracts:
January 2004 - December 2004	15,000	N/A	$22.15
Collar Contracts:
January 2004 - September 2004	9,000	$24.50	$29.55
January 2004 - December 2004	35,000	$18.00	$22.00
January 2004 - December 2004	24,000	$24.00	$29.25
January 2005 - April 2005	15,000	$19.75	$22.75
Natural Gas Contracts (mmbtu)
Collar Contracts:
January 2004 - March 2004	39,900	$4.00	$8.75

        Hedging Contracts Held as of December 31, 2002:

		Nymex Contract Price
Contract Period and Type	Total Volume	Floor	Ceiling/Swap Price
Crude Oil Contracts (barrels)
Swap Contracts:
January 2003 - December 2003	20,000	N/A	$23.30
January 2003 - December 2003	24,000	N/A	$24.70
January 2003 - December 2003	18,000	N/A	$25.35
January 2004 - December 2004	15,000	N/A	$22.15
Collar Contracts:
January 2003 - December 2003	12,000	$21.70	$27.00
January 2003 - March 2003	10,000	$21.35	$29.00
April 2003 - December 2003	30,000	$21.35	$24.60
January 2004 - December 2004	35,000	$18.00	$22.00
January 2005 - April 2005	15,000	$19.75	$22.75

NOTE 11—RETIREMENT PLANS

        Prior to the Merger, Mr. Rhodes, the Company's President and Chief Executive Officer, participated in various retirement and savings plans of the M. H. Whittier Corporation, an affiliate of the Company. The Company paid the applicable costs into the various plans relating to Mr. Rhodes and recorded such costs in the Company's results from operations. As less than 2% of the participants in the M.H. Whittier Corporation's plans were employed by the Company, no additional information on the various plans are presented herein. The costs to the Company are not considered material to the Company's overall financial results.

NOTE 12—MERGER OF WEC ACQUISITION, INC. AND WHITTIER ENERGY COMPANY

        On September 10, 2003, the Company's wholly owned subsidiary, WEC, a Wyoming corporation, merged with and into Whittier Energy, effecting a change in control of the Company. As a result of the "reverse" merger, Whittier Energy became the wholly owned subsidiary of the Company. In exchange for their 100,000 shares of outstanding Whittier Energy common stock, the former Whittier Energy shareholders received 7,939,358 shares of the Company's voting common stock and 100,000 shares of the Company's Series A Preferred Stock, which was automatically convertible into 600,000 shares of the

Company's common stock upon the availability of enough additional authorized but unissued shares necessary to effect the conversion. Whittier Energy's former shareholders owned approximately 85%, assuming conversion of the Series A Preferred Stock, upon completion of the Merger. The Series A Preferred Stock automatically converted into the Company's common stock upon completion of the Company's one-for-ten reverse split on December 31, 2003 (See Note 7).

        As of the date of the Merger, Whittier Energy and Olympic were both engaged in the exploration and production of oil and gas properties in the United States. The Merger was consummated because both entities believe the combined company will be better positioned to access capital markets and to acquire and develop oil and gas properties in the future, both of which are necessary for the long-term growth of the Company and enhancement of shareholder value.

        Although the Company is considered the legal acquirer in the transaction, Whittier Energy acquired the Company for accounting purposes and the Company has conformed to Whittier Energy's accounting methods, including use of a calendar year-end and the successful efforts method of accounting for its oil and gas properties. The purchase price of the transaction was determined using the net asset value method. The aggregate purchase price, as adjusted, was $1,272,499, including cash of $765,367. The Company does not consider that the amount to be reimbursed, if any, will be material to the Company.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition, as adjusted:

As of Sept. 10, 2003
Current Assets:
Cash	$765,367
Accounts Receivable	237,341
Marketable Securities	71,720
Oil and Gas Properties at 9/1/03,
Net of deferred taxes	865,526

Total Assets Acquired	1,939,954

Current Liabilities:
Accounts Payable	(667,455)

Net Assets Acquired	$1,272,499

NOTE 13—ACQUISITION OF SOUTH TEXAS GAS PROPERTIES

        In June 2004, the Company acquired various operated working interests in three gas fields in South Texas for approximately $7.5 million (the "Properties") from various third party owners (the "Sellers"). The Properties were used by the Sellers for the exploration, development and production of oil and gas, which is the intended continued use for the acquired assets by the Company.

        The Company acquired an average 78% working interest in the Properties' seven existing wells and an average 61% working interest in any future undeveloped locations. Specifically, the Properties consist of working interests in the Tom Lyne Field in Live Oak County, Texas, the Scott & Hopper Field in Brooks County, Texas, and the North Rincon Field in Starr County, Texas.

        The consideration paid for the Properties consisted of i) the payment of approximately $5.7 million in cash; ii) the issuance of a six year, approximate $1.8 million subordinated note bearing an interest rate of 7% and convertible into the Company's common stock at a conversion price of $2.00 per share; iii) a commitment to drill four wells over a 24-month period and pay certain drilling costs on behalf of the Sellers' retained working interests in those wells (the "Drilling Commitment"); iv) certain future price sharing arrangements through June 30, 2008 in the event actual prices per Mcf received by the Company exceed agreed upon pricing levels (the "Upside Price Sharing Agreement"); and v) the issuance of a three year warrant to purchase 300,000 shares of the Company's common stock at an exercise price of $2.50 per share.

        The $5.7 million cash portion of the purchase price was funded through $3.05 million in additional borrowings under the Company's existing credit agreement (see Note 6), cash proceeds from the sale by the Company of equity in a private offering (see Note 7), and available working capital including the Company's net revenues from the Properties from the March 1, 2004 effective date of the transaction. The approximate $1.8 million Convertible Subordinated Note is more fully described in Note 6.

        Under the terms of the Drilling Commitment, the Company must drill a total of four wells, including two wells in the Scott & Hopper Field and two wells in the North Rincon Field, or reassign a portion of the undeveloped acreage in the Scott & Hopper and North Rincon fields to the Sellers. The Company must begin drilling the first two wells on or before March 2005 and June 2005, respectively, in order for the Company to retain its undeveloped acreage rights in each field. The Company must begin drilling the next two wells on or before December 2005 and June 2006, respectively, or the Company will reassign 50% of its undeveloped acreage rights in each field. The Company has also agreed to carry the Sellers' drilling costs for the four wells up to "casing election point" (i.e. the decision point on whether to complete the well or abandon it as a dry hole). The estimated capital costs to drill these wells, net to the Company's interest and including the Sellers' carried interests, is approximately $3.1 million, which we expect to fund using future cash flows from operations. In the event the Company does not drill the required wells, the Company's interests in existing wells on the Properties would be unaffected, as well as the Company's undeveloped acreage in the Tom Lyne Field, which is not subject to the Drilling Commitment. The Company is in the process of sourcing a suitable rig for the initial Scott & Hopper well under the Drilling Commitment, which must be spudded on or before March 17, 2005.

        The Company has also entered into a four-year gas price sharing agreement from July 1, 2004 through June 30, 2008. Under the terms of the Upside Price Sharing Agreement, the Sellers will receive 50% of the excess, if any, of the Company's net revenues for prices per Mcf received on production from the Properties in excess of an agreed target price during the sharing period. The Company has hedged a significant portion of the gas production from the Properties in a manner consistent with the Company's hedging arrangements on production from its existing properties. The net revenues per Mcf received would be calculated as net revenues less hedge settlements, transportation and marketing costs, divided by net volumes produced. Any resulting payments due to the Sellers under the Upside Price Sharing Agreement at the end of each 12 month period would be netted for any applicable production taxes, as well. The target prices are $6.25, $6.50, $6.75, and $7.00 for the fiscal years ended June 30, 2005, 2006, 2007, and 2008, respectively.

        Audited field level operating results for the Properties for the two years ended December 31, 2002 and 2003, respectively, and the unaudited interim three months ended March 31, 2004 are as follows (in thousands):

	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Year Ended December 31, 2002
Oil and gas sales	$811	$2,363	$694
Production taxes	(60)	(174)	(51)
Lease operating expenses	(75)	(239)	(129)

Field operating income before DD&A	$676	$1,950	$514

SUPPLEMENTAL INFORMATION—DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES—UNAUDITED

        The following supplemental information regarding the oil and gas activities of the Company is presented pursuant to the disclosure requirements promulgated by the SEC and SFAS No. 69, "Disclosures About Oil and Gas Producing Activities."

        The following estimates of reserve quantities and related standardized measure of discounted net cash flows are estimates only, and are not intended to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than producing oil and gas properties. Additionally, the price of oil has been very volatile and downward changes in prices can significantly affect quantities that are economically recoverable. Accordingly, these estimates are expected to change as future information becomes available and these changes may be significant.

        Proved reserves are estimated reserves of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment and operating methods.

        The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.

Proved Oil and Gas Reserve Quantities
(All within the United States)

	Oil Reserves (Bbls.)	Gas Reserves (Mcf.)
Proved developed and undeveloped reserves:
Balance December 31, 2001	145,915	937,610
Revision of previous estimates	94,720	285,608
Purchases of minerals in place	1,560,055	386,722
Extensions and discoveries	9,400	111,764
Sales of minerals in place	(112,073)	(155,008)
Production	(129,613)	(160,508)

Balance December 31, 2002	1,568,404	1,406,188
Revision of previous estimates	(53,194)	433,502
Purchases of minerals in place	92,280	1,353,940
Extensions, discoveries and other additions	21,790	241,680
Sales of minerals in place	—	—
Production	(166,510)	(446,760)

Balance December 31, 2003	1,462,770	2,988,550

Proved Developed Reserves:
Balance December 31, 2001	145,915	937,610

Balance December 31, 2002	1,559,029	1,397,800

Balance December 31, 2003	1,462,770	2,676,060

Capitalized Costs Relating to Oil and Gas Producing Activities (All within the United States)

	Year Ended December 31,
	2003	2002
Proved oil and gas properties	$13,515	$9,566
Unproved oil and gas properties	695	669

Accumulated depreciation and depletion	(3,863)	(2,513)

Net capitalized cost	$10,347	$7,722

Cost Incurred in Oil and Gas Property Acquisition, Exploration, and Development Activities
(All within the United States)

	Year Ended December 31,
	2003	2002
Acquisition costs	$2,638	$5,695
Exploration and appraisal costs	348	423
Development costs	1,348	450

	$4,334	$6,568

Results of operations for producing activities (All within the United States)

	Year Ended December 31,
	2003	2002
Oil and gas revenues	$6,154	$3,641
Lease operating expenses	(2,117)	(1,632)
Production taxes	(642)	(366)
Depreciation, depletion, and amortization	(1,368)	(828)
Accretion of Future Abandonment Obligation	(9)	—

Net results of operations before income taxes	2,018	815
Provision for income taxes	(706)	(285)

Results of operations	$1,312	$530

Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proven Oil and Gas Reserves (All within the United States)

	Year Ended December 31,
	2003	2002
Future cash inflows	$64,380	$51,965
Future development costs	(254)	(147)
Future production costs	(30,284)	(22,332)
Future income tax expenses	(11,845)	(10,320)

Future net cash flows	21,997	19,166
10% annual discount for estimated timing of cash flows	(8,184)	(7,932)

Standardized measure of discounted net cash flows	$13,813	$11,234

Principal sources of change in the standardized measure of discounted future net cash flows

	Year Ended December 31,
	2003	2002
Beginning balance	$11,234	$1,160
Oil and gas sales	(3,395)	(1,643)
Purchases of minerals in place	5,758	14,634
Sales of minerals in place	—	(1,680)
Extensions and discoveries	1,407	415
Net changes in prices, production cost and future development cost	215	2,335
Net changes due to revisions of previous quantity estimates	(19)	1,395
Development cost incurred	(1,348)	(450)
Accretion of discount	1,728	178
Net change in income taxes	(1,389)	(5,423)
Other	(378)	313

Ending balance	$13,813	$11,234

FINANCIAL STATEMENTS OF ASSETS ACQUIRED
WITH
INDEPENDENT AUDITOR'S REPORT

FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
AND THE INTERIM PERIODS ENDED MARCH 31, 2004 AND 2003

FOR

WHITTIER ENERGY CORPORATION

 WHITTIER ENERGY CORPORATION

FINANCIAL STATEMENTS OF ASSETS ACQUIRED

 INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of
Whittier Energy Corporation
Houston, Texas

        We have audited the accompanying statements of revenues and direct operating expenses of the South Texas properties of Texas Independent Exploration Limited, GulfCoast Acquisitions Limited, and Frederick W. Zimmerman (collectively, the "Sellers"), as described in Note 1, for the two years ended December 31, 2002 and 2003. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        The accompanying statements of revenues and direct operating expenses reflect the revenues and direct operating expenses attributable to the Sellers' Texas properties, as described in Note 2, and are not intended to be a complete presentation of the revenues and expenses of the Sellers' South Texas properties.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Sellers' South Texas properties, as described in Note 1, for the two years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Burt H. Armstrong
Brown Armstrong Paulden
McCown Starbuck & Keeter
Accountancy Corporation

Bakersfield, California
August 13, 2004

 Whittier Energy Corporation
Acquired South Texas Gas Properties
Statements of Revenues and Direct Operating Expenses
Interim Periods Ended March 31, 2004 and 2003 and
Years Ended December 31, 2003 and 2002
(in Thousands)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003	Year Ended December 31, 2003	Year Ended December 31, 2002
	(Unaudited)	(Unaudited)
Revenues
Oil and gas sales	$811	$565	$2,363	$694
Direct operating expenses
Production taxes	60	41	174	51
Lease operating expenses	75	52	239	129

Excess of revenue over direct operating expenses	$676	$472	$1,950	$514

See accompanying notes

 Whittier Energy Corporation

Notes to Statements of Revenues and Direct Operating Expenses

Note 1—The Properties

        The accompanying statements represent the revenues and direct operating expenses attributable to the net working and revenue interests in three South Texas gas properties acquired by Whittier Energy Corporation ("Whittier" or the "Company") on June 17, 2004 (the "Properties"), from various third party owners, including Texas Independent Exploration Limited, a Texas Limited partnership, GulfCoast Acquisitions Limited, a Texas Limited partnership, and Frederick W. Zimmerman doing business as Island Resources (collectively, the "Sellers"). Whittier acquired the properties for approximately $7.5 million with an effective date of March 1, 2004. The Properties were used by the Sellers for the exploration, development and production of oil and gas, which is the intended continued use for the acquired assets by the Company. The acquired properties and their related operations are included in Whittier's consolidated financial statements from the date of closing.

        The Company acquired an average 78% working interest in the Properties' seven existing wells and an average 61% working interest in any future undeveloped locations. Specifically, the Properties consist of working interests in the Tom Lyne Field in Live Oak County, Texas, the Scott & Hopper Field in Brooks County, Texas, and the North Rincon Field in Starr County, Texas.

        The consideration paid for the Properties consisted of i) the payment of approximately $5.7 million in cash; ii) the issuance of a six-year, approximate $1.8 million subordinated note bearing an interest rate of 7% and convertible into the Company's common stock at a conversion price of $2.00 per share (the "Convertible Subordinated Note"); iii) a commitment to drill four wells over a 24-month period and pay certain drilling costs on behalf of the Sellers' retained working interests in those wells (the "Drilling Commitment"); iv) certain future price sharing arrangements through June 30, 2008 in the event actual prices per Mcf received by the Company exceed agreed upon pricing levels (the "Upside Price Sharing Agreement"); and v) the issuance of a three-year warrant to purchase 300,000 shares of the Company's common stock at an exercise price of $2.50 per share.

        The $5.7 million cash portion of the purchase price was funded through $3.05 million in additional borrowings under the Company's existing credit agreement with Compass Bank, cash proceeds from the sale by the Company of equity in a private offering, and available working capital including the Company's net revenues from the Properties from the March 1, 2004 effective date of the transaction.

        Under the terms of the Drilling Commitment, the Company must drill a total of four wells, including two wells in the Scott & Hopper Field and two wells in the North Rincon Field, or reassign a portion of the undeveloped acreage in the Scott & Hopper and North Rincon fields to the Sellers. The Company must begin drilling the first two wells on or before March 2005 and June 2005, respectively, in order for the Company to retain its undeveloped acreage rights in each field. The Company must begin drilling the next two wells on or before December 2005 and June 2006, respectively, or the Company will reassign 50% of its undeveloped acreage rights in each field. The Company has also agreed to carry the Sellers' drilling costs for the four wells up to "casing election point" (i.e. the decision point on whether to complete the well or abandon it as a dry hole). The estimated capital costs to drill these wells, net to the Company's interest and including the Sellers' carried interests, is approximately $3.1 million, which the Company intends to fund using future cash flows from operations. In the event the Company does not drill the required wells, the Company's interests in existing wells on the Properties as well as the Company's undeveloped acreage in the Tom Lyne Field, which is not subject to the Drilling Commitment, would be unaffected.

        The Company has also entered into a four-year gas price sharing agreement with the Sellers from July 1, 2004 through June 30, 2008. Under the terms of the Upside Price Sharing Agreement, the

Sellers will receive 50% of the excess, if any, of the Company's net revenues for prices per Mcf received on production from the Properties in excess of certain agreed target prices during the sharing period. The Company has hedged a significant portion of the gas production from the Properties in a manner consistent with the Company's hedging arrangements on production from its existing properties. The net revenues per Mcf received would be calculated as net revenues less hedge settlements, transportation and marketing costs, divided by net volumes produced. Any resulting payments due to the Sellers under the Upside Price Sharing Agreement at the end of each 12 month period would be netted for any applicable production taxes, as well. The target prices are $6.25, $6.50, $6.75, and $7.00 for the fiscal years ended June 30, 2005, 2006, 2007, and 2008, respectively.

Note 2—Basis of Presentation

        The historical financial statements reflecting the financial position, results of operations and cash flows required by accounting principles generally accepted in the United States of America are not presented, since such information is neither readily available on an individual property basis nor meaningful for the properties acquired because the entire acquisition cost is being assigned to oil and gas properties. Accordingly the statements of revenues and direct operating expenses are presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission ("SEC") Regulation S-X.

        The accompanying statements of revenues and direct operating expenses represent Whittier's net working and revenue interests in the Properties acquired and are presented on the successful efforts basis of accounting. Depreciation, depletion and amortization; allocated general and administrative expenses; interest expense and income; and income taxes have been excluded because the property interests acquired represent only a portion of a business, and the expenses incurred are not necessarily indicative of the expenses to be incurred by Whittier.

        The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires use of estimates and assumptions regarding certain types of revenues and expenses. Such estimates primarily relate to the unsettled transactions and events as of the date of the financial statements. Actual results may differ from such estimates.

Note 3—Supplemental Disclosures of Oil and Gas Producing Activities—Unaudited

        Proved oil and gas reserve estimates for the Properties have been estimated by Whittier's independent reservoir engineers, H.J. Gruy and Associates, Inc., as of June 1, 2004, in accordance with guidelines established by the SEC. Accordingly, the following reserve estimates are based upon economic and operating conditions existing as of June 1, 2004. Estimates of proved reserve quantities and standardized measure of discounted net cash flows are estimates only, and are not intended to reflect realizable values or fair market values of the Company's reserves.

        The estimate of total proved reserves as of June 1, 2004, is as follows:

As of June 1, 2004
Total Proved Reserves:
Oil (Bbls)	32,130
Gas (Mcf)	2,643,000

Total barrel of oil equivalent (Boe)	472,630

Total Proved Developed Reserves:
Oil (Bbls)	20,450
Gas (Mcf)	1,541,000

Total barrel of oil equivalent (Boe)	277,283

        Standardized Measure—The following tables present the Properties' standardized measure of discounted future net cash flows as of June 1, 2004. The standardized measure is computed by applying prices of oil and gas as of June 1, 2004 to the Properties' estimated future production of proved oil and gas reserves, less estimated future expenditures to be incurred in developing and producing the proved reserves, less estimated future income tax expenses. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.

As of June 1, 2004
Future cash inflows	$17,867,970
Future development costs	(2,261,410)
Future production costs	(4,377,520)
Future income tax expenses	(3,930,164)

Future net cash flows	7,298,876
10% annual discount for estimated timing of cash flows	(2,307,437)

Standardized measure of discounted net cash flows	$4,991,439

 Whittier Energy Corporation

Unaudited Pro Forma Consolidated Statements of Operations

For the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004

Basis of Presentation

        The accompanying unaudited pro forma statements of operations for the year ended December 31, 2003 and the three months ended March 31, 2004 present the operating results of the Company as if the purchase of the Properties had occurred at the beginning of each respective period. The pro forma results are based on the Company's historical consolidated statement of operations for each period and the applicable statement of revenues and direct operating expenses for the acquired Properties. The unaudited pro forma consolidated statement of operations may not be indicative of the results that actually would have occurred if the acquisition had been effective during the prior periods presented or of any future results. The pro forma financial statements should be reviewed in conjunction with the Company's historical financial statements for the respective periods and the Properties' applicable statement of revenues and direct operating expenses.

Pro Forma Adjustments

        The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 and the quarter ended March 31, 2004 reflect the following adjustments:

  a)
  To record the additional depreciation, depletion and amortization expense as a result of the acquired Properties;

  b)
  To record the additional accretion of discount on the future abandonment obligation associated with the Properties;

  c)
  To record the interest expense relating to the $1.8 million convertible note issued to the Sellers as part of the consideration paid by the Company for the Properties; and

  d)
  To record the tax effect of the incremental net income from the Properties for each respective period presented.

 Whittier Energy Corporation

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2003

	Whittier Historical	Acquired Properties	Adjustments		Pro Forma
Oil and gas revenues	$6,154	$2,363	—		8,517
Cost and expenses
Lease operating expenses	2,117	239	—		2,356
Production taxes	642	174	—		816
Depreciation, depletion, and amortization	1,368	—	801	a	2,169
Exploration expenses	156	—	—		156
General & administrative expenses	1,316	—	2	b	1,318

Total costs and expenses	5,599	413	803		6,815
Income from operations	555	1,950	(803)		1,702
Other income/(expense)	46	—	—		46
Interest expense	(204)	—	(125	) c	(329)
Impairment of partnership investments	(733)	—	—		(733)

Income/(loss) before income taxes and cumulative effect of change in accounting principle	(336)	1,950	(928)		686
Provision for income tax benefit/(provision)	120	—	(358	) d	(238)

Income/(loss) before cumulative effect of change in accounting principle	(216)	1,950	(1,286)		448
Cumulative effect of change in accounting principle	(6)	—	—		(6)

Net income/(loss)	$(222)	$1,950	$(1,286)		$442

Basic and dilutive earnings per share:
Income/(loss) per share before cumulative effect of change in accounting principle	$(0.02)				$0.04
Cumulative effect of change in accounting principle	(0.00)				(0.00)

Net income/(loss) per share	$(0.02)				$0.04

Weighted average number of shares outstanding	10,046,296				10,046,296

 Whittier Energy Corporation

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended March 31, 2004

	Whittier Historical	Acquired Properties	Adjustments		Pro Forma
Oil and gas	$1,903	$811	—		2,714
Cost and expenses
Lease operating expenses	475	75	—		550
Production taxes	160	60	—		220
Depreciation, depletion, and amortization	519	—	284	a	803
General & administrative expenses	408	—	1	b	409

Total costs and expenses	1,562	135	285		1,982
Income from operations	341	676	(285)		732
Other income	278	—	—		278
Interest expense	(51)	—	(31	) c	(82)
Impairment of marketable securities	(645)	—	—		(645)

Income/(loss) before income taxes and cumulative effect of change in accounting principle	(77)	676	(316)		283
Provision for income tax benefit/(provision)	(199)	—	(126	) d	(325)

Income/(loss) before cumulative effect of change in accounting principle	(276)	676	(442)		(42)
Cumulative effect of change in accounting principle	—	—	—		—

Net income/(loss)	$(276)	$676	$(442)		$(42)

Basic and dilutive earnings per share:
Loss per share before cumulative effect of change in accounting principle	$(0.03)				$(0.00)
Cumulative effect of change in accounting principle	—				—

Net loss per share	$(0.03)				$(0.00)

Weighted average number of shares outstanding	10,065,404				10,065,404

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors.

        Article 8 of our articles of incorporation limits the liability of our officers and directors. It provides that no director or officer will be liable to Whittier or its shareholders for damages for breach of fiduciary duty as a director or officer, excepting only (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes ("NRS"). In the event that Nevada law is amended to authorize the further elimination or limitation of liability of directors or officers, then Article 8 will be deemed amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law.

        In addition, Article 8 of our articles of incorporation and Section 8.1 of our bylaws require Whittier to the maximum extent permitted by law, indemnify each officer and director against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person has served as an officer, agent or director of Whittier, and may so indemnify any person who has served as an officer or director of Whittier.

        Section 78.138(7) of the Nevada Revised Statutes (the "NRS") provides, with limited exceptions, that:

  a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

          (a)   His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

          (b)   His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

        Section 78.7502 of the NRS permits us to indemnify our directors and officers as follows:

        1.     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

          (a)   Is not liable pursuant to NRS 78.138; or

          (b)   Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        2.     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

          (a)   Is not liable pursuant to NRS 78.138; or

          (b)   Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

        Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        3.     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

        In addition, Section 78.751 of the NRS permits us to indemnify our directors and officers as follows:

        1.     Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a)   By the stockholders;

          (b)   By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

          (c)   If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d)   If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

        2.     The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

        3.     The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

          (a)   Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b)   Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

        Whittier maintains director and officer liability insurance providing insurance protection for specified liabilities under specified terms. We have adopted provisions in our bylaws and in our articles of incorporation that provide for indemnification of our officers and directors to the maximum extent permitted under Nevada law.

Item 25. Other Expenses of Issuance and Distribution.

        The estimated expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table:

SEC registration fees	$1,120
Printing and engraving expenses	90,000
Legal and accounting fees and expenses	50,000
Blue sky fees and expenses	2,500
Transfer agent and registrar fees and expenses	2,500
Miscellaneous	5,000

Total	$151,120

        We are registering up to 4,320,470 shares of our common stock on behalf of the selling stockholders pursuant to registration obligations contained in certain arm's-length agreements between Whittier and the selling stockholders. Pursuant to the terms of those agreements, we are obligated to pay all registration, qualification and filing fees, printing expenses, escrow fees and blue sky fees, fees and disbursements of our counsel and of our independent certified public accountants, in each case incident to or required by the registration, and any other fees and expenses of the registration of the securities being registered hereby. Such agreements also require the selling stockholders to pay all selling expenses, including transfer taxes and commissions, discount fees and other expenses paid to underwriters or broker-dealers in connection with the sale of securities by the selling stockholders.

Item 26. Recent Sales of Unregistered Securities.

        The following sets forth unregistered sales of securities by us during the proceeding three years:

        On September 10, 2004, we issued 45,000 shares of common stock to Daryl Pollock, a director and former CEO of the Company, upon the automatic exercise of his warrant to purchase 45,000 shares of the our common stock at an exercise price of $2.00 per share. The warrant was originally issued to Mr. Pollock as part of the merger of Whittier Energy and the Company in September 2003 and, pursuant to its terms, automatically converted into the Company's common stock on the one year anniversary date of the merger. According to the terms and conditions of the warrant, $90,000 in deferred compensation owing to Mr. Pollock was used exercise the warrant in full, and no proceeds were received by the Company. The Company issued the warrant in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The certificate issued to Mr. Pollock bears an appropriate restrictive legend under the Securities Act of 1933, as amended.

        During June 2004, we sold an aggregate of 92 units, each consisting of (i) 15,000 shares of Whittier's common stock and (ii) a warrant to purchase 15,000 shares of common stock, for total gross proceeds of $2,415,000 in cash. As a result, we issued a total of 1,380,000 shares of common stock and warrants for the purchase of an additional 1,380,000 shares of common stock at $2.50 per share. The warrants may be exercised at any time prior to the end of business on June 30, 2007. The units were sold only to accredited investors, including certain officers, directors or stockholders of Whittier. Global Resource Investments, a registered broker/dealer, acted as placement agent for a portion of the private offering, consisting of 397,500 shares of common stock and warrants to purchase an additional 397,500 shares of common stock. As payment for these services, Whittier issued 29,813 shares of common stock and a related warrant to purchase an additional 29,813 shares of common stock at an exercise price of $2.50 per share to Global Resource Investments. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act as sales not involving a public offering, and from various similar state exemptions.

        In January 2004, we issued 22,293 shares of common stock to CK Cooper & Company, Inc., an investment banking firm, as payment for $40,127 in fees owing to CK Cooper for advisory services provided in connection with the September 2003 merger of WEC Acquisition, Inc., a Nevada corporation and wholly owned subsidiary of Whittier, into WEC. The issuance of the common shares was exempt from registration under Section 4(2) of the Securities Act as sales not involving a public offering, and from various similar state exemptions.

        We issued 600,000 shares of common stock on December 31, 2003 when all 100,000 outstanding shares of Whittier's Series A Preferred Stock automatically converted into shares of common stock. Each share of Series A Preferred Stock was converted into six shares of common stock and issued to the former shareholders of WEC, who received shares of Series A Convertible Preferred Stock pursuant to the terms of the merger between WEC Acquisition and WEC on September 10, 2003. The issuance of the common shares was exempt from registration under Section 4(2) of the Securities Act as sales not involving a public offering, and from various similar state exemptions.

        On September 10, 2003, WEC Acquisition, Inc. completed its merger with WEC pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated July 8, 2003 and as subsequently amended on August 29 and September 9, 2003, by and between WEC Acquisition, Inc. and WEC. As a result of the merger, WEC Acquisition, Inc. merged with and into WEC with WEC surviving the merger to become the wholly owned subsidiary of Whittier. In exchange for their WEC common stock, the WEC shareholders received shares of our common stock and Series A Preferred Stock. Upon consummation of the merger, each of WEC's 100,000 outstanding common shares was exchanged for 79.393142 shares of Whittier's common stock and one share of Series A Preferred Stock. Each share of Series A Preferred Stock was automatically convertible into six shares of common stock upon the availability of 600,000 additional authorized and unissued shares of common stock necessary to effect the conversion of all of the outstanding Series A Preferred Stock. In lieu of a fractional share of Whittier common stock, each WEC shareholder received one whole share of the common stock of Whittier. The issuance of the common stock and Series A Stock was exempt from registration under Section 4(2) of the Securities Act as sales not involving a public offering, and from various similar state exemptions.

        On June 17, 2002, we sold in aggregate 120,000 units to Messrs. Daryl Pollock, Canaccord Capital Corp. in trust for Daryl Pollock, 556369 B.C. Ltd. (beneficially owned by Daryl Pollock), Wendy Pollock, Jonway Investment Corp., Patrick Forseille, Bev Funston, S & P Admin Services (beneficially owned by Daryl Pollock and Rahoul Sharan), Peter Jensen & Peggy Jensen, Malcolm Bell, R. Clifford

Wyatt, Andrew McConnell, Robert MacKay, Harvey Smith and Dr. Rupert Perrin at a purchase price of $1.60 per unit for total gross proceeds in cash of $192,414. Each unit consisted of one common share and one two-year non-transferable share purchase warrant. Each share purchase warrant entitled the holder thereof to purchase an additional common share at a price of $2.20 until June 17, 2004, when each warrant expired according to its terms. The proceeds from this private placement were used for working capital purposes. With respect to the U.S. investors, we relied on the exemption provided by Section 4(2) of the Securities Act to issue these common shares as the transaction did not involve any public offering. With respect to the Canadian residents, we relied on the exemption provided by Regulation S of the Securities Act to issue these common shares as this was an offshore transaction to a non-U.S. resident which was negotiated outside of the United States and consummated outside of the United States.

        We issued 10,000 common shares to The Thermo Company on October 11, 2002 at a deemed price of $1.90 per share pursuant to a shares for debt agreement, dated August 22, 2002, whereby we were indebted to The Thermo Company in the amount of $19,000 for prior services rendered by The Thermo Company to us. The 10,000 shares that we issued to The Thermo Company are restricted stock. We relied on the exemption provided by Section 4(2) of the Securities Act to issue these common shares as the transaction did not involve any public offering.

        On December 10, 2002, we issued 7,500 common shares to Princeton Research Inc. at a deemed price of $2.60 per share pursuant to a shares-for-debt agreement, dated August 22, 2002, whereby we were indebted to Princeton Research Inc. in the amount of $19,500 for prior services rendered by Princeton Research Inc. to us. The 7,500 shares that we issued to Princeton Research Inc. are restricted stock. We relied on the exemption provided by Section 4(2) of the Securities Act to issue these common shares as the transaction did not involve any public offering.

        On September 29, 2001, we sold in aggregate 125,000 units to Messrs. Daryl Pollock, 556369 B.C. Ltd. (beneficially owned by Daryl Pollock), Wendy Pollock, Jonway Investment Corp. (beneficially owned by John Pierce), Patrick Forseille, Peter Jensen, Wealthbuilders Investment Club, Barry Jackson, Nathan Blumberg, Roy Gould, and Bruce McLeod at a purchase price of $2.60 per unit for total gross proceeds in cash of $325,000. Each unit consists of one common share and one two-year non-transferable share purchase warrant. Each share purchase warrant entitled the holder thereof to purchase additional common shares at a price of $3.80 until September 29, 2003, when the warrants expired according to their terms. The proceeds from this private placement were used for working capital purposes. With respect to the U.S. investors, we relied on the exemption provided by Section 4(2) of the Securities Act to issue these common shares as the transaction did not involve any public offering. With respect to the Canadian residents, we relied on the exemption provided by Regulation S of the Securities Act to issue these common shares as this was an offshore transaction to a non U.S. resident which was negotiated outside of the United States and consummated outside of the United States.

Item 27. Exhibits

Number	Exhibit
2.1	Agreement, dated July 8, 2003, among Whittier, WEC Acquisition, Inc. and Whittier Energy Company, incorporated by reference to Exhibit 2.1 of Olympic Resources Ltd.'s Quarterly Report, as amended, on Form 10-QSB/A for the quarterly period ended May 31, 2003
2.2
First Amendment to the Agreement dated August 28, 2003, among Whittier, WEC Acquisition, Inc. and Whittier Energy Company, incorporated by reference to Exhibit 2.2 of Whittier's Form 8-K dated September 25, 2003
2.3
Second Amendment to the Agreement dated September 9, 2003, among Whittier, WEC Acquisition, Inc. and Whittier Energy Company, incorporated by reference to Exhibit 2.3 of Whittier's Form 8-K dated September 25, 2003
2.4
Agreement and Plan of Merger, dated July 8, 2003, between WEC Acquisition, Inc. and Whittier Energy Company, incorporated by reference to Exhibit 2.2 of Olympic Resources Ltd.'s Quarterly Report, as amended, on Form 10-QSB/A for the quarterly period ended May 31, 2003
2.5
First Amendment to the Agreement and Plan of Merger, dated August 29, 2003, between WEC Acquisition, Inc. and Whittier Energy Company, incorporated by reference to Exhibit 2.5 of Whittier's Form 8-K dated September 25, 2003
2.6
Second Amendment to the Agreement and Plan of Merger, dated September 9, 2003, between WEC Acquisition, Inc. and Whittier Energy Company, incorporated by reference to Exhibit 2.6 of Whittier's Form 8-K dated September 25, 2003
2.7
Plan and Agreement of Merger, dated December 17, 2003, between Olympic Resources Ltd. and Whittier Energy Corporation, incorporated by reference to Exhibit 2.7 of Whittier's Form 10-KSB for the year ended December 31, 2003
3.1	Articles of Incorporation, dated November 13, 2003, for Whittier Energy Corporation, incorporated by reference to Exhibit 3.1 of Whittier's Form 8-K dated January 2, 2004
3.2	Corporate Bylaws, dated November 13, 2003, for Whittier Energy Corporation, incorporated by reference to Exhibit 3.2 of Whittier's Form 8-K dated January 2, 2004
4.1
Registration Rights Agreement, dated September 9, 2003, by and among Whittier Energy Company on behalf of its shareholders and Olympic Resources Ltd. on behalf of certain holders of Whittier's warrants, options, or both, incorporated by reference to Exhibit 4.1 of Whittier's Form 8-K dated September 25, 2003
4.2	Warrant Agreement between Olympic Resources Ltd. and Daryl Pollock, dated September 9, 2003, incorporated by reference to Exhibit 4.2 of Whittier's Form 8-K dated September 25, 2003
4.3
Credit Agreement by and among Whittier Energy Company, Whittier Operating, Inc. and Compass Bank dated July 17, 2002, incorporated by reference to Exhibit 4.3 of Whittier's Form 10-KSB for the year ended December 31, 2003
4.4
First Amendment to Credit Agreement, dated July 17, 2002, by and among Whittier Energy Company, Whittier Operating, Inc. and Compass Bank dated March 10, 2003, incorporated by reference to Exhibit 4.4 of Whittier's Form 10-KSB for the year ended December 31, 2003

4.5
Second Amendment to Credit Agreement, dated July 17, 2002, by and among Whittier Energy Company, Whittier Operating, Inc. and Compass Bank dated September 9, 2003, incorporated by reference to Exhibit 4.5 of Whittier's Form 10-KSB for the year ended December 31, 2003
4.6
Unlimited Guarantee by Olympic Resources Ltd. for the benefit of Compass Bank dated September 26, 2003, incorporated by reference to Exhibit 4.6 of Whittier's Form 10-KSB for the year ended December 31, 2003
4.7	Stock Pledge Agreement between Olympic Resources Ltd. and Compass Bank dated September 26, 2003, incorporated by reference to Exhibit 4.7 of Whittier's Form 10-KSB for the year ended December 31, 2003
4.8
Stock Pledge Agreement between Whittier Energy Company and Compass Bank dated September 26, 2003, incorporated by reference to Exhibit 4.8 of Whittier's Form 10-KSB for the year ended December 31, 2003
4.9*	Third Amendment to Credit Agreement, dated July 17, 2002, by and among Whittier Energy Company, Whittier Operating, Inc. and Compass Bank dated April 15, 2004
4.10*	Fourth Amendment to Credit Agreement, dated July 17, 2002, by and among Whittier Energy Company, Whittier Operating, Inc. and Compass Bank dated May 12, 2004
4.11*	Fifth Amendment to Credit Agreement, dated July 17, 2002, by and among Whittier Energy Company, Whittier Operating, Inc. and Compass Bank dated June 22, 2004
5.1	Opinion of Thompson & Knight LLP
10.1
Purchase and Sale Agreement between Cabot Oil & Gas Corporation and Whittier Energy Company dated March 28, 2002, incorporated by reference to Exhibit 10.1 of Whittier's Form 10-KSB for the year ended December 31, 2003
10.2
Purchase and Sale Agreement by and between SUE-ANN Operating, L.C. and Whittier Energy Company dated June 20, 2002, incorporated by reference to Exhibit 10.2 of Whittier's Form 10-KSB for the year ended December 31, 2003
10.3	Consulting Agreement between Olympic Resources Ltd. and Daryl Pollock dated September 9, 2003, incorporated by reference to Exhibit 10.3 of Whittier's Form 10-KSB for the year ended December 31, 2003
10.4	Stock Option Plan dated effective August 21, 2002, incorporated by reference to Olympic Resources Ltd.'s Form 10-KSB for the year ended Feburary 28, 2003
10.5
Offer to Sell Agreement by and between Texas Independent Exploration Limited, GulfCoast Acquisitions Limited, Frederick W. Zimmerman, Frederick W. Zimmerman d/b/a Island Resources, and Whittier Energy Company, dated June 15, 2004, incorporated by reference to Exhibit 10.1 of Whittier's Form 8-K filed on July 2, 2004
10.6
Upside Sharing Payment Agreement by and between Texas Independent Exploration Limited, GulfCoast Acquisitions Limited, Frederick W. Zimmerman, Frederick W. Zimmerman d/b/a Island Resources, and Whittier Energy Company, dated June 16 2004, incorporated by reference to Exhibit 10.2 of Whittier's Form 8-K filed on July 2, 2004

10.7
Drilling Commitment included as Exhibit C to the Offer to Sell Agreement by and between Texas Independent Exploration Limited, GulfCoast Acquisitions Limited, Frederick W. Zimmerman, Frederick W. Zimmerman d/b/a Island Resources, and Whittier Energy Company, dated June 15, 2004, incorporated by reference to Exhibit 10.3 of Whittier's Form 8-K filed on July 2, 2004
10.8
Convertible Subordinated Note by and between Texas Independent Exploration Limited, GulfCoast Acquisitions Limited, Frederick W. Zimmerman, Frederick W. Zimmerman d/b/a Island Resources, Whittier Energy Company, and Whittier Energy Corporation dated June 16 2004, incorporated by reference to Exhibit 10.4 of Whittier's Form 8-K filed on July 2, 2004
10.9*	Long Term Incentive Plan dated effective December 16, 2003 and approved by Whittier's stockholders on July 20, 2004
16.1
Notification letter dated November 24, 2003 from J.H. Cohn LLP to the Securities and Exchange Commission regarding change of certifying accountant for Olympic Resources Ltd., incorporated by reference to Exhibit 16 of Whittier's Form 8-K/A dated November 24, 2003
16.2
Notification letter dated May 6, 2003 from Davidson & Company Chartered Accountants to the Securities and Exchange Commission regarding change of certifying accountant for Olympic Resources Ltd., incorporated by reference to Exhibit 16 of Whittier's Form 10-KSB for the year ended Feburary 28, 2003
21	Subsidiaries of Whittier Energy Corporation, incorporated by reference to Exhibit 21 of Whittier's Form 10-KSB for the year ended December 31, 2003
23.1	Consent of Brown Armstrong Paulden McCown Starbuck & Keeter Accountancy Corporation
23.2	Consent of H.J. Gruy and Associates, Inc.
23.3	Consent of Thompson & Knight LLP (included in Exhibit 5.1)

        *      Previously filed with Form SB-2 on September 16, 2004.

Item 28. Undertakings.

        (a)   Whittier hereby undertakes:

          1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any additional or changed material information on the plan of distribution.

          2.     That, for the purpose of determining liability under the Securities Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          3.     To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Whittier's directors, officers and controlling persons under the foregoing provisions, or otherwise, Whittier has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Whittier of expenses incurred or paid by a director, officer or controlling person of Whittier in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Whittier will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   Whittier hereby undertakes that:

          1.     For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Whittier pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

          2.     For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in any such amendment, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, Whittier certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereon duly authorized on November 22, 2004.

WHITTIER ENERGY CORPORATION

By:	/s/ BRYCE W. RHODES Bryce W. Rhodes President and Chief Executive Officer

By:	/s/ MICHAEL B. YOUNG Michael B. Young Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Bryce W. Rhodes and Michael B. Young as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing under Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Date	Signature / Title

November 22, 2004	By:	/s/ BRYCE W. RHODES Bryce W.Rhodes President, Chief Executive Officer and Director
November 22, 2004	By:	/s/ MICHAEL B. YOUNG Michael B. Young Chief Financial Officer, Treasurer and Assistant Secretary

November 22, 2004	By:	/s/ JAMES A. JEFFS James A. Jeffs Director and Chairman of the Board
November 22, 2004	By:	/s/ DAVID A. DAHL David A. Dahl Director
November 22, 2004	By:	/s/ ARLO G. SORENSEN Arlo G. Sorensen Director
November 22, 2004	By:	/s/ CHARLES O. BUCKNER Charles O. Buckner Director
November 22, 2004	By:	/s/ DARYL POLLOCK Daryl Pollock Director